Exhibit 3.3

CURALEAF HOLDINGS, INC.

ANNUAL INFORMATION FORM

Year ended December 31, 2025

February 26, 2026

TABLE OF CONTENTS

EXPLANATORY NOTES	A-1

CORPORATE STRUCTURE	A-3

BUSINESS OF THE COMPANY	A-11

GENERAL DEVELOPMENT OF THE BUSINESS	A-17

UNITED STATES REGULATORY OVERVIEW	A-19

RISK FACTORS	A-23

DIVIDENDS	A-56

DESCRIPTION OF THE CAPITAL STRUCTURE	A-56

MARKET FOR SECURITIES AND TRADING PRICE AND VOLUME	A-59

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER	A-60

DIRECTORS AND OFFICERS OF THE COMPANY	A-61

LEGAL PROCEEDINGS AND REGULATORY ACTIONS	A-65

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	A-66

INDEPENDENT AUDITOR, TRANSFER AGENT AND REGISTRAR	A-66

MATERIAL CONTRACTS	A-67

INTEREST OF EXPERTS	A-67

AUDIT COMMITTEE	A-68

ADDITIONAL INFORMATION	A-69

GLOSSARY OF TERMS	A-70

APPENDIX A MANDATE OF THE AUDIT COMMITTEE OF CURALEAF HOLDINGS, INC.	A-74

EXPLANATORY NOTES

Introductory Information

Unless otherwise noted or the context otherwise requires, all information provided in this Annual Information Form (the “Annual Information Form”) is given as at December 31, 2025, and references to the “Company”, “Curaleaf”, “Group”, “we”, “us” or “our” refer to Curaleaf Holdings, Inc., its wholly-owned subsidiaries and majority-owned subsidiaries as well as legal entities in which it, directly or indirectly, holds a controlling financial interest. This Annual Information Form should be read in conjunction with the information contained in the Company’s audited financial statements and related notes for the years ended December 31, 2025 and 2024 (the “Consolidated Financial Statements”) along with the Company’s management discussion and analysis of financial condition and results of operations for the years ended December 31, 2025 and 2024 (the “Annual MD&A”).

Certain capitalized terms and phrases used in this Annual Information Form are defined in the “Glossary of Terms” beginning on page 62.

Forward-Looking Statements

This Annual Information Form contains “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities laws and securities laws of the U.S. (together, “forward-looking statements”). Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on the Company’s current beliefs, expectations or assumptions regarding the future of its business, future plans and strategies, operational results and other future conditions. In addition, the Company may make or approve certain statements, in future filings with applicable Canadian regulatory authorities and/or the SEC, in press releases or in presentations by its representatives that are not statements of historical fact and which may also constitute forward-looking statements. All statements, other than statements of historical fact, made by the Company that address activities, events or developments that it expects or anticipates will or may occur in the future are forward-looking statements, including, but not limited to, statements preceded by, “followed by” or that include words such as “may”, “will”, “would”, “could”, “should”, “believes”, “estimates”, “projects”, “potential”, “expects”, “plans”, “intends”, “anticipates”, “targeted”, “continues”, “forecasts”, “designed”, “goal” or the negative of those words or other similar or comparable words and includes, among others, information regarding: expectations of the effects and potential benefits of any transactions; statements relating to the Company’s business, future activities and developments after the date of this Annual Information Form, including such things as future business strategy, competitive strengths, goals, expansion and growth; expectations that cannabis licenses applied for will be obtained; potential future legalization of adult use and/or medical cannabis under U.S. federal law and/or foreign jurisdictions; expectations of market size and growth; expectations for other economic, business, regulatory and/or competitive factors related to the Company or the cannabis industry; the ability for U.S. holders of its securities to sell them on the Toronto Stock Exchange (the “TSX”); and other events or conditions that may occur in the future. Forward-looking statements may relate to future financial conditions, results of operations, plans, objectives, performance or business developments. These statements speak only as of and at the date they are made and are based on information currently available and current expectations at that time.

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Holders of the Company’s securities are cautioned that forward-looking statements are not based on historical facts, but instead are based on reasonable assumptions and the Company’s estimates at the time they were provided or made and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results, performance or achievements, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, but not limited to, risks and uncertainties relating to: the legality of cannabis in the U.S., including its classification as a controlled substance under the U.S. Federal Controlled Substances Act; compliance with anti-money laundering laws and regulations; the lack of access to U.S. bankruptcy protections; financing constraints, including limited access to banking and risks associated with raising additional capital; general regulatory and legal restrictions, including limitations imposed by the TSX; potential legal, regulatory or political changes; licensing and ownership limitations; regulatory actions and approvals from the U.S. Food and Drug Administration (“FDA”), including the risk of increased FDA oversight; potential heightened scrutiny by regulators; loss of foreign private issuer status; internal control deficiencies; litigation exposure; higher compliance costs as a public company in both Canada and the U.S.; recent and proposed U.S. cannabis and hemp licensing legislation; environmental risks, including compliance with environmental regulations and unforeseen environmental liabilities; expansion into foreign jurisdictions and the legality of cannabis outside the U.S.; future acquisitions or dispositions; dependence on key suppliers and service providers; enforceability of contracts; risks associated with the Company’s subordinate voting shares (“SVS”), including resale limitations, limited liquidity for U.S. investors, market price volatility as well as significant sales of SVS; reliance on senior management and other key personnel, including challenges in recruiting and retaining such personnel; competitive pressures; risks inherent in agricultural operations; adverse publicity or shifts in consumer perception; product liability and recalls; uncertainty regarding results of future clinical research; reliance on agricultural inputs; limited market data and forecasting uncertainty, including the risk that past performance may not be a reliable indicator of future results and that financial projections may prove materially inaccurate or incorrect; intellectual property risks; marketing and advertising restrictions; fraudulent or illegal activity by employees, consultants or contractors; labor risks, including potential union activity; information technology failures, cyber-attacks or security breaches; reliance on management services agreements with subsidiaries and affiliates; website accessibility and digital compliance requirements; high bonding and insurance costs; risks associated with leverage and debt management; challenges related to growth and scalability; conflicts of interest; global economic pressures, including tariffs, retaliatory measures and trade disputes; currency exchange fluctuations; risks related to the Company’s business structure and securities, including its status as a holding company, lack of dividend history, indebtedness; concentrated voting control; limited shareholder rights in corporate affairs; enforcement challenges against directors and officers residing outside Canada; tax risks and those risks described in this Annual Information Form under the heading “Risk Factors” and as described from time to time in documents filed by the Company with Canadian and U.S. securities regulatory authorities.

The purpose of forward-looking statements is to provide the reader with a description of the Company’s expectations, and such forward-looking statements may not be appropriate for any other purpose. In particular, but without limiting the foregoing, disclosure in this Annual Information Form as well as statements regarding the Company’s objectives, plans and goals, including future operating results and economic performance, may make reference to or involve forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Certain of the forward-looking statements and other information contained herein concerning the cannabis industry, its medical and adult use, the Company’s general expectations concerning the industry and its business and operations are based on the Company’s estimates. The Company prepares these estimates using reasonable data from publicly available governmental sources, market research and industry analysis as well as assumptions that it believes to be reasonable based on its data and knowledge of the cannabis industry. Although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. While the Company is not aware of any misstatements regarding any government or industry data presented herein, the cannabis industry involves risks and uncertainties that are subject to change based on various factors.

A number of factors could cause actual events, performance or results to differ materially from what is projected in the forward-looking statements, and undue reliance should not be placed on forward-looking statements contained in this Annual Information Form. Such forward-looking statements are made as of the date of this Annual Information Form. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. The Company’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Presentation of Financial Information

The Consolidated Financial Statements copies of which are available under the Company’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov/edgar, are prepared in accordance with U.S. GAAP as issued by the Financial Accounting Standards Board. The financial year end of all entities within Curaleaf’s corporate structure is December 31. Financial information presented in this Annual Information Form is presented in U.S. dollars, unless otherwise indicated.

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U.S. GAAP differs in some respects from the International Financial Reporting Standards (“IFRS”) and thus may not be comparable to financial statements of Canadian companies that are prepared in accordance with IFRS. Although the Company has sought to align its accounting treatment and disclosures to align with those required under IFRS and U.S. GAAP so as to minimize the differences, the Consolidated Financial Statements do not include any explanation of the principal differences or any reconciliation between IFRS and U.S. GAAP.

Exchange Rate Data

The following table sets out the high and low rates of exchange for one U.S. dollar expressed in Canadian dollars during each of the periods specified, the average rate of exchange for those periods and the rate of exchange in effect at the end of each of those periods; each based on the rate of exchange published by the Bank of Canada to convert U.S. dollars into Canadian dollars.

	Years Ended December 31,
	2025		2024		2023
Highest rate during the period	C$	1.4603	C$	1.4416	C$	1.3875
Lowest rate during the period	C$	1.3558	C$	1.3316	C$	1.3128
Average rate for the period	C$	1.3978	C$	1.3698	C$	1.3497
Rate at the end of the period	C$	1.3706	C$	1.4389	C$	1.3226

CORPORATE STRUCTURE

Incorporation and Office

The Company is incorporated under the laws of the Province of British Columbia, pursuant to the British Columbia Business Corporations Act and is a vertically integrated multi-State cannabis operator in the U.S.

The Company’s principal business address is 290 Harbor Drive, Stamford, Connecticut, United States of America, 06902. The Company’s registered and records office address is 666 Burrard Street, Suite 1700 Vancouver, British Columbia, Canada, V6C 2X8.

TSX Listing and U.S. Reorganization

Since December 14, 2023, the Company’s SVS are listed and posted for trading on the TSX under the ticker symbol “CURA”. The Company’s SVS are also quoted on the OTCQX under the symbol “CURLF”.

In order to satisfy one of the conditions precedent to the listing of the SVS on the TSX ( the “TSX Listing”), the Company proceeded with the necessary internal reorganization of its U.S. operations (the “Reorganization”) effective as of December 8, 2023. Among other things, Curaleaf, Inc, then a wholly-owned subsidiary of the Company, entered into a subscription agreement (the “Subscription Agreement”) with a third party investor unaffiliated with the Company, Curaleaf, Inc. or the control person of the Company (the “Investor”) pursuant to which Curaleaf, Inc. issued the Investor one share of Class A voting and non-participating common stock (the “Class A Voting Stock”) in consideration for 254,315 of the SVS then-owned by the Investor which had an aggregate market value of $1.1 million (the “Investment”).

Prior to the Investment, the Company held common stock of Curaleaf, Inc., representing 100% of the issued and outstanding shares of Curaleaf, Inc (the “Common Stock”). As such, the Company held or exercised control over all or substantially all of its U.S. cannabis assets through Curaleaf, Inc. and its subsidiaries. Concurrently with the closing of the Investment, and in accordance with the seventh amended and restated certificate of incorporation of Curaleaf, Inc. filed concurrently with the execution of the Subscription Agreement, the Common Stock was automatically exchanged for 999 shares of Class B non-voting and participating common stock (the “Class B Non-Voting Stock”). Following the closing of the Investment, the Investor now holds all of the issued and outstanding Class A Voting Stock and voting rights of Curaleaf, Inc. The Company now holds all of the issued and outstanding Class B Non-Voting Stock, which represent 99.9% of the economic ownership of Curaleaf, Inc., on an as-converted basis. As a result of the Reorganization, considering the Class B Non-Voting Stock does not provide for voting rights, the Company no longer has legal control over Curaleaf, Inc. and only retains an economic interest in the Company's U.S. cannabis operations. The Company continues to have legal and economic control over Curaleaf International Holdings Limited (“Curaleaf International”) and its subsidiaries, through which the Company operates its international operations.

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The Class B Non-Voting Stock is exchangeable by the Company into shares of Class C voting and participating common stock (the “Class C Voting Stock”) of Curaleaf, Inc. at any time. In connection with the TSX Listing, the Company executed an undertaking to the TSX prohibiting it from exchanging the Class B Non-Voting Stock into Class C Voting Stock, for so long as the SVS are listed on the TSX or such exchange is permitted in accordance with the rules and policies of the TSX. As a result of the limited rights associated with the Class B Non-Voting Stock, concurrently with the closing of the Investment, (A) Curaleaf Holdings, Inc. and the Investor, as shareholders of Curaleaf, Inc., entered into a shareholders’ agreement (the “Shareholders Agreement”) to establish, among other things, the rights and obligations arising out of or in connection with the ownership of the Class A Voting Stock and the Class B Non-Voting Stock and (B) Curaleaf Holdings, Inc. and Curaleaf, Inc. entered into, a protection agreement (the “Protection Agreement”) providing for certain negative covenants in order to preserve the value of the Class B Non-Voting Stock held by the Company until such time as the Class B Non-Voting Stock is converted into Class C Voting Stock by the Company, including, among others, prohibitions on Curaleaf, Inc.’s organizational documents amendments; changes to the authorized share capital of Curaleaf, Inc.; changes to the Curaleaf, Inc.’s board of directors; material changes to the business conducted by Curaleaf, Inc. and the making of loans or capital expenditures above certain specified thresholds, the whole except with the prior written consent of Curaleaf or as required by applicable laws. Under the Shareholders’ Agreement, Curaleaf, Inc. holds a call right to repurchase all of the Class A Voting Stock issuable to the Investor at any time, and the Investor has the right to appoint a director to the Curaleaf, Inc.’s board of directors and a put right exercisable following the occurrence of certain stated events or after the five (5) year anniversary of the Shareholders’ Agreement, subject to certain parameters to ensure the maintenance of the TSX Listing.

Concurrently with the Investment, the Company implemented certain amendments to the Company’s articles (the “Articles Amendments”) in order to: (i) create a new class of non-voting and non-participating shares in the capital of the Company exchangeable at the holder’s option into SVS (the “Exchangeable Shares”) and authorize the issuance of an unlimited number of Exchangeable Shares and (ii) restate the rights of the SVS to provide for a conversion feature whereby each SVS may at any time, at the holder’s option, be converted into one (1) Exchangeable Share. The Exchangeable Shares do not carry voting rights, rights to receive dividends or other rights upon dissolution of the Company and are considered “restricted securities” within the meaning of such term under applicable Canadian securities laws. The Articles Amendments aim to provide Company’s shareholders with the option to convert their SVS into Exchangeable Shares, if such shareholders prefer to hold non-voting and non-participating shares as a result of the uncertainty and complexity of cannabis regulations in the U.S.

Following completion of the TSX Listing, the Company is now subject to the TSX Requirements (as defined herein) and accordingly is prohibited from owning or investing, either directly or indirectly, in entities engaging in activities related to the cultivation, distribution or possession of cannabis in the U.S. that could be deemed to violate applicable federal laws relating to cannabis. As a result of the TSX Listing, Curaleaf, Inc. and the Company is subject to certain restrictions on the transfer of cash or cash equivalents, whereby, amongst other things, (i) Curaleaf Holdings, Inc. is prohibited from flowing any cash to Curaleaf, Inc. and any of its operations engages in ongoing business activities that violate U.S. federal law regarding cannabis, and (ii) Curaleaf, Inc. (including its subsidiaries and legal entities in which it has a controlling financial interest) are prohibited from flowing any cash to the Company, whether by way of dividend or otherwise. Such restrictions may restrict the ability of the Company to make and finance acquisitions of its U.S. cannabis related assets or businesses, which in turn, could have a material adverse effect on the Company’s business, financial condition and results of operations. See “Risk Factors – General Regulatory and Legal Risks – Certain Restrictions of the TSX May Constrain the Company’s Ability to Expand its Business in the U.S.”.

CURALEAF HOLDINGS, INC.	A - 4

Although the Company believes it is in compliance with the TSX Requirements, there is a risk that the Company’s interpretation may differ from the TSX and failure to comply with the TSX Requirements could result in the denial of an application for certain approvals, such as to have additional securities listed on the TSX, and could even lead to a delisting of the SVS from the TSX, which could have a material adverse effect on the trading price and liquidity of the SVS and could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s Reorganization, and the entering into of the Shareholders’ Agreement and the Protection Agreement, were aimed at alleviating such concerns and ensuring compliance by the Company with the TSX Requirements following completion of the TSX Listing. Copies of the Subscription Agreement, the Shareholders Agreement and the Protection Agreement have all been filed under the Company’s profile on SEDAR+ (www.sedarplus.ca) and on EDGAR (www.sec.gov/edgar).

Shareholders’ Agreement

The following summarizes the terms of the Shareholders’ Agreement, which summary is qualified in its entirety by reference to the full text of the Shareholders’ Agreement, a copy of which has been filed under Curaleaf's profile on SEDAR+ (www.sedarplus.ca) and on EDGAR (www.sec.gov/edgar).

Director Nominee Rights

Under the Shareholders’ Agreement, the Investor is entitled to nominate one (1) out of four (4) directors on the board of directors of Curaleaf, Inc. (“Curaleaf, Inc. Board”); provided that such director is acceptable to the Company and nominated in accordance with the terms of the Shareholders’ Agreement. The Company is entitled to nominate two (2) out of four (4) directors on the Curaleaf, Inc. Board and a fourth director is nominated unanimously by the Company and the Investor, the whole subject to the terms of the Shareholders’ Agreement.

Additionally, the Company has the right to nominate any and all of the members of the Company’s board of directors who are not otherwise directors of Curaleaf, Inc. as non-voting observers to the Curaleaf, Inc. Board.

Restrictions on Transfers and Encumbrances of Shares

During the term of the Shareholders’ Agreement, the Investor shall not, directly or indirectly, voluntarily or involuntarily, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any of its Class A Voting Shares or any interest (including beneficial interest) in any Class A Voting Shares without the Company’s prior written consent, which consent may be withheld or conditioned in its sole and absolute discretion.

Limitation on Distributions

During the term of the Shareholders’ Agreement, Curaleaf, Inc. shall not make any distribution to its shareholders, whether in cash, property or securities of the Company and whether by dividend, liquidating distribution or otherwise, if such distribution would violate the Protection Agreement, the organizational documents of Curaleaf, Inc. or applicable law.

Conversion

At any time and from time to time, subject to the Company’s undertaking with the TSX, the Company has the right by written election to Curaleaf, Inc. to convert all or any portion of its Class B Non-Voting Stock (including any fraction of a share) into Class C Voting Stock, on a one-for-one basis (a “Conversion”), along with the aggregate accrued or accumulated and unpaid dividends thereon, without the payment of additional consideration. The Conversion shall result in the deemed exercise of the call right and put rights described below.

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Call Right

During the term of the Shareholders’ Agreement, at any time by delivering a call right exercise notice to the Investor and the Company, Curaleaf, Inc. has the right (but not the obligation) to acquire and redeem from the Investor and to require the Investor to sell, assign and transfer to Curaleaf, Inc. all (but not less than all) of the shares of Curaleaf, Inc. held by the Investor, in consideration for the issuance by the Company of a certain number of SVS (the “Roll-Up Shares”), as determined in accordance with and subject to the Shareholders’ Agreement and, in all respects, in compliance with applicable laws and the rules of the TSX or any other stock exchange on which the SVS are then listed for trading.

For purposes of the Shareholders’ Agreement, subject to compliance with the rules of the TSX, the number of Roll-Up Shares issuable to the Investor pursuant to the call right or the put right, as applicable, shall be determined based on the following: the amount of the Investment, plus an amount equal to 10% per annum on the Investment for the period between the date of the Shareholders’ Agreement and the date of issuance of the Roll-Up Shares, the whole divided by weighted average trading price of the SVS on the TSX for the five days prior to the issuance of the Roll-Up Shares. Notwithstanding the foregoing, in no circumstances shall the exercise of the call right or the put right under the Shareholders’ Agreement result in the Investor receiving SVS in excess of 19.99% of the SVS outstanding, immediately after giving effect to the issuance of the SVS issuable thereunder.

Put Right

Subject to the terms and conditions of the Shareholders’ Agreement, upon delivering a put right exercise notice to Curaleaf, Inc. and the Company, from the earliest of: (i) the effective date of a Conversion by the Company; (ii) the announcement by the Company of (x) any change in control of Curaleaf, (y) any transaction that would result in the Investor no longer owning all of the Voting Stock in Curaleaf, Inc., or (z) the securities of the Company becoming subject to a take-over bid or equivalent; (iii) any insolvency, bankruptcy or similar event involving the Company or Curaleaf, Inc. that has not been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; (iv) the issuance of any financial statements by the Company containing a going concern qualification for two (2) consecutive quarters; (v) the date that the Company becomes listed on any nationally recognized stock exchange in the U.S., which listing is not contingent on maintaining the corporate structure of Curaleaf, Inc.; or (vi) the five (5)-year anniversary of the Shareholders’ Agreement, the Investor shall have the right (but not the obligation) to require Curaleaf, Inc. to purchase and redeem from the Investor all (but not less than all) of its shares in Curaleaf, Inc. in consideration for the issuance of Roll-Up Shares by the Company, as determined in accordance with and subject to the Shareholders’ Agreement and, in all respects, in compliance with the applicable laws and the rules of the TSX or any other stock exchange on which the SVS are then listed for trading (a “Put Transaction”).

Compliance Put Right

Without limiting and in addition to any right of the Investor to effect a Put Transaction, upon delivering a compliance put right exercise notice to Curaleaf, Inc. and the Company, in the event the Investor receives a bona fide written order, writ, injunction, directive, judgment or decree of a governmental authority applicable to the Investor (collectively, an “Order”), and such Order prohibits the Investor from holding shares in Curaleaf, Inc. or would otherwise cause the Investor to be in violation of applicable Laws as a result of the Investor holding shares in Curaleaf, Inc., (i) the Investor shall promptly provide the Company with a copy of such Order, and (ii) the Investor shall have the right to require the Company to purchase and redeem from the Investor all (but not less than all) of its shares in Curaleaf, Inc. in consideration for the issuance by Curaleaf Holdings to the Investor of the Roll-Up Shares (a “Compliance Put Transaction”). Solely in the event that the Investor receives an Order that prohibits the Investor from receiving or holding the Roll-Up Shares or would otherwise cause the Investor to be in violation of applicable Law as a result of the Investor holding the Roll-Up Shares, Curaleaf, Inc. shall have the right to pay such value in cash or by issuing the Investor a promissory note, with all principal due at the maturity date of three (3) years from the issuance thereof, with simple interest equal to the prime interest rate then in effect, as reported by the Wall Street Journal, plus five percent (5%).

Upon receipt of a compliance put right exercise notice, the Company and Curaleaf, Inc. shall have the right to delay the closing of the Compliance Put Transaction in order to identify and obtain regulatory approval of a replacement investor, subject to and in compliance with applicable Law. In such event, Curaleaf, Inc. shall use commercially reasonable efforts to identify a replacement investor (the “Replacement Investor”) candidate and to file an application or applications with the applicable governmental authorities (as determined by Curaleaf, Inc.) for regulatory approval of such Replacement Investor candidate within sixty (60) days of the Curaleaf, Inc.’s receipt of the compliance put right exercise notice.

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Notwithstanding anything to the contrary in the Shareholders’ Agreement, in the event that the completion of a Put Transaction or a Compliance Put Transaction would jeopardize the listing of the SVS on the TSX or another nationally recognize exchange in the U.S., Curaleaf, Inc. shall be entitled, in its sole and absolute discretion, to further delay the closing date of such Put Transaction or Compliance Put Transaction until such time as it receives (a) a confirmation by the TSX or such other nationally recognized exchange in the U.S. to the effect that the listing of the SVS on the TSX or such other nationally recognized exchange in the U.S. would not be affected by such Put Transaction or Compliance Put Transaction, and (b) a confirmation by the auditors of Curaleaf, Inc. that it would not affect the consolidation of Curaleaf, Inc. by the Company as a variable interest entity for the purposes of the Company’s consolidated financial statements.

Protection Agreement

The following summarizes the terms of the Protection Agreement, which summary is qualified in its entirety by reference to the full text of the Protection Agreement, a copy of which has been filed under Curaleaf’s profile on SEDAR+ (www.sedarplus.ca) and on EDGAR (www.sec.gov/edgar).

The Protection Agreement requires Curaleaf, Inc. to maintain and preserve its business organizations, properties, assets, rights, employees, goodwill and business relationships with customers, suppliers, partners and other persons with which Curaleaf, Inc. has material business relations (provided that the foregoing shall not limit Curaleaf, Inc.’s and its subsidiaries’ rights to modify or terminate business relationships, terminate employees, transfer properties, assets and rights and to take similar actions, in each case in the ordinary course of business).

The Protection Agreement further provides the Company with the ability to restrict the operations of Curaleaf, Inc. and its subsidiaries. Among other things, except: (i) with the prior consent of the Company, (ii) as expressly required or permitted by the Protection Agreement, the Shareholders’ Agreement or the organizational documents of Curaleaf, Inc. or applicable subsidiaries, (iii) as required by applicable laws or (iv) as required for Curaleaf, Inc. or any of its subsidiaries to obtain or maintain any U.S. state and/or local cannabis license, Curaleaf, Inc. shall not, and, as applicable, shall not permit any of its subsidiaries to, directly or indirectly (subject to the limitations and exceptions provided in the Protection Agreement), among other things:

a.	amend Curaleaf, Inc.’s or its subsidiaries’ constating or similar organizational documents;

b.	change the size of the Curaleaf, Inc. Board from four (4) members;

c.	make any material change in the nature of the business of Curaleaf, Inc. or any of its subsidiaries;

d.	declare, set aside or pay any dividend or other distribution of any kind or nature;

e.	redeem, or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of Curaleaf, Inc. or its subsidiaries;

f.	issue additional securities to any person other than the Company;

g.	appoint, change or remove the auditors of the Company, Curaleaf, Inc. and its subsidiaries;

h.	reorganize, amalgamate or merge Curaleaf, Inc. or any subsidiary with a third-party;

i.	undertake any voluntary dissolution, liquidation or winding-up or any other distribution of assets for the purpose of winding-up its affairs;

j.	incur or commit to incur, or enter into a contract which provides for, capital expenditures in excess of a specified threshold during any fiscal year, individually or in the aggregate;

k.	make any loan or advance to any person other than to any of its wholly-owned subsidiaries;

l.	assume or guarantee in any way the payment or performance (or payment of damages in the event of non-performance) of any indebtedness or other liability or obligation of any other person other than obligations of wholly-owned subsidiaries;

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m.	sell, transfer, lease, exchange or otherwise dispose of any material equipment, business or asset of Curaleaf, Inc. or any subsidiary, other than in the ordinary course of business;

n.	grant or permit the existence of any lien on the assets of Curaleaf, Inc. or any of its subsidiaries, subject to certain exceptions;

o.	enter into any agreement for the acquisition of, or investment in, a business (whether by purchase of shares or assets, or otherwise) if the purchase price or subscription price, as applicable, in connection with such agreement would exceed a specified threshold;

p.	enter into any related party transaction, unless such transaction is on arm’s length basis with fair market value terms;

q.	take any action, refrain from taking any action or permit any action to be taken or not taken, which could reasonably be expected to prevent, materially delay or otherwise impede the ability to convert the Class B Non-Voting Stock into Class C Voting Stock;

r.	abandon or fail to diligently pursue any renewal application for any authorizations necessary to conduct the business of Curaleaf, Inc. or any of its subsidiaries as now conducted;

s.	commence any action, suit or proceeding, including a defense to a claim or counterclaim, or compromise or settle any action, suit or proceeding, where the amount in dispute is over a specified threshold and

t.	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

In addition, the Protection Agreement requires Curaleaf, Inc. to, among other things: (a) preserve and maintain the existence of the Company and its subsidiaries; (b) take all actions reasonably necessary or desirable to maintain Curaleaf, Inc.’s and its subsidiaries’ good standing and qualification to conduct business in its jurisdiction of formation and in any other jurisdiction in which it is required to be so qualified; (c) prepare and file when due all tax returns required to be filed by Curaleaf, Inc. and its subsidiaries, and pay or cause to be paid all taxes due on such tax returns; (d) take all reasonable steps and actions that are within its power and control to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are reasonably required in order to (i) conduct its and its subsidiaries’ business as now conducted or as proposed to be conducted in all material respects, (ii) maintain its and its subsidiaries’ material contracts in full force and effect, without limiting the right or ability of Curaleaf, Inc. or any subsidiary to amend or terminate any contract when such amendment or termination is in Curaleaf, Inc. or such subsidiary’s, as the case may be, best interest and (iii) permit the conversion of the Class B Non-Voting Shares into Class C Voting Shares in accordance with the terms of the Protection Agreement; and (e) maintain, or cause to be maintained, public liability and casualty insurance, all in such form, coverages and amounts as are reasonably consistent with industry practices.

The Protection Agreement also includes various information rights that require Curaleaf, Inc. to notify the Company of certain specified developments and provide ongoing monthly and annual financial information. Curaleaf, Inc. is also required to prepare and operate in accordance with an approved annual budget prepared in accordance with U.S. GAAP and other requirements as set forth in the Protection Agreement.

Following the closing of the Investment, the Company does not have the ability to unilaterally make decisions with respect to the business, operations or activities of Curaleaf, Inc. as the Company only has the right to appoint two (2) directors of the Curaleaf, Inc. board of directors, and the Protection Agreement provides mostly for negative covenants and limited positive obligations.

Copies of the Subscription Agreement, the Shareholders Agreement and the Protection Agreement have all been filed under the Company’s profile on SEDAR+ (www.sedarplus.ca) and on EDGAR (www.sec.gov/edgar).

For a description of the risk factors relating to the TSX Listing, see “Risk Factors – General Regulatory and Legal Risks – Certain Restrictions of the TSX May Constrain the Company’s Ability to Expand its Business in the U.S.”

CURALEAF HOLDINGS, INC.	A - 8

Intercorporate Relationships

The table below lists the wholly-owned and majority-owned subsidiaries of the Company as well as entities over which the Company held a controlling financial interest as of December 31, 2025 and 2024:

		As of
	Jurisdiction of Incorporation/	December 31, 2025	December 31, 2024
Entity name	Formation	Ownership %(1)
Curaleaf International Holdings Limited	Guernsey	100%	68.5%
Curaleaf, Inc.*	DE	—%	—
Northern Green Canada Inc.	Canada	100%	100%
Bloom Fungibles, LLC	AZ	100%	100%
Focused Employer, Inc.	DE	100%	100%

(1) Based on % of voting interests held by the Company.

* Consolidated by the Company as a variable interest entity. See Note 3 - Significant accounting policies and Note 29 - Variable interest entities for further details.

The following table presents the wholly-owned subsidiaries of Curaleaf International as well as the entities in which Curaleaf International, directly or indirectly, held a controlling financial interest as of December 31, 2025 and 2024:

		As of
	Jurisdiction of Incorporation/	December 31, 2025	December 31, 2024
Entity name	Formation	Ownership %(1)
Curaleaf International Limited	UK	100%	100%
Four20 Pharma GmbH(2)	Germany	55%	55%

(1) Based on % of voting interests held by the Company.

(2) The remaining 45% noncontrolling interest is held by the sellers of Four20 Pharma GmbH, which the Company acquired in September 2022.

CURALEAF HOLDINGS, INC.	A - 9

The following table presents the wholly-owned subsidiaries of Curaleaf, Inc. as well as the entities over which Curaleaf, Inc. had a controlling financial interest as of December 31, 2025 and 2024:

		As of
	Jurisdiction of Incorporation/	December 31, 2025	December 31, 2024
Entity name	Formation	Ownership %(1)
CLF AZ, Inc.	DE	100%	100%
CLF NY, Inc.	DE	100%	100%
Curaleaf CA, Inc.	DE	100%	100%
Curaleaf KY, Inc.	DE	100%	100%
Curaleaf Massachusetts, Inc.	MA	100%	100%
Curaleaf MD, LLC	MD	100%	100%
Curaleaf OGT, Inc.	DE	100%	100%
Curaleaf PA, LLC	DE	100%	100%
Focused Investment Partners, LLC	DE	100%	100%
CLF Maine, Inc.	DE	100%	100%
PalliaTech CT, Inc.	DE	100%	100%
PalliaTech Florida, Inc.	DE	100%	100%
PT Nevada, Inc.	DE	100%	100%
CLF Sapphire Holdings, Inc.	DE	100%	100%
Curaleaf NJ II, Inc.	DE	100%	100%
GR Companies, Inc.	DE	100%	100%
CLF MD Employer, LLC	MD	100%	100%
Curaleaf Columbia, LLC (formerly HMS Sales, LLC)	MD	100%	100%
MI Health, LLC	MD	100%	100%
Curaleaf Compassionate Care VA, LLC	VA	100%	100%
Curaleaf UT, LLC	DE	100%	100%
Curaleaf Processing, Inc	DE	100%	100%
Virginia's Kitchen, LLC	CO	100%	100%
Cura CO LLC	CO	100%	100%
Curaleaf DH, Inc.	DE	100%	100%
Curaleaf Stamford, Inc.	CT	100%	100%
CLF Holdings Alabama, Inc.	DE	100%	100%
IL Business Holding Corporation*	IL	—%	—%
Alternative Therapies Group II, Inc*	MA	—%	—%
CLF Oregon, LLC (formerly PalliaTech OR, LLC)(2)	DE	—%	100%
Curaleaf Hemp, Inc.(2)	DE	—%	100%

(1) Based on % of voting interests held by Curaleaf, Inc. with the exception of the entities which Curaleaf, Inc. consolidates as variable interest entities.

(2) Entity dissolved in 2025.

* Consolidated by Curaleaf, Inc. as a variable interest entity. See Note 3 — Significant accounting policies and Note 28 — Variable interest entities for further details.

CURALEAF HOLDINGS, INC.	A - 10

BUSINESS OF THE COMPANY

About Curaleaf

The Company is a leading global cannabis company, delivering a vertically integrated platform with a broad omnichannel distribution footprint and a diversified portfolio of brands and products serving consumers and patients across the U.S., Canada, Europe and Australasia. As of the fourth quarter of 2025, the Company’s U.S. operations spanned 15 states, 159 retail locations and over 1,300 wholesale partner accounts. The Company’s international presence is headlined by its position as a key wholesaler in emerging medical cannabis markets, including Australasia, Germany, Poland and the United Kingdom (the “U.K.”).

The Company’s vertically integrated business model allows it to manage the end-to-end supply chain in its core markets to focus on product quality and consistency. The Company’s infrastructure includes 17 cultivation sites with approximately 1,489,814 square feet of cultivation capacity. This model is complemented by an “asset-light” wholesale and brand-licensing strategy, allowing the Company to optimize market exposure and growth opportunities, while strategically managing capital allocation. The Company’s revenue is generated primarily through direct-to-consumer and patient retail sales and wholesale channels. For the year ended December 31, 2025, Retail revenues were 73% of Total revenues, net, and Wholesale revenues were 26% of Total revenues, net.

The Company’s product portfolio includes flower, pre-rolls, vaporizer cartridges, concentrates, topicals, tinctures, edibles and beverages. Domestically, these products are marketed under the Company’s national brands, including Anthem, Curaleaf, Find, Grassroots, JAMS, Reef and Select. The Company’s prominent international brands are Curaleaf, Four20 and Huala. Curaleaf is led by a seasoned executive team with significant experience, contributing deep knowledge of market dynamics, operational efficiencies and regulatory compliance to drive the Company’s growth.

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Operating Segments

The Company determines its operating segments according to how the business activities are managed and evaluated by the Chief Executive Officer (“CEO”), who serves as the Company’s chief operating decision maker (“CODM”).

As of December 31, 2025, the Company has two operating segments: (i) Domestic operations and (ii) International operations. These two segments reflect the manner in which the Company’s operations are managed, how the CODM allocates resources and evaluates performance and how the Company’s operations are managed, how the CODM allocates resources and evaluates performance and how the Company’s internal management of financial reporting is structured.

The following table presents an overview of the Company’s domestic operating footprint as of December 31, 2025:

Domestic Operations
	Medicinal	Adult use		Manufacturing	Cultivation	Cultivation	Permitted formats
State(1)	legalization*	legalization*	Dispensaries	sites	sites	square feet	Oil	Edibles	Flower	Delivery	Wholesale
AZ	2010	2020	16	1	2	139,750	X(2)	X	X	X(5)	X
CT	2012	2021	4	1	1	24,510	X(2)	X	X	X	X
FL	2014	—	70	2	1	362,366	X(2)	X	X	X(3)	X
IL(8)	2013	2019	10	1	1	104,418	X(4)	X	X	X(3)(5)	X
MA(8)	2012	2016	4	1	1	59,474	X(4)	X	X	X(5)	X
MD	2013	2022	4	1	1	30,982	X(2)	X	X	X(5)	X
ME(8)	1999	2016	5	1	1	79,926	X	X	X	X(5)	X
ND	2016	—	4	1	1	16,500	X(4)	X	X	X(3)(5)	X
NJ	2010	2020	3	1	1	55,292	X(2)	X	X	X	X
NV	2000	2016	6	2	—	—	—	—	X	X(5)	—
NY	2014	2021	6	1	1	110,496	X(2)	X	X	X	X
OH(6)(8)	2016	2023	5	1	1	20,100	X	—	X	X(5)	X
PA	2016	—	18	2	2	131,500	X(2)	X(7)	X	—	X
UT	2018	—	4	2	1	67,500	X(4)	—	X	X(3)	—
			159	18	15	1,202,814

*Legalization dates outlined above indicate when legislation was passed to legalize the use of cannabis products.
(1) The Company has a brand licensing agreement in the state of Oregon, which is not reflected in this table.
(2) Extracted oils only.
(3) Medical only.
(4) Oil-based formulations only.
(5) Permitted, but the Company's dispensaries are not yet participating in home delivery.
(6) We have a Level 1 cultivation facility license, which permits us to grow cannabis on a maximum cultivation area of 25,000 square feet.
(7) Edibles are explicitly prohibited in the Pennsylvania market. Troches (sublingual) are allowed and commercialized.
(8) Certain dispensaries are awaiting regulatory approval for the transfer of the underlying cannabis licenses.

CURALEAF HOLDINGS, INC.	A - 12

The following table presents an overview of the Company’s international operating footprint as of December 31, 2025:

International Operations
	Medicinal	Adult use	Manufacturing	Cultivation	Cultivation	Permitted formats (commercial)
Country	legalization*	legalization*	sites	sites	square feet	Oil	Edibles	Flower
Australia(1)(4)	2016	—	—	—	—	X	X	X
Canada	2001	2018	1	1	17,000	X(5)	X	X
Czech Republic(1)(4)	2013	—	—	—	—	X	—	X
Germany	2017	2024(6)	1	—	—	X	—	X
Italy(1)(4)	2015	—	—	—	—	X	—	X
Malta(1)(4)	2018	—	—	—	—	X	—	X
New Zealand(1)(4)	2018	—	—	—	—	X	X	X
Norway & Sweden(1)(4)	2018	—	—	—	—	X	—	X
Poland(1)	2018	—	—	—	—	X	—	X
Portugal(2)	2018	— (7)	2	1	270,000	X	X	X
Spain(8)	2025	—	1	—	—	—	—	—
Switzerland(1)	2022	—	—	—	—	X	—	X
U.K.(3)(9)	2018	—	1	—	—	X	X	X
Ukraine(1)(4)	2024	—	—	—	—	X	—	—
			6	2	287,000

*Legalization dates outlined above indicate when legislation was passed to legalize the use of cannabis products.

(1) Distribution only.

(2) Cultivation and manufacturing only.

(3) Manufacturing and distribution.

(4) Through local customers/partnerships.

(5) Varies by province.

(6) Adult use permitted in social clubs and limited home grow only.

(7) Personal use decriminalized since 2001.

(8) Personal use and private cultivation decriminalized since 1983. Manufacture and export of medical cannabis is regulated.

(9) A virtual pharmacy operates within the U.K.

Curaleaf’s competitive landscape

The cannabis industry is highly competitive, and the Company competes with a diverse range of legal and illicit operators on factors such as quality, price, brand recognition and distribution strength.

In the U.S., the Company’s competitors range from small, family-owned businesses and single-state operators to multi-state operators (“MSOs”) with multi-billion-dollar market capitalization. In addition, the Company faces competition from manufacturers of naturally occurring and synthetic cannabinoids, such as Delta-8 THC, as well as participants in adjacent markets, including the alcoholic beverage, tobacco and health and wellness sectors. Since the 2018 Farm Bill, the Company also has faced significant and increasing competition from intoxicating products derived from hemp. Internationally, the Company primarily faces competition from other licensed cultivators and wholesale distributors of medical cannabis. As the industry matures, the Company anticipates escalating competition from companies with longer operating histories and/or greater financial resources.

Risks related to competition and market dynamics are multifaceted:

•	The cannabis industry is characterized by intense and increasing competition from a growing number of licensed operators, including large, well-capitalized multi-state operators and smaller, single-state entities. The Company faces persistent competition from the illicit market, which operates without the significant regulatory, compliance and tax burdens the Company faces, allowing the illicit market to offer lower prices and attract a meaningful portion of the cannabis consumer base.

CURALEAF HOLDINGS, INC.	A - 13

•	The Company may face resource shortages and experience disadvantages when compared to established MSOs that have greater access to capital and longer operating histories. Increasing competition exerts significant price and margin pressure, leading to price compression and a challenging environment for maintaining profitability.

•	The Company faces potential competition from pharmaceutical and synthetic alternatives, as established pharmaceutical companies may produce and market cannabinoid-based drugs or synthetic cannabinoids that could compete directly with Curaleaf products.

•	Successfully competing in the cannabis industry requires the Company to invest highly in R&D, branding, marketing and quality control to differentiate its product offerings.

•	Finally, the industry's dynamic consolidation landscape means the Company faces the continual prospect of competitors merging, creating larger entities with enhanced scale, market share and operational efficiencies that could surpass that of Curaleaf.

As there have been no material changes to its competitive landscape since the beginning of the current fiscal year, the Company directs its shareholders to the 'Risk Factors' section of this Annual Information Form for a careful evaluation of these conditions.

The Company’s core strategy and objectives

The Company’s vision is to be the world's leading cannabis company, driven by a mission to democratize cannabis by providing clarity and confidence to consumers and patients through science-backed products and personalized experience. The Company’s strategy is grounded in expanding responsible access to high-quality cannabis, elevating every customer interaction and operating with the rigor required to sustain long-term, profitable growth across its global footprint. The Company’s growth ambitions are centered on disciplined capital allocation to expand its market presence, diversify product offerings and strengthen the Company’s global supply chain. The Company continuously evaluates domestic and international opportunities for strategic value, whether through new technologies, innovative products or expanded market access.

The Company’s core strategic pillars are:

Domestic market leadership: The Company is focused on expanding its U.S. footprint, prioritizing highly populated, limited-license states with significant barriers to entry, such as Florida, Illinois, New Jersey and Pennsylvania. The Company’s strategy involves both organic growth, such as the recent opening of new dispensaries in Ohio and Florida, and the pursuit of strategic acquisitions. The Company is also focused on continuing to build out its brand portfolio, ensuring it has a range of market-leading brands and products to sell through its physical retail and e-commerce channels and through its wholesale network. The Company believes this focus on wide distribution in high-barrier markets and development of a trusted national brand portfolio provides a more defensible and profitable long-term revenue stream as compared to more saturated markets.

International expansion: The Company believes it is the largest cannabis operator in Europe. The Company continues to invest in opportunities to broaden its market presence across the European continent and to apply elements of its U.S. operating model to maintain its position as a global leader in cannabis. The success of this strategy is evident in the growth of the Company’s international revenues, which totaled $172.5 million for the year ended December 31, 2025, representing year-over-year growth of 63%, compared to the same period in 2024. The Company’s objective is to capitalize on the global expansion of medical cannabis programs and the potential legalization of adult-use cannabis markets internationally. To support this strategy, in April 2024, the Company acquired Northern Green Canada, an EU-GMP3 certified producer. This acquisition secured a consistent supply of high-quality, non-irradiated indoor flower, which is critical to (i) sustaining the Company’s leadership position in Germany, Poland and the U.K., while (ii) enabling entry into emerging jurisdictions, such as Turkey and Australia, where the Company was awarded operating licenses in 2025.

CURALEAF HOLDINGS, INC.	A - 14

Consumer education and research & development (“R&D”): The Company is committed to developing science-backed products and advancing the scientific understanding of cannabis, which it believes to be a key competitive differentiator. The Company’s continued investment in R&D has been instrumental in driving consumer and patient access, brand innovation and new product development across its cannabis markets. The Company’s R&D efforts and collaborations, led by an industry leading team of dedicated scientists at its R&D facilities in California, Massachusetts and the U.K. have resulted in a significant number of peer-reviewed research papers and partnerships with institutions like Imperial College London, the Institute of Cancer Research London, the University of Insubria and Fondazione Mondino in Italy and an accredited U.S. medical school based in Pennsylvania. The Company’s management believes these initiatives not only fuel product innovation for its consumers and patients but also advance the regulated cannabis market and build trust and credibility with regulators.

Intellectual Property

The Company has established premium and recognizable brands among consumers and retailers in the cannabis industry. The Company believes that intellectual property rights and brand protection are important parts of its business strategy. The Company regularly seeks to protect its intellectual property rights in connection with its operating names, its consumer-packaged goods, and certain proprietary goods and services. Such rights include patented and non-patented technology, trade secrets, copyrightable works, as well as federal, state and foreign trademarks. The U.S. federal trademark law allows for the protection of trademarks and service marks on products and services used, or intended for use, lawfully. Because cannabis-related products and services remain illegal at the U.S. federal level under the CSA, the Company is not able to register all its trademarks at the U.S. federal level for all of its products and services; therefore, the Company utilizes trademark protection at the state level where commercially feasible.

Portfolio assets: As of December 31, 2025, the Company's domestic IP portfolio includes two federally registered patents, nine federally registered trademarks with the U.S. Patent and Trademark Office (USPTO) and 70 U.S. state-level trademark registrations. The Company's international IP portfolio includes 65 registered trademarks and one registered patent. The Company's digital assets include numerous website domains, such as www.curaleaf.com together with active accounts across major social media platforms.

Product marks include the Company’s national brands, such as Curaleaf, Select, Grassroots, Anthem, JAMS and Dark Heart, as well as the Company’s international brands Curaleaf, Four20 and Huala. The Company expects updates on outstanding submitted applications on a rolling basis and will continue to rely on common law protection for its brands during the trademark registration process. The Company plans to renew its trademarks on an ongoing basis, and it plans to proactively seek intellectual property protection for products, services, and brand expansions in current markets as well as any new market expansion, in the U.S. and internationally.

Additionally, the Company has developed multiple proprietary product formats, technologies and processes to ensure the high quality of its premium cannabis products. These proprietary technologies and processes include its cultivation and extraction techniques, product formulations and cannabis delivery and monitoring systems.

The Company’s digital assets include numerous website domains, such as www.curaleaf.com, together with numerous active accounts across major social media platforms. The Company uses non-disclosure and/or confidentiality agreements to guard against infringement of its proprietary formats, technologies and processes. In addition, the Company maintains an in-house legal team as well as engages outside legal counsel to actively monitor and identify potential infringements on its intellectual property. For a more detailed discussion see “Risk Factors — General Business Risks – The Company faces risks relating to its intellectual property”

CURALEAF HOLDINGS, INC.	A - 15

The Company’s production and distribution channels

Production channels:

Across the Company’s global operations, it manages the entire cannabis product lifecycle from seed to sale. This vertically integrated approach provides the Company with significant control over its supply chain, ensuring high standards for product safety, quality and consistency.

Cultivation and genetics: The Company has developed a diverse global portfolio of unique cannabis cultivars. These cultivars are systematically tested and characterized for properties such as yield and cannabinoid content. To optimize production, the Company cultivates cannabis using a variety of methods—including indoor, two-tier indoor and greenhouse environments—across its global footprint. The Company regularly evaluates extensive cultivar portfolio to identify the most attractive varieties, replace underperforming varieties and promote operational standardization.

Extraction, formulation and quality control: The Company facilities utilize traditional extraction processes as well as proprietary processes for cannabis extraction and terpene purification, highlighted by its ACE (Aqueous Cannabis Extraction) process. ACE is engineered to produce exceptionally clean cannabis oil, setting a new standard for purity and customer experience. The Company’s commitment to achieving the desired composition of cannabinoids and terpenes in finished products enables the Company to respond timely and effectively to evolving trends in product formulation. The Company’s processing facilities produce a wide spectrum of solid, liquid and inhaled products for both medical and adult-use markets. The Company has developed a comprehensive in-house quality assurance and quality control program that enables rapid product development cycles and the production of high-quality consumer products. Critically, for its international operations, the Company’s manufacturing and processing facilities in Canada, Germany, Portugal, Spain and the U.K. adhere to stringent EU-GMP standards.

Sales and distribution channels:

Domestic channels: The Company’s primary method of cannabis sales in the U.S. is direct-to-consumer retail sales through its U.S. state-licensed dispensaries. To meet modern consumer demand, most of the Company’s dispensaries offer online ordering for in-store pickup, and provides drive-thru service in Nevada, Utah and Florida. The Company also offers home delivery where permitted by state regulations. The Company’s U.S. wholesale cannabis business also continues to strengthen, generating revenue through sales to third-party dispensaries, distributors and processors.

International channels: In Europe, the Company’s sales occur primarily through licensed wholesale distribution channels in Germany, Poland, Switzerland and the U.K. The Company’s model in the U.K. is unique, as it also operates a medical cannabis clinic and a licensed pharmacy, enabling direct-to-patient sales and fostering deeper patient relationships. Additionally, the Company supplies cannabis on a wholesale basis to various other European countries as well as to the Company’s Australasian partners. The Company continues to invest in opportunities to broaden its market presence across the European continent and to maintain its position as a global leader in cannabis.

Employees

As at December 31, 2025, the Company had 5,554 employees (4,862 of which were located in the U.S., 92 of whom were located in Canada, 598 of whom were based in Europe, and 2 of whom were based in Australia).

Compliance and Monitoring

The Company uses reasonable commercial efforts to remain in material compliance with the cannabis regulatory environment in the U.S. In addition, it actively participates in the regulatory and legislative processes at the U.S. federal, state and local levels through its compliance and government relations departments, legal counsel, third-party consultants and engagement with cannabis industry groups. The Company holds all required licenses to cultivate, manufacture, possess and distribute cannabis in the U.S. states in which it operates and remains in good standing and in material compliance with the applicable cannabis regulatory programs in each such U.S. state.

CURALEAF HOLDINGS, INC.	A - 16

While the Company may occasionally be cited or fined by U.S. state regulators for non-compliance with cannabis regulations, including those related to product labeling, testing, potency or the use of banned additives, the Company is not aware of any circumstances that would likely result in regulatory actions with a material adverse impact on its operations or financial condition.

The Company’s Compliance Department, reporting to the Chief Legal Officer (“CLO”), oversees state-level compliance functions, monitors local regulatory processes, reports developments to the CLO and designs and implements strategies in response to regulatory changes, while also working with third-party legal counsel to ensure compliance with U.S. cannabis laws and regulations. The Company’s Government Relations Department works with management to (i) develop and maintain relationships with U.S. state and local regulators, elected officials and cannabis industry groups and (ii) implement strategies that protect its rights and those of its U.S. affiliates to participate in the U.S. cannabis industry.

In addition to the above disclosure, please see the heading “Risk Factors” in this Annual Information Form for further risk factors associated with the operations of the Company.

GENERAL DEVELOPMENT OF THE BUSINESS

The highlights relating to the development of the Company’s business over the past three years are described below.

Recent Developments

Capital Structure

Senior Secured Notes – 2029

In December 2021, the Company closed on a private placement of senior secured notes due 2026 for aggregate gross proceeds of $475.0 million (“Senior Secured Notes – 2026”). On February 18, 2026, the Company closed on a private placement of senior secured notes due 2029 for aggregate gross proceeds of $500.0 million (the “Senior Secured Notes – 2029”). Net proceeds, after deducting $7.9 million in fees and issuance costs, were used to fully repay the Senior Secured Notes – 2026, including accrued interest (the “2026 Refinancing”). The Senior Secured Notes – 2029 bear an interest rate of 11.5%, payable semi-annually, and are secured by second-priority liens on certain assets of our U.S. subsidiaries. The 2026 Refinancing extends our nearest debt maturity to 2029, enhances liquidity and improves overall financial flexibility. In conjunction with the issuance of the Senior Secured Notes – 2029, the maturity of the Amended Needham LOC was extended to February 18, 2029, and the interest rate increased from 7.99% to 8.99%, in accordance with the existing terms of the Amended and Restated Needham Loan Agreement.

The note indenture, dated December 15, 2021 and as amended on December 12, 2023 and February 18, 2026, governing the Senior Secured Notes – 2029 (the “Note Indenture”) enables the Company to issue additional senior secured notes on an ongoing basis as needed, subject to maintaining leverage ratios and complying with other terms and conditions of the Note Indenture. The principal restrictions on incurring additional indebtedness include the requirement that post-incurrence of the additional debt, a fixed charge coverage ratio of 2.5:1 and consolidated debt to consolidated EBITDA ratio of 4:1 be maintained. The issuance of additional senior secured notes or other debt pari passu to the existing notes is permitted, provided that post-incurrence of the additional debt, the consolidated secured debt to consolidated EBITDA ratio of 3:1 is maintained and provided certain other conditions are met. Under the Note Indenture, the Company and certain of its guarantor entities are required to grant a first lien security interest in their respective assets to the appointed trustee, including assets acquired after the issue of the Senior Secured Notes – 2029, subject to limited exceptions. Despite the first lien granted to the holders of the Senior Secured Notes – 2029, the Note Indenture permits the Company to grant a more senior lien to secure up to $100.0 million of additional financing from commercial banks for revolving credit loans, such as the Needham LOC (as defined herein), provided that the interest rate applicable to such revolving credit loans is lower than the interest rate applicable to the Senior Secured Notes – 2029.

CURALEAF HOLDINGS, INC.	A - 17

Exercise of Four20 Pharma GmbH Put and Call Option

In connection with the acquisition of Four20 Pharma GmbH (“Four20”), in September 2022, the selling shareholders and Curaleaf International entered into separate put/call options (the "Four20 Put and Call Option"), which permit either party to trigger the roll-up of the remaining equity of Four20 two years after the launch of adult use cannabis sales in Germany, but no later than the end of 2025, if adult use launch has not occurred by such date.

On February 23, 2026, the outside shareholders of Four20 exercised the Four20 Put and Call Option by delivering an irrevocable notice to the Company requiring the Company to redeem their remaining 45% equity interest in Four20. Upon completion of the transaction, the Company will increase its ownership interest in Four20 to 100%. The transaction is expected to settle in the second quarter of 2026 subject to receipt of regulatory approval, including German competition authority consent. The final purchase price is expected to settle between $80.0 million and $100.0 million, subject to a price reconciliation procedure as well as the EUR to USD conversion rate prevailing at close. The purchase price is payable in cash and stock. Following the settlement of this transaction, the Company will have no further outstanding redeemable non-controlling interests.

Three Year History

Capital Structure

Base Shelf Prospectus

On February 3, 2025, the Company filed a final short form base shelf prospectus in Canada (the “Base Shelf Prospectus”) and on February 5, 2025, filed the Base Shelf Prospectus on a Form-10 registration statement (File No 333-284710) (the “Registration Statement”), with the SEC under the U.S./Canada Multijurisdictional Disclosure System (“MJDS”). The Base Shelf Prospectus and Registration Statement allow the Company to offer up to $1.0 billion (or the equivalent thereof, at the date of issue, in any other currency or currencies) worth of SVS, debt securities, subscription receipts, warrants and units, or any combination thereof, from time to time during the 25-month period that the Base Shelf Prospectus is effective (subject to MJDS eligibility). The specific terms of any future offering of securities, including the use of proceeds from any offering, will be established in a supplement to the Base Shelf Prospectus and/or Registration Statement, which will be filed with the applicable Canadian securities’ regulatory authorities and/or the SEC.

Senior Secured Notes – 2027

On January 17, 2025, the Company entered into an agreement (the “Note Exchange Agreement”) with the former owners of Bloom (the “Bloom Lenders”), pursuant to which the Company agreed to accept from the Bloom Lenders, and the Bloom Lenders agreed to transfer to the Company, the Bloom Notes – 2025 in exchange for senior secured notes of the Company with an aggregate principal balance of $67.0 million (the “Senior Secured Notes — 2027”), consisting of the $60.0 million then-outstanding principal of the Bloom Notes – 2025 plus $7.0 million of accrued interest on such notes (the “Note Exchange”). In connection with the Note Exchange, the Company paid in cash (i) $0.6 million, representing the remaining balance of interest accrued on the Bloom Notes – 2025 as of the date of the Note Exchange and (ii) $1.0 million of debt origination fees. The Senior Secured Notes – 2027 mature on January 17, 2027. There are no prepayment penalties on the Senior Secured Notes – 2027.

Bloom Notes

In connection with the Bloom acquisition, the Company issued three sets of secured promissory notes (collectively, the “Bloom Notes”) to the former Bloom owners (the “Bloom Lenders”).

On December 29, 2023, the Company entered into an agreement with the Bloom Lenders, pursuant to which the Bloom Note – 2024 was restructured into a partially convertible secured promissory note (the “Restructured Bloom Note”) payable in cash and SVS, subject to the approval of the TSX. The Restructured Bloom Note had a principal amount of $47.5 million comprised of an installment amount of $31.0 million (the “Installment Amount”), which matured on October 18, 2024, and a conversion amount of $16.5 million (the “Conversion Amount”) that matured on January 18, 2025. The Conversion Amount was settled, in its entirety, through the issuance of 4,282,596 SVS to the Bloom Lenders, with each of the Bloom Lenders receiving a proportionate share of SVS. Fractional shares were settled in cash.

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Needham Bank

On November 6, 2024, the Company entered into a loan agreement (the “Needham Loan Agreement”) with Needham Bank (“Needham”), establishing a revolving line of credit for up to $40.0 million (the “Needham LOC”), with an option to request up to an additional $20.0 million, beginning May 6, 2026, subject to Needham’s discretion and credit approval process.

On October 10, 2025, the Company entered into an amended and restated loan agreement with Needham (the “Amended and Restated Needham Loan Agreement”) to refinance the Needham LOC. As part of the refinancing, the total borrowing capacity under the Needham LOC was increased from $40.0 million to $100.0 million (the “Amended Needham LOC”), and the maturity date was extended to October 10, 2026. The Amended Needham LOC remains secured by a first-priority lien on senior mortgages, guarantees of the Company’s U.S. subsidiaries and a parent guaranty limited to the Company’s U.S. assets. Proceeds may be utilized for general corporate purposes, including working capital and operational expenses, as well as to reduce outstanding principal balances of certain Indebtedness (as defined in the Amended Needham LOC)Senior Secured Notes – 2026. The Amended Needham LOC is subject to certain debt covenants including maintaining a post-incurrence debt service coverage ratio of 1.5:1 as well as covenants related to appraised fair value of mortgaged properties (subject to an 80% LTV constraint), receivables and cash, net of reserves.

In conjunction with the origination of the Senior Secured Notes – 2029, the maturity date of the Amended Needham LOC was extended to February 18, 2029, and the interest rate was amended to 8.99% in accordance with the terms of the Amended and Restated Needham Loan Agreement.

Tangela Holdings, LTD

On June 11, 2024, the Company entered into a loan agreement (the “NGC Note”) with Tangela for $1.6 million to fund bulk purchases of cannabis for resale by NGC. The NGC Note, as most recently amended on March 11, 2025, matured as scheduled, and on July 1, 2025, the Company settled the loan in full.

Asset-based revolving credit facility

On August 25, 2023, the Company entered into an asset-based revolving credit facility (the “ABL Facility”) with EWB that provided for borrowings up to$6.5 million and immediately drew down $6.5 million (the “EWB Note”). The EWB Note had a maturity date of August 25, 2024. On March 26, 2024, the Company signed an agreement (the “1st Change in Terms Agreement”), increasing the ABL Facility to $10.0 million and extending the maturity date of the EWB Note to August 25, 2025. On June 14, 2024, the Company executed an amendment to the 1st Change in Terms Agreement, increasing the ABL Facility by an additional $2.0 million to $12.0 million. On September 2, 2025, the Company executed Amendment No. 3 to its Loan Agreement with East West Bank, extending the maturity date to August 25, 2026. No other changes were made to the ABL Facility.

The ABL Facility is secured by the Company’s deposit accounts at EWB, and as such, the Company’s balance in the EWB deposit accounts is classified as restricted cash within Cash and cash equivalents on the Company’s Consolidated Balance Sheets as of December 31, 2025 and 2024.

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Key changes within the Company’s senior executive team during 2025 are as follows:

Name	Role	Change	Effective Date
Mr. Dan Mickelson	Chief Accounting Officer	Promoted	January 1, 2025
Mr. Jim Shorris	Chief Compliance Officer	Left the Company	January 1, 2025
Mr. Scott Crawford	Senior Vice President of Retail Merchandising and Marketing	Appointed	March 24, 2025
Mr. Rob Francin	Executive Vice President – People & Culture	Left the Company	May 1, 2025
Ms. Helen Chen	Senior Vice President of Digital	Appointed	May 12, 2025
Mr. Justin Miller	Senior Vice President of Brand Marketing	Appointed	May 19, 2025
Mr. Peter Dearby	Board Member	Retired from the Board	June 13, 2025
Mr. Jaswinder Grover	Board Member	Retired from the Board	June 13, 2025
Mr. Rahul Pinto	President of the Company	Appointed	June 16, 2025
Ms. Christine Taylor	Chief Accounting Officer	Left the Company	October 1, 2025
Mr. Ilya Gruzdev	Chief Financial Officer – Curaleaf International	Appointed	November 3, 2025
Mr. Brian St. Peter	Senior Vice President of Operations	Promoted	November 16, 2025
Mr. Angel Rodriguez	Senior Vice President of Human Resources	Appointed	December 1, 2025
Mr. Peter Doona	Senior Vice President of Finance – Curaleaf International	Left the Company	December 5, 2025

2024

Acquisitions

Northern Green Canada Inc. (“NGC”)

On April 19, 2024, the Company completed the acquisition of all issued and outstanding shares of Northern Green Canada, Inc. (“NGC”), for total consideration of approximately $23.8 million, paid in cash and equity consideration. NGC is a Canadian licensed cannabis producer and distributor focused primarily on expanding in the international market through its European Union Good Manufacturing Practice (“EU-GMP”) certified product offering. The acquisition of NGC equipped the Company with a secure and consistent supply of high quality, non-irradiated indoor EU-GMP flower in order to maintain a leading position in Germany, Poland and the U.K. and support the Company’s expansion into new international markets.

Curaleaf Poland S.A. (“Curaleaf Poland”)

On February 2, 2024, the Company completed the acquisition of all issued and outstanding shares of Can4Med S.A., now known as Curaleaf Poland S.A. (“Curaleaf Poland”) for total consideration of €1.5 million, consisting of cash and equity consideration. Additionally, the Company incurred a deferred consideration obligation tied to the future performance of Curaleaf Poland. Curaleaf Poland is the first medical cannabis-specialized wholesaler in Poland, specializing in the acquisition, registration and distribution of medical cannabis and products containing THC and other cannabinoids in Poland. The acquisition of Curaleaf Poland increased the Company’s international footprint.

Dark Heart

On January 17, 2024, the Company acquired Half Moon Nursery, Inc. and all assets of Dark Heart Nursery from Grace & Co. for cash consideration of $1.7 million and the forgiveness of a $7.0 million promissory note receivable (plus interest) from Grace & Co. that was received by the Company on October 27, 2023. The acquired assets, consisting of proprietary cannabis genetics and know-how, are intended to support the continued expansion of its domestic and international footprint.

Capital Structure

On November 6, 2024, the Company entered into a loan agreement with Needham Bank, establishing a revolving line of credit for up to $40.0 million (the “Needham LOC”). The Needham Loan Agreement provides the Company with the option, beginning on May 6, 2026, to request an additional borrowing of up to $20.0 million, subject to Needham Bank’s discretion and credit approval process. Pursuant to the Needham Loan Agreement, Needham Bank holds a first priority lien on the mortgages, business assets and collateral of all loan parties under the Note Indenture, including a pledge of equity of all underlying borrowers and guarantors. Additionally, the Company has provided a limited guaranty for the value of its equity interest in Curaleaf, Inc. The Needham Loan Agreement contains financial covenants, including a requirement that the total outstanding debt remains within an 80% loan-to-value ratio, based on the “as-is” fair market value of the real estate collateral. The Needham LOC may be utilized for various corporate purposes, including working capital and operational expenses, as defined in the Needham Loan Agreement. As of December 31, 2024 the Company had drawn down $11.1 million of the Needham LOC.

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Management Changes

Key changes within the Company’s senior executive team during 2024 are as follows:

Name	Role	Change	Effective Date
Mr. Scott Baughman	Chief Technology Officer	Promoted	May 20, 2024
Ms. Tyneeha Rivers	Chief People Officer	Left the Company	August 7, 2024
Mr. Rob Francin	Executive Vice President of People and Culture	Appointed	August 12, 2024
Mr. Matt Darin	Chief Executive Officer	Left the Company	August 16, 2024
Mr. Boris Jordan	Chief Executive Officer	Appointed	August 16, 2024
Mr. John Manzanares	Chief Information Officer	Left the Company	September 27, 2024
Mr. Karim Bouaziz	Senior Vice President of the Southeast Region	Left the Company	September 27, 2024
Mr. Paul Chialdikas	Senior Vice President of the Central Region	Left the Company	September 27, 2024

2023

Acquisitions

Deseret Wellness (“Deseret”)

On April 6, 2023, the Company completed the acquisition of Deseret, the largest cannabis retail operator in Utah, in a cash and stock transaction valued at approximately $20.0 million. The Deseret acquisition included three medical retail dispensaries located in the cities of Provo, Park City and Payson, providing Curaleaf with an opportunity to enter a medical cannabis platform with distinct branding in the state of Utah.

Clever Leaves

On July 5, 2023, Curaleaf Portugal LDA, a subsidiary of Curaleaf International, acquired the assets, including all equipment and lease rights, of Clever Leaves’ EU-GMP certified cannabis processing and warehousing facility in Setubal, Portugal, for cash consideration, inclusive of direct transaction costs, of €2.7 million. The Clever Leaves acquisition strategically positioned the Company to expand its cultivation capacity at Curaleaf Portugal to meet the expected growth across Europe, especially within the Company’s core markets: Germany and the U.K.

Capital Structure

On December 8, 2023, the Company completed the Reorganization, and on December 14, 2023, the Company completed the TSX Listing. Refer to “Corporate Structure - TSX Listing and Reorganization” for more information.

In connection with the TSX Listing, on October 3, 2023, the Company closed a marketed offering of SVS, for total gross proceeds to the Company of C$16.2 million.

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Management Changes

Key changes within the Company’s senior executive team during 2023 are as follows:

Name	Role	Change	Effective Date
Mr. Mitch Hara	Chief Strategy Officer	Left the Company	May 26, 2023

REGULATORY ENVIRONMENT: ISSUERS WITH U.S. CANNABIS-RELATED ASSETS

In response to the on-going conflict between U.S. federal and U.S. state regulatory frameworks governing cannabis-related activities, the Canadian Securities Administrators issued Staff Notice 51-352, Issuers with U.S. Marijuana-Related Activities, which outlines industry-specific disclosure requirements for Canadian reporting issuers with operations or investments in the U.S. cannabis industry.

Pursuant to Staff Notice 51-352, the following disclosure is aimed at providing further details regarding:

•	the Company’s involvement in the U.S. cannabis industry and quantifying its balance sheet and operating statement exposure to U.S. cannabis-related activities;

•	statements and other available guidance made by U.S. federal authorities or U.S. federal prosecutors regarding the risk of enforcement action as a result of the Company’s involvement with cannabis-related activities;

•	risks related to the Company’s involvement in cannabis-related activities, including, among others, (i) the risk that third party service providers could suspend or withdraw services and (ii) the risk that regulatory bodies could impose certain restrictions on the Company’s ability to operate in the U.S.;

•	the Company’s ability and its affiliates’ ability to access both public and private capital as well as the financing options that are and are not available to the Company and its affiliates to support continuing operations;

•	cannabis-related regulations and applicable licensing requirements of each U.S. state in which the Company and/or its affiliates operate as well as the Company’s program for monitoring compliance with these regulations and licensing requirements; and

•	the status of the Company’s compliance with the cannabis-related regulatory framework and applicable licensing requirements of each U.S. state in which the Company and its affiliates operate.

The Company’s Involvement in the U.S. Cannabis Industry

In the U.S., the cannabis industry remains illegal under U.S. federal law, with cannabis listed as a Schedule I drug under the Controlled Substances Act (the “CSA”).

In the U.S., the Company and its affiliates are directly involved in the cannabis industry in certain U.S. states that have legalized the medical and/or adult use of cannabis. Currently, the Company and its affiliates hold the requisite licenses to engage in the cultivation, manufacture, processing, distribution and sale of cannabis, as permitted, in the states of Arizona, Connecticut, Florida, Illinois, Maine, Maryland, Massachusetts, Missouri, Nevada, New Jersey, New York, North Dakota, Ohio, Pennsylvania and Utah. In addition, the Company has partnered with an accredited medical school and obtained a “clinical registrant” license in Pennsylvania, and on November 14, 2024, the Company was granted the license to operate the first Marijuana Research Facility in Massachusetts.

U.S. States Operations

For an overview of the states in which the Company operates, their legal framework and how it affects Curaleaf’s business, please refer to the section titled “Overview of U.S. State Regulatory Frameworks” in the Annual MD&A, which is hereby incorporated by reference.

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RISK FACTORS

The following are certain risk factors relating to the business of the Company. Additional risks and uncertainties not presently known to the Company or currently deemed immaterial by the Company, may also impair the operations of the Company. If any such risks actually occur, shareholders of the Company could lose all or part of their investment and the business, financial condition, liquidity, results of operations and prospects of the Company could be materially adversely affected and the ability of the Company to implement its growth plans could be adversely affected.

The acquisition of any of the securities of the Company is speculative, involving a high degree of risk and should be undertaken only by persons whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. An investment in the securities of the Company should not constitute a major portion of an individual’s investment portfolio and should only be made by persons who can afford a total loss of their investment. Shareholders should evaluate carefully the risk factors associated with the Company’s securities described herein, along with the additional risk factors described in the Annual MD&A and in the other continuous disclosure documents of the Company filed from time to time with the Canadian securities commissions and the SEC.

Risk Factor Summary

The following is a summary of the principal risks that could materially adversely affect the Company’s business, financial condition and results of operations. This summary does not contain all of the information that may be important to investors and should be read in conjunction with the full text of the risk factors set forth below:

•	U.S. Federal Regulatory Conflict: Notwithstanding U.S. state-level legalization, cannabis remains a Schedule I controlled substance under the CSA, rendering the Company’s primary business activities illegal under U.S. federal law and subjecting the Company to risks of criminal prosecution, seizure of assets and civil asset forfeiture.

•	Uncertain Rescheduling and FDA Oversight: The proposed reclassification of cannabis to Schedule III under the CSA, expedited by the December 2025 Executive Order, remains subject to administrative uncertainty; any such reclassification may grant the FDA jurisdiction over products, necessitating costly compliance with pharmaceutical-grade standards.

•	Uncertain Tax Position Regarding Section 280E: The Company has adopted an aggressive tax position asserting that Section 280E of the Internal Revenue Code no longer applies to its operations. There is no assurance the Company will prevail against challenges from the IRS, which could result in material liabilities for back taxes, interest and penalties.

•	Indebtedness and Restrictive Covenants: Following the 2026 Refinancing, the Company’s increased principal indebtedness and associated restrictive covenants may limit operational flexibility and require the diversion of substantial cash flow to debt service through 2029.

•	Limited Access to Financial Services and Insolvency Protections: The Company faces restricted access to traditional banking systems and is generally ineligible for U.S. federal bankruptcy protections, which may complicate capital management and any future debt restructuring.

•	Concentrated Voting Control: The Company’s CEO and Chairman exercises control over 67.5% of the total voting power of the Company, providing the ability to control all matters requiring shareholder approval and potentially creating conflicts of interest with minority shareholders.

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•	Agricultural and Operational Volatility: The Company's business is subject to inherent agricultural risks, including crop failure, pests and climate-related disruptions, as well as energy-intensive cultivation costs and inflationary pressures on raw materials. These factors, combined with intense competition from legal and illicit market participants, may lead to batch failures, product recalls or diminished consumer demand.

•	International Trade and Tariff Pressures: Broad U.S. tariffs on imported hardware and packaging—reaching effective rates over 10% in 2026—threaten profit margins and may necessitate price increases that drive consumers toward illicit markets.

•	International Regulatory Fragmentation: The Company’s operations in Canada, Europe and Australasia are subject to complex local laws and anti-money laundering legislation, such as POCA 2002, which may restrict the repatriation of funds to the parent company.

•	Limited Intellectual Property and Brand Protection: Because cannabis remains federally illegal in the U.S., the Company is limited in its ability to obtain federal trademark and patent protections, which may impair its ability to protect its brand and proprietary technology.

•	Federal Hemp Amendments and Competitive Uncertainty: New federal legislation enacted in November 2025 significantly narrows the definition of hemp and is expected to classify most intoxicating hemp-derived products as Schedule I substances when it takes effect in November 2026. Although these changes should reduce competition from largely unregulated hemp products, ongoing lobbying efforts to delay or modify the law create uncertainty, and the Company may continue to face competition in this category despite having already begun winding down its own hemp-derived THC product line.

•	Illicit Market Competition: The Company faces persistent competition from the illicit market, which operates without the significant regulatory, compliance and tax burdens the Company faces, allowing the illicit market to offer lower prices and attract a meaningful portion of the cannabis consumer base.

Risks Related to Legality of Cannabis

Cannabis is a Controlled Substance under the U.S. Federal Controlled Substances Act

The Company is engaged directly and indirectly in the medical and adult use cannabis industry in the U.S. where only state law permits such activities. Investors are cautioned that in the U.S., cannabis is largely regulated at the state level. To the Company’s knowledge, some form of cannabis has been legalized in 48 states, the District of Columbia and the territories of Puerto Rico, the U.S. Virgin Islands, Guam and the Northern Mariana Islands as of December 31, 2025. Additional states have pending legislation regarding the same. Notwithstanding the permissive regulatory environment of cannabis at the state level, cannabis continues to be categorized as a controlled substance under the Controlled Substance Act and as such, cultivation, distribution, sale and possession of cannabis violates federal law in the U.S. As a result of the conflicting views between state legislatures and the federal government regarding cannabis, investments in cannabis businesses in the U.S. are subject to inconsistent legislation and regulation. Refer to the discussion above under the heading “Regulatory Environment: Issuers with U.S. Cannabis-Related Assets”.

Because the cannabis industry remains illegal under U.S. federal law, any property owned by participants in the cannabis industry, which are either used in the course of conducting such business or were purchased using the proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture. Even if the owner of the property were never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture.

There can be no assurances that the federal government of the U.S. will not seek to enforce the applicable laws against us. Without further guidance, federal prosecutors may use their prosecutorial discretion to decide whether to prosecute cannabis activities despite the existence of state-level laws permitting such activity, subject to the Rohrabacher-Farr Amendment, which prohibits federal prosecutors from expending federal funds against medical cannabis activities that are in compliance with state law. This amendment has historically been passed as an amendment to omnibus appropriations bills, which by their nature expire at the end of a fiscal year or other defined term. The Rohrabacher-Farr Amendment has been temporarily extended as of December 2025, and is up for further consideration as part of the annual appropriations bill process. While numerous U.S. Attorneys across the country have affirmed that their view of federal enforcement priorities has not changed, there can be no assurance that the federal government will not seek to prosecute cases involving cannabis businesses that are otherwise compliant with state law, including in the event the Rohrabacher-Farr Amendment is not renewed upon expiration in subsequent spending bills.

CURALEAF HOLDINGS, INC.	A - 24

Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. In the extreme case, such proceedings could also ultimately involve the prosecution of key executives of the Company. This could have a material adverse effect on the Company, including its reputation and ability to conduct business, its holding (directly or indirectly) of medical and adult use cannabis licenses in the U.S., the listing of its securities on the TSX, its financial position, results of operation, profitability or liquidity or the market price of its publicly traded shares, in each case even it such proceedings were concluded successfully in favor of the Company. In addition, it is difficult for the Company to estimate the time or resources that would be needed for the investigation of any such matters or its final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial.

Market for Cannabis Could Decline due to Regulatory Changes

There can be no assurance that the number of states that allow the use of medicinal and/or adult use cannabis will increase. Furthermore, there can be no assurance that the existing states, districts and territories that permit the sale and use of adult use and/or medicinal cannabis will not reverse their position. If either of these things happens at any future time, then growth of the Company’s business may be materially impacted. The Company may not be able to achieve targeted revenue levels and may experience declining revenue as the potential market for its products and services diminishes.

If the U.S. federal government begins to enforce U.S. federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, the Company’s financial results, business or operations would be materially and adversely affected. Federal actions against any individual or entity engaged in the cannabis industry or a substantial repeal of cannabis related legislation could adversely affect the Company, its business and its assets or investments.

Investors should understand that any new administration or attorney general could change this policy and decide to enforce the federal laws more strongly. A change in the federal approach towards enforcement could negatively affect the industry, potentially ending it entirely. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to the Company.

Anti-Money Laundering Laws and Regulations

The Company is subject to a variety of laws and regulations internationally and domestically in the U.S. that involve money laundering, financial recordkeeping and proceeds of crime, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), Sections 1956 and 1957 of U.S.C. Title 18 (the Money Laundering Control Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder, the Criminal Code (Canada) and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the U.S., Canada and the countries in which Curaleaf International operates.

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In the event that any of the Company’s operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations in the U.S. were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation, which would subject the Company to criminal liability and significant penalties and fines. Proceeds from the Company’s business activities could also be subject to seizure or forfeiture. Any violations of these laws, or allegations of such violations could disrupt the Company’s operations and involve significant management distraction and expenses. As a result, money laundering charges could materially affect the Company’s business, financial condition or results of operations, including restricting or otherwise jeopardizing the ability of the Company to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada. Furthermore, while there are no current intentions to declare or pay dividends on the SVS in the foreseeable future, in the event that a determination was made that the Company’s proceeds from operations (or any future operations or investments in the U.S.) could reasonably be shown to constitute proceeds of crime, the Company may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time.

Lack of Access to U.S. Bankruptcy Protections

Because the use of cannabis is illegal under federal law, many courts have denied cannabis businesses bankruptcy protections, thus making it very difficult for lenders to recoup their investments in the cannabis industry in the event of a bankruptcy. If the Company were to experience a bankruptcy, there is no guarantee that U.S. federal bankruptcy protections would be available to the Company’s U.S. operations, which would have a material adverse effect on the Company, its lenders and other stakeholders.

Financing Risks

Additional Financing Needs

The Company may require equity and/or debt financing to support on-going operations, to undertake capital expenditures or to undertake acquisitions or other business combination transactions. There can be no assurance that additional financing will be available to the Company when needed or on terms which are acceptable. If the Company is required to access capital markets to carry out its development objectives, the state of capital markets and other financial systems could affect the Company’s access to, and cost of, capital. The Company’s inability to raise financing to fund on-going operations, capital expenditures or acquisitions could limit its growth and may have a material adverse effect upon the Company’s business, results of operations, financial condition or prospects.

If additional funds are raised through further issuances of equity or convertible debt securities, existing Company shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to existing holders of SVS. Moreover, additional SVS may be issued by the Company on the conversion of the MVS in accordance with their terms. To the extent holders of other convertible securities convert or exercise their securities and sell SVS they receive, the trading price of the SVS may decrease due to increase dilution and subsequent trading.

Debt financing may involve restrictions on the Company’s financing and operating activities, including its ability to acquire or dispose of assets or businesses, incur additional indebtedness, make capital expenditures, and make cash distributions. Debt financing may be convertible into other securities of the Company or involve the issuance of equity fees, either of which may result in immediate or resulting dilution. Any default under such debt instruments could have a material adverse effect on the Company, its business or the results of its operations.

Moreover, the TSX Requirements may restrict the ability of the Company to make and finance acquisitions of its U.S. cannabis related assets or businesses, which in turn, could have a material adverse effect on the Company’s business, financial condition and results of operations. See “Risk Factors – General Regulatory and Legal Risks – Certain Restrictions of the TSX May Constrain the Company’s Ability to Expand its Business in the U.S.”.

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Restricted Access to Banking

In February 2014, the FinCEN bureau of the U.S. Department of Treasury issued guidance (which is not law) with respect to financial institutions providing banking services to cannabis businesses, including burdensome due diligence expectations and reporting requirements. This guidance does not provide any safe harbors or legal defenses from examination or regulatory or criminal enforcement actions by the Department of Justice, FinCEN or other federal regulators. Thus, most banks and other financial institutions in the U.S. do not appear to be comfortable providing banking services to cannabis-related businesses, or relying on this guidance, which can be amended or revoked at any time by the federal administration. In addition to the foregoing, banks may refuse to process debit card or ACH payments or transfers and credit card companies generally refuse to process credit card payments for cannabis-related businesses. As a result, the Company may have limited or no access to banking or other financial services in the U.S. The inability or limitation in the Company’s ability to open or maintain bank accounts, obtain other banking services and/or accept credit card and debit card payments may make it difficult for the Company to operate and conduct its business as planned or to operate efficiently. Additionally, cannabis businesses in the U.S. are largely cash-based. This complicates the implementation of financial controls and increases security issues.

General Regulatory and Legal Risks

Certain Restrictions of the TSX May Constrain the Company’s Ability to Expand its Business in the U.S.

Following completion of the TSX Listing, the Company is required to comply with the TSX Requirements or guidelines when conducting business, especially when pursuing opportunities in the U.S., and accordingly is prohibited from owning or investing, either directly or indirectly, in entities engaging in activities related to the cultivation, distribution or possession of cannabis in the U.S. that could be deemed to violate applicable federal laws relating to cannabis. As a result of the TSX Listing, Curaleaf, Inc. and the Company are now subject to certain restrictions on cash or cash-equivalent transfers, whereby, amongst other things, (i) Curaleaf Holdings, Inc. is prohibited from flowing any cash to Curaleaf, Inc. and any of its operations engaged in ongoing business activities that violate U.S. federal law regarding cannabis, and (ii) Curaleaf, Inc. (including its subsidiaries and legal entities in which it has a controlling financial interest) is prohibited from flowing any cash to Curaleaf Holdings, Inc., whether by way of dividend or otherwise. Such restrictions may restrict the ability of the Company to make and finance acquisitions of its U.S. cannabis related assets or businesses, which in turn, could have a material adverse effect on the Company’s business, financial condition and results of operations.

Although the Company believes to be compliant with the TSX Requirements, there is a risk that the Company’s interpretation may differ from the TSX and failure to comply with the TSX Requirements could result in the denial of an application for certain approvals, such as to have additional securities listed on the TSX, and could even lead to a delisting of the SVS from the TSX, which could have a material adverse effect on the trading price and liquidity of the SVS and could have a material adverse effect on the Company’s business, financial condition and results of operations.

Legal, Regulatory or Political Change

The political environment surrounding the marijuana industry in general can be volatile and the regulatory framework remains in flux.

Delays in enactment or implementation of new state or federal regulations could restrict the ability of the Company to reach strategic growth targets. The growth strategy of the Company is contingent upon certain federal and state regulations being enacted to facilitate the legalization of medical and adult use marijuana. If such regulations are not enacted, or enacted but subsequently repealed or amended, or enacted with prolonged phase-in periods, the growth targets of the Company, and thus, the effect on the return of investor capital, could be detrimental. The Company is unable to predict with certainty when and how the outcome of these complex regulatory and legislative proceedings will affect its business and growth.

Further, there is no guarantee that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. If existing applicable state laws are repealed or curtailed, the Company’s business, results of operations, financial condition and prospects would be materially adversely affected. It is also important to note that local and city ordinances may strictly limit and/or restrict disbursement of cannabis in a manner that will make it extremely difficult or impossible to transact business in that jurisdiction, which may adversely affect the Company’s continued operations. Repeal of applicable marijuana legislation could adversely affect the Company and its business, results of operations, financial condition and prospects.

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The Company is also aware that multiple states are considering special taxes or fees on businesses in the cannabis industry. Some of the states where the Company operates are in the process of reviewing additional fees and taxation. Should such special taxes or fees be adopted, this could have a material adverse effect upon the Company’s business, results of operations, financial condition or prospects.

The commercial medical and adult use marijuana industry is in its infancy. The Company’s business activities rely on newly established and/or developing laws and regulations in the states in which it operates and the Company anticipates that such regulations will be subject to change as the jurisdictions in which the Company does business matures, often times with minimal notice. Regulatory changes may adversely affect the Company’s profitability or cause it to cease operations entirely. The cannabis industry may also come under scrutiny or further scrutiny by the FDA, USDA, DEA, IRS, SEC, the DOJ, the Financial Industry Regulatory Advisory or other federal or applicable state or non-governmental regulatory authorities or self-regulatory organizations that supervise or regulate the production, distribution, sale or use of cannabis for medical or adult use purposes in the U.S. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any proposals will become law. The regulatory uncertainty surrounding the industry may adversely affect the business and operations of the Company, including without limitation, the costs to remain compliant with applicable laws and the impairment of its business or the ability to raise additional capital.

The Company has in place a robust compliance program reporting up to the CLO, which oversees, maintains and implements the compliance program and personnel. Compliance officers in each operating subsidiary as well as regional compliance directors are charged with knowing the local regulatory process and monitoring developments with their governing bodies. Each compliance officer regularly reports to the CLO regulatory developments and enforcement actions taken by regulators. In addition to the Company’s robust legal and compliance departments, the Company also has local legal/regulatory counsel engaged or available in every jurisdiction in which it operates. The Company’s compliance program is designed to provide meaningful advice, oversight and challenge for the Company’s operations that includes regular site visits to ensure compliance with Company policies and procedures as well as applicable regulatory requirements, including but not limited to marketing materials review to ensure compliance with State and local regulations, and security and inventory control to ensure strict monitoring of cannabis and inventory from delivery by a licensed distributor to sale or disposal. The Company has implemented a corporate compliance training program for all employees. Additionally, the Company has created comprehensive standard operating procedures that include detailed descriptions and instructions for monitoring inventory at all stages of development and distribution. The Company will continue to monitor compliance on an ongoing basis in accordance with its compliance program, standard operating procedures, and any changes to regulation in the marijuana industry.

Overall, the medical and adult use marijuana industry is subject to significant regulatory change at both the state and federal level. The inability of the Company to respond to the changing regulatory landscape may cause it to not be successful in capturing significant market share and could otherwise harm its business, results of operations, financial condition or prospects.

General Regulatory and Licensing Risks

The Company’s business is subject to a variety of laws, regulations and guidelines relating to the manufacture, management, transportation, storage and disposal of marijuana, including laws and regulations relating to health and safety, the conduct of operations and the protection of the environment. Achievement of the Company’s business objectives is contingent, in part, upon compliance with applicable regulatory requirements and obtaining all requisite regulatory approvals. Changes to such laws, regulations and guidelines due to matters beyond the control of the Company may result in a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

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The Company is required to obtain or renew further government permits and licenses for its current and contemplated operations. Obtaining, amending or renewing the necessary governmental permits and licenses can be a time-consuming process potentially involving numerous regulatory agencies, public hearings and costly undertakings on the Company’s part. The duration and success of the Company’s efforts to obtain, amend and renew permits and licenses are contingent upon many variables not within its control, including the interpretation of applicable requirements implemented by the relevant permitting or licensing authority. The Company may not be able to obtain, amend or renew permits or licenses that are necessary to its operations or to achieve the growth of its business. Any unexpected delays or costs associated with the permitting and licensing process could impede the ongoing or proposed operations of the Company. To the extent necessary permits or licenses are not obtained, amended or renewed, or are subsequently suspended or revoked, the Company may be curtailed or prohibited from proceeding with its ongoing operations or planned development and commercialization activities. Such curtailment or prohibition may result in a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

Several of the Company’s licenses are subject to renewal on an annual or periodic basis. Such licenses are generally renewed, as a matter of course, if the license holder continues to operate in compliance with applicable legislation and regulations and without any material change to its operations, however there is no guarantee such licenses will be renewed on the same terms, or at all, going forward. For instance, please refer to the section “General Development of the Business – Subsequent Events”.

While the Company’s compliance controls have been developed to mitigate the risk of any material violations of any license it holds arising, there is no assurance that the Company’s licenses will be renewed by each applicable regulatory authority in the future in a timely manner. Any unexpected delays or costs associated with the licensing renewal process for any of the licenses held by the Company could impede the ongoing or planned operations of the Company and have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

The Company may become involved in a number of government or agency proceedings, investigations and audits. The outcome of any regulatory or agency proceedings, investigations, audits, and other contingencies could harm the Company’s reputation, require the Company to take, or refrain from taking, actions that could harm its operations or require Company to pay substantial amounts of money, harming its financial condition. There can be no assurance that any pending or future regulatory or agency proceedings, investigations and audits will not result in substantial costs or a diversion of management’s attention and resources or have a material adverse impact on the Company’s business, financial condition, results of operations or prospects.

Limitations on Ownership of Licenses

In certain states, the cannabis laws and regulations limit not only the number of cannabis licenses issued, but also the number of cannabis licenses that one person may own. For example, in Massachusetts, no person may have an ownership interest, or control over, more than three license holders in any category - cultivation, processing or dispensing. In Maryland, the Department of Health has taken the position that the law prevents having a material ownership interest in more than one cultivation or processing license holder and more than four dispensing license holders. In New Jersey, there are restrictions on overlapping ownership of license holders. In Florida, there are also limitations on owning more than one of the vertically integrated medical cannabis licenses offered in that state. The Company believes that, where such restrictions apply, it may still capture significant share of revenue in the market through wholesale sales, exclusive marketing relations, provision of management or support services, franchising and similar arrangement with other operators. Nevertheless, such limitations on the acquisition of ownership of additional licenses within certain states or enforcement by regulators in certain states against such services arrangements may limit the Company’s ability to grow organically or to increase its market share in such states, which could have a material adverse effect upon the Company’s business, results of operations, financial condition or prospects.

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Regulatory Action and Approvals from the FDA

The Company’s medical cannabis-based products are supplied to patients diagnosed with certain medical conditions. However, the Company’s cannabis-based products are not approved by the FDA as “drugs” or for the diagnosis, cure, mitigation, treatment, or prevention of any disease. Accordingly, the FDA may regard any promotion of the cannabis-based products as the promotion of an unapproved drug in violation of the Food, Drug and Cosmetic Act (“FDCA”).

Cannabidiol, a compound referred to as CBD, is one of the non-psychotropic cannabinoids in industrial hemp from the plant species Cannabis sativa L. There has been growing interest in CBD in recent years. CBD is increasingly used as an ingredient in food and beverages, as an ingredient in dietary supplements and as an ingredient in cosmetics, thereby generating new investments and creating employment in the cultivation and processing of hemp and hemp-derived products. Pharmaceutical products with CBD as an active ingredient have also been developed, including one product approved by the FDA (Epidiolex®). Foods and beverages, dietary supplements, pharmaceuticals, and cosmetics containing CBD are all subject to regulation under the FDCA. The FDA has asserted that CBD is not a lawful ingredient in foods and beverages, supplements and pharmaceuticals (unless FDA-approved), although FDA has generally refrained from taking enforcement action against those products. CBD-containing products may also be subject to the jurisdiction of state and local health authorities.

In recent years, the FDA has issued letters to a number of companies selling products that contain CBD oil derived from hemp warning them that the marketing of their products violates the FDCA. FDA enforcement action against the Company could result in a number of negative consequences, including fines, disgorgement of profits, recalls or seizures of products, or a partial or total suspension of the Company’s production or distribution of its products. Any such event could have a material adverse effect on the Company’s business, prospects, financial condition, and results of operations.

Increased Cannabis Regulations by the FDA

Cannabis remains a Schedule I controlled substance under U.S. federal law. If the federal government deschedules cannabis or reclassifies cannabis to a Schedule II controlled substance, it is possible that the FDA would regulate it under the FDCA. The FDA is responsible for ensuring public health and safety through regulation of food, drugs, supplements and cosmetics, among other products, through its enforcement authority pursuant to the FDCA. The FDA’s responsibilities include regulating the ingredients as well as the marketing and labeling of food, drugs and cosmetics sold in interstate commerce.

Additionally, the FDA may issue rules and regulations, including good manufacturing practices, related to the growth, cultivation, harvesting and processing of cannabis. Clinical trials may be needed to verify the efficacy and safety of cannabis products. It is also possible that the FDA would require facilities that grow medical-use cannabis to register with the FDA and comply with federally prescribed regulations. In the event that some or all of these regulations are imposed, the impact on the cannabis industry is unknown, including what costs, requirements and possible prohibitions may be enforced. If the Company become subject to these enhanced regulations prescribed by the FDA and are unable to comply, it may have a material adverse effect on the Company’s business, financial condition and results of operations.

Loss of Foreign Private Issuer Status

The Company is a Foreign Private Issuer as defined in Rule 405 under the U.S. Securities Act and Rule 3b-4 under the U.S. Exchange Act. If, as of the last business day of the Company’s second fiscal quarter for any year, more than 50% of the Company’s outstanding voting securities (as determined under Rule 405 of the U.S. Securities Act) are directly or indirectly held of record by residents of the U.S., the Company will no longer meet the definition of a Foreign Private Issuer, which may have adverse consequences on the Company’s ability to raise capital in private placements or Canadian prospectus offerings. In addition, the loss of the Company’s Foreign Private Issuer status may likely result in increased reporting requirements and increased audit, legal and administration costs. These increased costs may significantly affect the Company’s business, financial condition and results of operations.

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The term “Foreign Private Issuer” is defined as any non-U.S. corporation, other than a foreign government, except any issuer meeting the following conditions:

(a)	more than 50 percent of the outstanding voting securities of such issuer are, directly or indirectly, held of record by residents of the U.S.; and

(b)	any one of the following:

(i)              the majority of the executive officers or directors are U.S. citizens or residents, or

(ii)             more than 50 percent of the assets of the issuer are located in the U.S., or

(iii)            the business of the issuer is administered principally in the U.S.

A “holder of record” is defined by Rule 12g5-1 under the U.S. Exchange Act. Generally speaking, the holder identified on the record of security holders is considered as the record holder. In December 2016, the SEC issued a Compliance and Disclosure Interpretation to clarify that issuers with multiple classes of voting stock carrying different voting rights may, for the purposes of calculating compliance with this threshold, examine either (i) the combined voting power of its share classes, or (ii) the number of voting securities, in each case held of record by U.S. residents. Based on this interpretation, each issued and outstanding MVS is counted as one voting security and each issued and outstanding SVS is counted as one voting security for the purposes of determining the 50 percent U.S. resident threshold and the Company is a “Foreign Private Issuer.” Should the SEC’s guidance and interpretation change, it is likely the Company will lose its Foreign Private Issuer status.

Internal Controls over Financial Reporting

As a Company that files reports under the U.S. Exchange Act, the Company is required to maintain internal controls over financial reporting (“ICFR”) (as defined in Rule 13a-15(f) under the U.S. Exchange Act) and to report any material weaknesses in such internal controls. The Company’s management is responsible for establishing and maintaining adequate ICFR and for evaluating and reporting on the effectiveness of the Company’s system of internal control. Effective internal control is necessary for the Company to provide timely, reliable and accurate financial reports, identify and proactively correct any deficiencies, material weaknesses or fraud and meet the Company’s reporting obligations. A material weakness is a deficiency, or a combination of deficiencies, in financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be presented or detected on a timely basis. Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”) requires that the Company evaluate and determine the effectiveness of its ICFR and provide a management report on the ICFR. Such report must also be attested to by the Company’s independent registered public accounting firm.

In the past, certain material weaknesses in ICFR were identified, including material weaknesses existing as of December 31, 2022. Such material weaknesses have since been remediated. If new material weaknesses or significant deficiencies in the Company’s internal control over financial reporting occur in the future, the Company could be required to implement additional remediation measures and could potentially have to restate its financial statements again, which could materially and adversely affect its business, results of operations and financial condition, restrict its ability to access the capital markets, require the Company to expend significant resources to correct the material weaknesses or deficiencies, subject the Company to regulatory investigations and penalties, harm its reputation, cause a decline in investor confidence or otherwise cause a decline in the market price of the Company’s SVS.

If the Company’s ICFR contain material weaknesses that it is unable to identify, the Company may not detect errors on a timely basis and its financial statements may be materially misstated. In addition, if the Company is unable to comply with the requirements of Section 404 of SOX in a timely manner, to remediate identified material weaknesses or to assert that the Company’s ICFR are effective, or if the Company’s independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the Company’s ICFR, investors may lose confidence in the accuracy and completeness of the Company’s financial reports and the market price of the Company’s SVS could be negatively affected.

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Litigation

The Company may become threatened by a party or otherwise become party to litigation from time to time in the ordinary course of business, which could adversely affect its business. Should any litigation in which the Company becomes involved be determined against the Company, such a decision could adversely affect the Company’s ability to continue operating and the market price for the SVS. Even if the Company is involved in litigation and is successful, such litigation could redirect significant company resources from business operations to prosecuting or defending such litigation, which can adversely affect the financial results, business and operations of the Company or its subsidiaries, as applicable. There also may be adverse publicity associated with litigation that could negatively affect customer perception of the business, regardless of whether the allegations are valid or whether the Company is ultimately found liable. See “Legal Proceedings and Regulatory Actions” for an overview of the material proceedings affecting the Company.

The Company’s Status as a Public Company

As a public company in Canada and the U.S., the Company is subject to the reporting requirements, rules and regulations under the applicable Canadian and American securities laws and rules of stock exchanges on which the Company’s securities may be listed from time to time. Securities legislation and the rules and policies of the TSX require listed companies to, among other things, adopt corporate governance and related practices, and to continuously prepare and disclose material information, all of which add to a company’s legal and financial compliance costs. Additional or new regulatory requirements may be adopted in the future by the TSX or other securities law regulators. The requirements of existing and potential future rules and regulations increase the Company’s legal, accounting and financial compliance costs, make some activities more difficult, time-consuming or costly, and may also place undue strain on its personnel, systems, and resources, which could adversely affect its business and financial condition.

Recent and Proposed State Legislation Relating to Cannabis Licensing

Recent and proposed state legislation throughout the U.S. has prioritized minority and diversity participation in the cannabis industry, including providing licensing preferences to minority owners, individuals with specified criminal convictions, local residents and individuals and businesses from economically depressed or disadvantaged areas. As new medical and adult use legislation is passed, multi-state operators such as the Company may be prevented, limited or discouraged from obtaining new licenses, renewing licenses or from participating in new markets or existing markets, or may be required to partner with specific individuals, who may be difficult to find and agree to terms with. Social equity initiatives could adversely impact the Company’s ability to increase or maintain market share and revenues in certain states, expand its geographic footprint or obtain a positive return on its acquisitions or investments, all of which could have a material adverse impact on the Company’s business, financial condition and results of operations.

Environmental Risks

Environmental Regulation

The Company’s operations are subject to environmental regulation in the various jurisdictions in which it operates. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors (or the equivalent thereof) and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company’s operations.

Government approvals and permits are currently, and may in the future, be required in connection with the Company’s operations. To the extent such approvals are required and not obtained, the Company may be curtailed or prohibited from its proposed production of medical marijuana or from proceeding with the development of its operations as currently proposed.

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Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. The Company may be required to compensate those suffering loss or damage by reason of its operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws, regulations and permits governing the production of medical marijuana, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in expenses, capital expenditures or production costs or reduction in levels of production or require abandonment or delays in development.

Unknown Environmental Risks

There can be no assurance that the Company will not encounter hazardous conditions at the facilities where it operates its businesses, including, without limitation, its medical cannabis cultivation and dispensary facilities, such as asbestos or lead, in excess of expectations that may delay the development of its businesses. Climate change or significant weather events may accelerate or exacerbate environmental conditions in ways that adversely affect the business due to potential negative effects on agricultural conditions, increased difficulty in construction projects to support its operations. Upon encountering a hazardous condition, work at the facilities of the Company may be suspended. The presence of other hazardous conditions may require significant expenditure of the Company’s resources to correct the condition. Such conditions could have a material impact on the investment returns of the Company.

General Business Risks

Expansion into Foreign Jurisdictions

The Company’s expansion into jurisdictions outside of Canada and the U.S. is subject to risks. In addition, in jurisdictions outside of Canada and the U.S., there can be no assurance that any market for the Company’s products will develop or be maintained. The Company may face new or unexpected risks or significantly increase its exposure to one or more existing risks, including economic instability, changes in laws and regulations, and the effects of competition. These factors may limit the Company’s ability to successfully expand its operations into such jurisdictions and may have a material adverse effect on the Company’s business, financial condition and results of operations.

Certain jurisdictions may prohibit or restrict its citizens or residents from investing in or transacting with companies involved in the cannabis industry, even if such companies only conduct business in jurisdictions where cannabis is legal. For example, if an investor in the U.K. profits from an investment in a cannabis producer or supplier, such investment may technically violate the U.K. Proceeds of Crime Act 2002. Similar prohibitions or restrictions may apply in other jurisdictions where cannabis has not been legalized. In addition, such prohibitions and restriction may limit the ability to receive dividends if such dividends were to be declared in the future.

The general risk factors relating to Curaleaf’s business and operations generally also apply in respect of Curaleaf International’s business and operations, including Curaleaf International. Investors should carefully consider the additional risk factors applicable to Curaleaf International’s business and operations as set forth below.

European Regulatory and Licensing Risks

Curaleaf International’s business is subject to a variety of laws, regulations and guidelines relating to the manufacture, management, transportation, storage and disposal of cannabis, including laws and regulations relating to health and safety, the conduct of operations and the protection of the environment. Achievement of Curaleaf International’s business objectives are contingent, in part, upon compliance with applicable regulatory requirements and obtaining all requisite regulatory approvals and licenses. Changes to such laws, regulations and guidelines due to matters beyond the control of Curaleaf International may result in a material adverse effect on Curaleaf International’s business, financial condition, results of operations or prospects.

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Curaleaf International is required to obtain or renew further government permits and licenses for its current and contemplated operations (including, without limitation, in Spain, the U.K. and Portugal). Curaleaf International has further applied for licenses in Italy to import, store and distribute medical cannabis products. Obtaining, amending or renewing the necessary governmental permits and licenses can be a time-consuming process potentially involving numerous regulatory agencies, involving public hearings and costly undertakings on Curaleaf International’s part. Curaleaf International may not be able to obtain, amend or renew permits or licenses that are necessary to its operations or to achieve the growth of its business in a timely manner in the future. Any unexpected delays or costs associated with the permitting and licensing process could impede the ongoing or proposed operations of Curaleaf International. To the extent necessary permits or licenses are not obtained, amended or renewed, or are subsequently suspended or revoked, Curaleaf International may be curtailed or prohibited from proceeding with its ongoing operations or planned development and commercialization activities or may incur unexpected costs associated with the licensing renewal process. Such curtailment, prohibition or unexpected costs may result in a material adverse effect on Curaleaf International’s business, financial condition, results of operations or prospects.

Moreover, Curaleaf International may become involved in a number of government or agency proceedings, investigations and audits. The outcome of any regulatory or agency proceedings, investigations, audits, and other contingencies could harm Curaleaf International’s reputation, require Curaleaf International to take, or refrain from taking, actions that could harm its operations or require it to pay substantial amounts of money, harming its financial condition. There can be no assurance that any pending or future regulatory or agency proceedings, investigations and audits will not result in substantial costs or a diversion of management’s attention and resources or have a material adverse impact on Curaleaf International’s business, financial condition, results of operations or prospects.

Changes in applicable legislation (including POCA 2002)

Cannabis-related financial transactions are subject to a variety of laws that vary by jurisdiction, many of which are unsettled and still developing. While the interpretations of these laws are unclear, in some jurisdictions, financial benefit, directly or indirectly, arising from conduct that would be considered unlawful in such jurisdiction may be viewed to be within the purview of such laws, and persons receiving any such benefit may be subject to liability.

For instance, The U.K. Proceeds of Crime Act 2002 (“POCA 2002”) and other anti-money laundering legislation applicable in the U.K. prohibits persons and corporations (or other undertakings) domiciled in the U.K. from receiving the proceeds of crime from activities outside the U.K. The board of directors of Curaleaf International will take all precautions possible to ensure that it does not at any time or in any way contravene POCA 2002 or any other applicable regulations and legislation in relation to cannabis (both in the U.K. and in the relevant foreign jurisdiction applicable to the operations of Curaleaf International). However, there are no guarantees that the activities of EMMAC will always be deemed lawful if there are any changes in applicable law. Contravention of POCA 2002 carries potential criminal liability. POCA 2002 is extraterritorial in its application and receipt of funds by Curaleaf International from activities that are not legal in the U.K., even if legal in the jurisdiction where relevant revenue is generated, may result in Curaleaf International being considered to be in receipt of “proceeds of crime”. Whilst there remains significant uncertainty regarding the application of POCA and different financial institutions have adopted a different approach to such funding and/or holding of assets that may result in future revenue being received by a U.K. corporation, there can be no certainty that Curaleaf will be able to directly fund and/or capitalize Curaleaf International to support its growth in Europe. Delays or restrictions on Curaleaf funding Curaleaf International in the future may impact Curaleaf International’s ability to grow its revenues as the European market develops.

As at the date hereof, the recreational use of cannabis is illegal in the countries in which Curaleaf International operates, including the U.K. Changing sentiments and evolving regulations in relation to recreational cannabis may mean that in the future recreational cannabis use may be legalized.

Curaleaf International’s strategy is focused primarily on the medical cannabis market in Europe. Should recreational cannabis use be legalized in countries in which Curaleaf International operates other than the U.K., Curaleaf International may face difficulties participating in such markets and will face additional competition from recreational cannabis companies and/or may lose potential medical customers to the recreational cannabis market. Curaleaf International will not explore opportunities within the recreational cannabis sector where the board of directors of Curaleaf International determines that there is a risk of contravening POCA 2002 or any other applicable regulations and legislation in relation to cannabis.

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International Operations

Curaleaf International is exposed to risks relating to the laws of various countries as a result of its international operations. Curaleaf International currently conducts operations in multiple countries and plans to expand these international operations. As a result of such operations, Curaleaf International is exposed to various levels of political, economic, legal and other risks and uncertainties associated with operating in or exporting to these jurisdictions, as well as various laws governing the cannabis industry in such countries. These risks and uncertainties include, but are not limited to, changes in the laws, regulations and policies governing the production, sale and use of cannabis and cannabis-based products, political instability, instability at the European Union level, currency controls, fluctuations in currency exchange rates and rates of inflation, labor unrest, changes in taxation laws, regulations and policies, restrictions on foreign exchange and repatriation and changing political conditions and governmental regulations relating to foreign investment and the cannabis business more generally. Changes, if any, in the laws, regulations and policies relating to the advertising, production, sale and use of cannabis and cannabis-based products or in the general economic policies in these jurisdictions, or shifts in political attitude related thereto, may adversely affect Curaleaf International’s operations, or the profitability of Curaleaf International’s operations, in these countries.

Possible investments by Curaleaf International in European countries that have less developed legal systems than the more established economies in Europe may occasion risks such as (a) effective legal redress in the courts of such jurisdiction, whether in respect of a breach of law or regulation or in an ownership dispute, being more difficult to obtain; (b) a higher degree of discretion on the part of governmental authorities; (c) the lack of judicial or administrative guidance on interpreting applicable rules and regulations; (d) inconsistencies or conflicts between and within various laws, regulations, decrees, orders and resolutions; or (e) relative inexperience of the judiciary and courts in such matters. In consequence the commitment of local business people, government officials, agencies and the judicial system to abide by legal requirements and negotiated agreements may be more uncertain, creating particular concerns with respect to licenses and agreements for business. These may be susceptible to revision or cancellation and legal redress may be uncertain or delayed.

As Curaleaf International explores novel business models, such as global co-branded products, cannabinoid clinics and cannabis retail, international regulations will become increasingly challenging to manage. Specifically, Curaleaf International’s operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on advertising, production, price controls, export controls, controls on currency remittance, increased income taxes, restrictions on foreign investment, land and water use restrictions and government policies rewarding contracts to local competitors or requiring domestic producers or vendors to purchase supplies from a particular jurisdiction. Failure to comply strictly with applicable laws, regulations and local practices could result in additional taxes, costs, civil or criminal fines or penalties or other expenses being levied on Curaleaf International’s international operations, as well as other potential adverse consequences such as the loss of necessary permits or governmental approvals.

Furthermore, although Curaleaf International has begun production in Portugal with a view toward facilitating exports of its cannabis products to countries in the EU (or, as permissible, elsewhere) from Portugal, there is no assurance that these EU (or non-EU) countries will authorize the import of cannabis products from Portugal, or that Portugal will authorize or continue to authorize such exports, or that such exports will provide Curaleaf International with advantages over its current EU export strategy. Each country in the EU (or elsewhere) may impose restrictions or limitations on imports that require the use of, or confer significant advantages upon, producers within that particular country. As a result, Curaleaf International may be required to establish production facilities in one or more countries in the EU (or elsewhere) where it wishes to distribute its cannabis products in order to take advantage of the favorable legislation offered to producers in these countries.

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Reliance on International Advisors and Consultants

The legal and regulatory requirements in the foreign countries in which the Company operates or will operate with respect to the cultivation and sale of cannabis, banking systems and controls, as well as local business culture and practices are different from those in the U.S. The Company must rely, to a great extent, on local legal counsel, consultants and advisors retained by it in order to keep apprised of legal, regulatory and governmental developments as they pertain to and affect the Company’s business, and to assist the Company with its governmental relations. The Company must rely, to some extent, on those members of management and the board of directors who have previous experience working and conducting business in these countries, if any, in order to enhance its understanding of and appreciation for the local business culture and practices. The Company also relies on the advice of local experts and professionals in connection with current and new regulations that develop in respect of the cultivation and sale of cannabis as well as in respect of banking, financing, labor, litigation and tax matters in these jurisdictions. Any developments or changes in such legal, regulatory or governmental requirements or in local business practices are beyond the Company’s control. The impact of any such changes may adversely affect the Company’s business, financial condition and results of operations.

Competition from other Participants in the European Medical Cannabis Sector

Curaleaf International faces competition from a number of companies operating in the European medical cannabis sector and in each specific country where Curaleaf International operates (and intends to operate). Some competitors have longer operating histories and greater human resources, bigger or superior cultivation sites or more experience cultivating cannabis, greater manufacturing and marketing experience than Curaleaf International, or existing pharmaceutical operations or drug development experience. Competitor companies may have a larger local presence in a particular country, or a track-record in analogous industries in such country that establishes their credibility with regulators, partners, suppliers, distributors, customers or patients.

In addition, large pharmaceutical companies may enter the medical cannabis sector. Large pharmaceutical companies will have access to large research and development budgets, have recognized brands developed over many years, experience in bringing medical products to the market and are familiar to and trusted by regulators, doctors and patients.

Competition will intensify in all European markets as the medical cannabis industry opens up and develops, and the potential of medical cannabis is recognized. New operators will enter the market as legislators adopt a more permissive attitude towards medical cannabis. Existing operators in Canada and North America (which may compete with Curaleaf), many with experience and a track record cultivating and processing cannabis and manufacturing medical cannabis products, and with financial and human resources greater than European competitors, may enter the European market and/or make acquisitions to quickly establish a market presence.

Curaleaf International’s competitors may develop more effective products for a particular illness or condition, or complete more comprehensive research on their products, or otherwise register intellectual property that establishes them as the market leader in a particular country or field. Competitors may deliver more effective education, awareness, sales and/or marketing programs and be able to establish superior market share in any country or in relation to a specific illness or condition.

Competition from other competitors may also affect Curaleaf International’s ability to: (i) pursue and complete acquisition and/or investment opportunities (or increase the cost of the same); (ii) pursue commercial opportunities with cultivation partners, contract manufacturers, suppliers or distributors in a particular country due to competition; and (iii) the ability of Curaleaf International to hire and/or retain key individuals.

There can be no assurance that increased competition from other companies in the medical cannabis sector will not have a material adverse effect on Curaleaf International’s business, financial condition and results of operations.

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Reimbursement of Medical Cannabis by Insurers

In Germany, a key market for medical cannabis in Europe and a key market for Curaleaf International, a significant percentage of medical cannabis prescriptions are reimbursed in whole or in part pursuant to private health insurance policies held by patients. Curaleaf International believes insurance cover across Europe will increase (both in terms of the number of prescriptions reimbursed, the number of conditions for which reimbursement is available, and the number of countries where insurance companies reimburse some or all of costs incurred by patients) as the benefits of cannabis as a treatment option are more widely accepted, and importantly the cost of medical cannabis reduces and its cost effectiveness is compared to existing treatments and medicines more widely recognized. If this is not the case, and the number of prescriptions reimbursed falls or does not increase as expected, or medical cannabis for particular conditions is not available to patients under their insurance policies, or insurance is not available in new markets in Europe as either the efficacy of cannabis remains in doubt, or the cost of cannabis as a treatment option remains too high (compared to existing treatments), the number of prescriptions for medical cannabis will be less than forecast by analysts and the sales and revenues of Curaleaf International will be reduced.

Costs and Timing of Establishing an European Distribution Network

Medical cannabis in Europe is a nascent industry; even industry leaders are building networks, supply-chains and distribution channels from a low base, often by mergers and acquisitions. Building large multi-country distribution networks may take longer than expected, and cost more than budgeted. Medical cannabis in Europe is not a single market and distribution of products in each country will be subject to separate and specific laws and regulations or specific application of EU regulations by those countries. If the cost of building a European wide distribution network is greater than expected, or it takes longer than forecast to establish reliable and effective sales channels across Europe or in any particular country (through the education of doctors and delivery of research differentiating Curaleaf International’s products), the additional costs or delays incurred may have a material adverse effect on the financial performance and results of operations of Curaleaf International.

Adoption or Prescription of Medical Cannabis by Health Professionals

Curaleaf International is satisfied (based on third party research into the attitudes of doctors and patients) that a large number of doctors and patients in Europe are content that medical cannabis has potential benefits for patients suffering a wide range of conditions; however, it remains a significant risk to Curaleaf International that a large number of the same doctors and patients may not prescribe medical cannabis, or seek medical cannabis as a treatment option, unless and until the results of comprehensive clinical trials are available, confirming categorically the measured benefits of medical cannabis over a period of time, and providing evidence of the safety of medical cannabis (in isolation and in conjunction with a range of other drugs, licensed medicines and over-the-counter supplements that may be taken concurrently by patients, or in light of other lifestyle factors that may affect a particular part of a patient population (e.g. alcohol or other recreational drugs)).

Offer of Medical Cannabis by National Healthcare Systems

If the national healthcare providers in the countries in which Curaleaf International operates adopt cannabis as a treatment option for any condition, then they will endeavor to centrally procure approved medical cannabis products at the lowest price available in the market (and will potentially agree fixed term supply contracts with approved suppliers).

By way of illustration, the U.K. NHS provides free at the point of use healthcare for legal residents of the U.K. If the NHS adopts cannabis as a treatment option for any condition, then it will endeavor to centrally procure approved medical cannabis products at the lowest price available in the market (and will potentially agree fixed term supply contracts with approved suppliers).

Curaleaf International is not the largest medical cannabis company (in terms of hectares under cultivation, product portfolio or manufacturing capability) and may not be able to compete with competitors in terms of large-scale production, product range or costs to supply these national healthcare providers. In this scenario, Curaleaf International may not establish significant market share in those countries and may be restricted to private patients which will be a much reduced share of the total medical cannabis market.

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Reliance on Third Party Distributors

In certain jurisdictions, Curaleaf International has appointed third party distributors. Distributors appointed by Curaleaf International are responsible for generating revenues from the sale of medical cannabis products and Curaleaf International is therefore dependent upon distributors performing their obligations in order to generate revenues. If these distributors fail to carry out their contractual duties, or if there is a delay or interruptions in the distribution of Curaleaf International’s products or if these third parties lose their license(s) to import products or impose onerous contractual terms (including fees and commissions for distribution), it could negatively affect the revenue Curaleaf International is able to generate from sales.

Curaleaf International intends to appoint further distributors in Europe. If suitable distribution partners are not engaged (either because they are not identified or they have agreed exclusive terms with competitors, or their proposed contractual terms are not acceptable to Curaleaf International), then Curaleaf International may not be able to distribute its products in a particular country and expansion to new European markets may be slower than expected.

Protectionist Policies Adopted by Countries in the European Union

At present, there is no single market in the European Union for medical cannabis. There can be no guarantee that as regulations develop politicians and/or regulators will not seek to protect local suppliers. This may take the form of restrictions on where cannabis can be grown, or where manufacturing occurs. Curaleaf International currently cultivates medical cannabis in Portugal. If markets elsewhere in Europe restrict the ability of Curaleaf International to export medical cannabis products from Portugal (or Spain to the extent manufacturing occurs at Medalchemy) then the ability of Curaleaf International to distribute medical cannabis products widely in Europe will be restricted and Curaleaf International’s market share may be lower than expected (or reduced to nil), which may have a material adverse effect on Curaleaf International’s financial position and results of operations.

Future Acquisitions or Dispositions

The Company historically grew through acquisitions and currently expects to complete additional transactions and acquisitions in the future. These acquisitions are subject to a number of customary closing conditions, which may include in certain instances, regulatory approval and may not close for a variety of reasons including if the closing conditions are not satisfied or waived, some of which may not be within the control of the Company. In addition, even if these transactions were to be completed, they may not close on terms or within the timing currently expected. If one or more of these transactions do not close or are completed pursuant to terms or timelines different than expected, it could have an adverse effect on the Company’s future capital plans and require the Company to reallocate funds.

Without realizing any of the benefits of having completed such transactions, material acquisitions, dispositions and other strategic transactions involve a number of risks, including: (i) potential disruption of the Company’s ongoing business, including negative reactions from the financial markets, including negative impacts on the price of the SVS; (ii) distraction of management which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to the Company; (iii) the Company may become more financially leveraged; (iv) the anticipated benefits and cost savings of those transactions may not be realized fully or at all or may take longer to realize than expected; (v) increase in the scope and complexity of the Company’s operations; (vi) loss or reduction of control over certain of the Company’s assets; (vii) in the case of a proposed acquisition, the Company may need to find an alternative use of any capital earmarked for such proposed acquisitions, to the extent the consideration for such acquisition is paid partly or entirely in cash; and (viii) in the case of a proposed disposition, the Company may not receive the anticipated proceeds of such disposition and accordingly may not be able to execute on other business opportunities for which such proceeds have been earmarked. Additionally, the Company may issue a significant number of additional SVS which would dilute the current shareholders’ holding in the Company or indirect holdings in the Company.

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The presence of one or more material liabilities of an acquired company that are unknown to the Company at the time of acquisition could have a material adverse effect on the business, results of operations, prospects and financial condition of the Company. A strategic transaction may result in a significant change in the nature of the Company’s business, operations and strategy. In addition, the Company may encounter unforeseen obstacles or costs in implementing a strategic transaction or integrating any acquired business into the Company’s operations.

Service Providers

As a result of any adverse change to the approach in enforcement of cannabis laws, adverse regulatory or political change, additional scrutiny by regulatory authorities, adverse change in public perception in respect of the consumption of marijuana or otherwise, third party service providers to the Company could suspend or withdraw their services to, or business relationship with, the Company and its subsidiaries which may have a material adverse effect on the Company and its subsidiaries’ business, revenues, results of operations, financial condition or prospects.

Enforceability of Contracts

It is a fundamental principle of law that a contract will not be enforced if it involves a violation of law or public policy. Because cannabis remains illegal at a federal level, judges may refuse to enforce contracts in connection with activities that violate federal law, even if there is no violation of state law. There remains doubt and uncertainty that the Company will be able to legally enforce contracts it enters into if necessary. The Company cannot be assured that it will have a remedy for breach of contract, the lack of which may have a material adverse effect on the Company’s business, revenues, results of operations, financial condition or prospects.

Resale of the SVS on the TSX

The Company understands that many major securities clearing firms in the U.S. refuse to facilitate transactions related to securities of Canadian public companies involved in the marijuana industry. This is due to the fact that marijuana continues to be listed as a controlled substance under U.S. federal law, with the result that marijuana-related practices or activities, including the cultivation, possession or distribution of marijuana, are illegal under U.S. federal law. Accordingly, the liquidity of the Company’s SVS may be reduced as certain investors may choose not to invest in its securities if they cannot be held and traded through their existing brokerage relationships. Moreover, U.S. residents who acquired SVS from the Company in most instances have acquired “restricted securities” and may find it difficult to find U.S. brokerages willing to hold such restricted securities on behalf of clients and the process of reselling restricted securities can be cumbersome.

Reliance on Management and Key Personnel

The success of the Company is dependent upon the ability, expertise, judgment, discretion and good faith of its senior management and other key employees. While employment agreements or management agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees. If one or more of these individuals were unable or unwilling to continue in their present positions, the Company might not be able to replace them easily or at all. Any loss of the services of such individuals could have a material adverse effect on the Company’s business, results of operations, financial condition or prospects.

Social, demographic and economic trends observed on a global basis, are making it more challenging to hire and retain personnel in most industries. Inflationary pressures, shortages, competitiveness in the labor markets where the Company operates, increased employee turnover and changes in the availability of its employees have resulted in, and could continue to result in, increased labor-related costs, which could have a material adverse effect on the Company’s results and financial condition. In addition, these factors have impacted, and could continue to impact, its ability to meet consumer demand, which could negatively affect its financial condition, results, or cash flows. The failure to recruit, retain, motivate, effectively communicate with, and train and develop highly skilled and competent people at all levels of Supremex’ organization could also result in shortages in the availability of appropriately skilled people at any particular levels within the organization and significantly affect its financial results.

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News media have reported that U.S. immigration authorities have increased scrutiny of Canadian citizens who are crossing the U.S.-Canada border with respect to persons involved in cannabis businesses in the U.S. There have been a number of Canadians barred from entering the U.S. as a result of an investment in or act related to U.S. cannabis businesses. In some cases, entry has been barred for extended periods of time. Company employees who are not U.S. citizens traveling from Canada to the U.S. for the benefit of the Company may encounter enhanced scrutiny by U.S. immigration authorities that may result in the employee not being permitted to enter the U.S. for a specified period of time. If this happens to Company employees who are not U.S. citizens, then this may reduce the Company’s ability to manage effectively its business in the U.S.

The Company faces intense competition

The Company faces and expect to continue to face intense competition from many other companies. A number of businesses in competition with us, which in the future may include pharmaceutical companies, are also larger and better capitalized than the Company, may enter markets through acquisitive growth, may have longer operating histories and have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources. The market for the products that the Company offers or intends to offer is highly competitive. The competition has been increasing as more U.S. states permit the use of medicinal cannabis and new industry participants and diversified products continue to emerge. Increased competition may hinder the Company’s ability to successfully market its products and services. To remain competitive, the Company requires a continued high level of investment in research and development, marketing, sales, talent retention and client support. The Company may not have the resources, expertise or other competitive requirements to compete successfully in the future and pressure from the Company’s competitors may have a material adverse effect on the Company’s business, financial condition, results of operations and prospects.

Moreover, the cannabis industry is undergoing rapid growth and substantial change, which has resulted in an increase in competitors, consolidation and the formation of strategic relationships. This competition may increase the price the Company must pay for acquisitions and make it more difficult for the Company to purchase additional businesses and assets. Acquisitions conducted by the Company’s competitors or other consolidating transactions could, in turn, harm it in a number of ways, including losing customers, revenue and market share, or forcing it to expend greater resources to meet new or additional competitive threats, all of which could harm the Company’s results of operations. As competitors enter the market and become increasingly sophisticated, competition in the Company’s industry may intensify and place downward pressure on retail prices for its products and services, which could negatively impact the Company’s profitability.

The pharmaceutical industry may attempt to compete with or dominate the cannabis industry, and in particular, legal cannabis, through the development and distribution of synthetic products that emulate the effects and treatment of organic cannabis. If they are successful, the widespread popularity of such synthetic products could change the demand, volume and profitability of the cannabis industry. This could have a material adverse effect on the business, financial condition or results of operations or prospects of the Company.

The Company also faces competition from the illicit market and illegal dispensaries and products that are unlicensed and unregulated and that are selling cannabis and cannabis products, including products with higher concentrations of active ingredients, and using delivery methods, including edibles and extract vaporizers that the Company may be prohibited from offering to individuals due to laws and regulations. Any inability or unwillingness of law enforcement authorities to enforce existing laws prohibiting the unlicensed production and sale of cannabis and cannabis products could result in increased competition for the Company, which could have a material adverse effect on the Company’s business, financial condition or results of operations.

Agricultural Business Risks

The Company’s business involves the cultivation of the cannabis plant. The cultivation of this plant is subject to agricultural risks related to insects, plant diseases, water and electricity availability and costs, unstable growing conditions and similar agricultural risks, as well as force majeure events. Although the Company cultivates its cannabis plants in indoor, climate controlled rooms staffed by trained personnel and in the future plans to cultivate cannabis plants in greenhouses, there can be no assurance that agricultural risks will not have a material adverse effect on the cultivation of its cannabis and, accordingly, the Company’s business, financial condition and results of operations. The Company may in the future cultivate cannabis plants outdoors, which would also subject it to related agricultural risks.

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Unfavorable Publicity or Consumer Perception

The Company believes the adult use and medical marijuana industries are highly dependent upon consumer perception regarding the safety, efficacy and quality of the marijuana produced. In particular, the Company’s financial performance in each state will depend on whether patients and physicians view its products as effective and safe for use. Under the laws of the states in which the Company and its affiliates operate, the participation of physicians and health care providers in the certification process is voluntary and therefore depends on a number of variables, including: medical professionals’ views as to the use of medical cannabis to treat qualifying conditions; the risks and benefits to individual patients or patient groups; the policies of particular medical practices; and patient demand. If physicians and other medical professionals do not certify patients where certification is required under state law, the Company’s business, financial position and results of operations may be negatively affected.

Public perception can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of marijuana products. There can be no assurance that future scientific research or findings, regulatory investigations, litigation, media attention or other publicity will be favorable to the marijuana market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory investigations, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or other publicity could have a material adverse effect on the demand for adult use or medical marijuana and on the business, results of operations, financial condition, cash flows or prospects of the Company.

Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of marijuana in general, or associating the consumption of adult use and medical marijuana with illness or other negative effects or events, could have such a material adverse effect. There is no assurance that such adverse publicity reports or other media attention will not arise. A negative shift in the public’s perception of cannabis in the U.S. or any other applicable jurisdiction could cause state jurisdictions to abandon initiatives or proposals to legalize medical and/or adult use cannabis, thereby limiting the number of new state jurisdictions into which the Company could expand. Any inability to fully implement the Company’s expansion strategy may have a material adverse effect on the Company’s business, results of operations or prospects.

Acceptance of the Company’s products depends on several factors, including availability, cost, ease of use, familiarity of use, convenience, effectiveness, safety and reliability. The ability to gain and increase market acceptance of the Company’s products may require the Company to establish and maintain its brand name and reputation. In order to do so, substantial expenditures on product development, strategic relationships and marketing initiatives may be required. There can be no assurance that these initiatives will be successful and their failure may have an adverse effect on the Company’s business, results of operations or prospects.

Product Liability

As a manufacturer and distributor of products designed to be ingested by humans, the Company faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of marijuana involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of marijuana alone or in combination with other medications or substances could occur. As a manufacturer, distributor and retailer of adult use and medical marijuana, or in its role as an investor in or service provider to an entity that is a manufacturer, distributor and/or retailer of adult use or medical marijuana, the Company may be subject to various product liability claims, including, among others, that the marijuana product caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances.

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A product liability claim or regulatory action against the Company could result in increased costs, could adversely affect the Company’s reputation with its clients and consumers generally, and could have a material adverse effect on the business, results of operations, financial condition or prospects of the Company. There can be no assurances that the Company will be able to maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to maintain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of the Company’s potential products or otherwise have a material adverse effect on the business, results of operations, financial condition or prospects of the Company.

Product Recalls

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. Such recalls cause unexpected expenses of the recall and any legal proceedings that might arise in connection with the recall. This can cause loss of a significant amount of sales and the Company may not be able to replace those sales at an acceptable margin, if at all. In addition, a product recall may require significant management attention. Although the Company has detailed procedures in place for testing its products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if one of the Company’s products were subject to recall, the image of that product and the Company could be harmed. Additionally, product recalls can lead to increased scrutiny of operations by applicable regulatory agencies, requiring further management attention and potential legal fees and other expenses. A recall may lead to decreased demand for products produced by the Company and could have a material adverse effect on its results of operations and financial condition.

Results of Future Clinical Research

Research in Canada, the U.S. and internationally regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis or isolated cannabinoids (such as CBD and THC) remains in early stages. There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids (such as CBD and THC) and future research and clinical trials may discredit the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis or could raise concerns regarding, and perceptions relating to, cannabis. Given these risks, uncertainties and assumptions, prospective purchasers of the Company’s securities should not place undue reliance on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated in this Annual Information Form or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to cannabis, which could have a material adverse effect on the demand for the Company’s products with the potential to lead to a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

Dependence on Suppliers

The ability of the Company to compete and grow will be dependent on it having access, at a reasonable cost and in a timely manner, to equipment, parts and components. No assurances can be given that the Company will be successful in maintaining its required supply of equipment, parts and components. It is also possible that the final costs of the major equipment contemplated by the Company’s capital expenditure plans may be significantly greater than anticipated by the Company’s management and may be greater than funds available to the Company, in which circumstance the Company may curtail, or extend the timeframes for completing, its capital expenditure plans. This could have an adverse effect on the business, financial condition, results of operations or prospects of the Company.

Reliance on Inputs

The marijuana business is dependent on a number of key inputs and their related costs including raw materials and supplies related to growing operations, as well as electricity, water and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition, results of operations or prospects of the Company. In addition, any restrictions on the ability to secure required supplies or utility services or to do so on commercially acceptable terms could have a materially adverse impact on the business, financial condition and results of operations. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, the Company might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to the Company in the future. In 2022, the cost of raw materials, as well as energy, transportation, and logistics necessary for the production and distribution of the Company’s products has rapidly increased. The Company expects the inflationary pressures on input costs to continue to impact its business in 2023.

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The Company’s cannabis growing operations consume considerable energy, which makes it vulnerable to rising energy costs. Accordingly, rising or volatile energy costs may adversely affect the business of the Company and its ability to operate profitably.

Limited Market Data and Difficulty to Forecast

As a result of recent and ongoing regulatory and policy changes in the medical and adult use marijuana industry, the market data available is limited and unreliable. Federal and state laws prevent widespread participation and hinder market research. Therefore, the Company must rely largely on its own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the industry. Due to the early stage of the regulated cannabis industry, forecasts regarding the size of the industry and the sales of products by the Company are inherently difficult to prepare with a high degree of accuracy and reliability. Market research and projections by the Company of estimated total retail sales, demographics, demand, and similar consumer research are based on assumptions from limited and unreliable market data, and generally represent the personal opinions of the Company’s management team as of the date of this Annual Information Form. A failure in the demand for its products to materialize as a result of competition, technological change or other factors could have a material adverse effect on the business, results of operations, financial condition or prospects of the Company.

The Company faces risks relating to its intellectual property

The Company’s ability to compete in the future partly depends on the superiority, uniqueness and value of its intellectual property and technology, including both internally developed technology and technology licensed from third parties. To the extent the Company is able to do so, in order to protect its proprietary rights, the Company will rely on a combination of trademark, copyright and trade secret laws, confidentiality agreements with its employees and third parties, and protective contractual provisions which may prove insufficient to protect the Company’s proprietary rights. Third parties may independently develop substantially equivalent proprietary information without infringing upon any proprietary technology. Third parties may otherwise gain access to the Company’s proprietary information and adopt it in a competitive manner. In addition, effective future patent, copyright and trade secret protection may be unavailable or limited in certain foreign countries and may be unenforceable under the laws of certain jurisdictions. Failure of the Company to adequately maintain and enhance protection over its proprietary techniques and process may have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

As long as cannabis remains illegal under U.S. federal law as a Schedule I controlled substance pursuant to the CSA, the benefit of certain federal laws and protections which may be available to most businesses, such as federal trademark and patent protection regarding the intellectual property of a business, may not be available to the Company. The Company intends to reevaluate how it approaches intellectual property protection in the event cannabis becomes descheduled federally. As it stands, the United States Patent and Trademark Office will not permit the registration of any trademark that identifies cannabis products. As a result, the Company’s intellectual property may never be adequately or sufficiently protected against the use or misappropriation by third-parties beyond the common law and geographic areas in which it conducts business. The use of the Company’s trademarks outside the states in which it operates by one or more other persons could have a material adverse effect on the value of such trademarks. . In addition, since the regulatory framework of the cannabis industry is in a constant state of flux, the Company can provide no assurance that it will ever obtain any protection of its intellectual property, whether on a federal, state or local level. While many states do offer the ability to protect trademarks independent of the federal government, patent protection is wholly unavailable on a state level, and state-registered trademarks provide a lower degree of protection than would federally-registered marks.

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Any infringement or misappropriation of the Company’s intellectual property could damage its value and limit its ability to compete. The Company may have to engage in litigation to protect the rights to its intellectual property, which could result in significant litigation costs and require a significant amount of its time. Competitors may also harm the Company’s business by designing products that mirror the capabilities of its products or technology without infringing on its intellectual property rights. If the Company does not obtain sufficient protection for its intellectual property, or if it is unable to effectively enforce its intellectual property rights, its competitiveness could be impaired, which would limit its growth and future revenue.

The Company may also find it necessary to bring infringement or other actions against third parties to seek to protect its intellectual property rights. Such litigation, even if successful, is often expensive and time-consuming to prosecute, and there can be no assurance that the Company will have the financial or other resources to enforce its rights or be able to enforce its rights or prevent other parties from developing similar technology or designing around its intellectual property.

Strong brand identities are important to the Company’s success, and the Company may have to incur significant expenses to maintain its brands

The Company believes that establishing and maintaining the brand identities of the Company’s national retail chain and products are critical aspects of attracting, expanding and keeping its customer base. Promotion and enhancement of brands will depend largely on the Company’s success in operating its dispensaries and providing high-quality products. If customers and patients do not perceive the Company’s retail operations and products to be consistently of high quality and value, or if the Company introduces new products, changes products or enters into new business ventures that are not favorably received by customers and patients, the Company risks diluting its brand identities and decreasing their attractiveness to existing and potential customers. Moreover, in order to attract and retain customers and to promote and maintain brand equity in response to competitive pressures, the Company may have to substantially increase its financial commitment to creating and maintaining distinct brand loyalty among customers. The Company may incur significant expenses in an attempt to promote and maintain its brands, and if such efforts are not successful it could have a material adverse effect on the Company’s business, financial condition and results of operations.

Constraints on Marketing Products

The development of the Company’s business and results of operations may be hindered by applicable restrictions on sales and marketing activities imposed by government regulatory bodies for products containing cannabis or ingredients derived from cannabis. Restrictions may include regulations that specify what, where and to whom product information and descriptions may appear and/or be advertised. Marketing, advertising, packaging and labeling regulations also vary from state to state, potentially limiting the consistency and scale of consumer branding communication and product education efforts. The regulatory environment in the U.S. limits companies’ abilities to compete for market share in a manner similar to other industries. If the Company is unable to effectively market its products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for its products, the Company’s sales and results of operations could be adversely affected.

Fraudulent or Illegal Activity by Employees, Contractors and Consultants

The Company is exposed to the risk that its employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to the Company that violates: (i) government regulations; (ii) manufacturing standards; (iii) federal and state healthcare fraud and abuse laws and regulations; (iv) laws that require the true, complete and accurate reporting of financial information or data; or (v) revenue recognition rules under accounting general standards. It may not always be possible for the Company to identify and deter misconduct by its employees and other third parties, and the precautions taken by the Company to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Company from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations, or steaming from weaknesses in internal controls. If any such actions are instituted against the Company, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on the Company’s business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of the Company’s operations, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

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The Company may have increased labor costs based on union activity

Labor unions are working to organize workforces in the cannabis industry in general. Currently, 13.1% of the Company’s workforce has elected to be represented by a labor organization for purposes of collective bargaining. However, it is possible that greater portions of its workforce at retail and/or manufacturing locations will be organized in the future, which could lead to work stoppages or increased labor costs and adversely affect its business, profitability and its ability to reinvest into the growth of the Company’s business. The Company cannot predict how stable its relationships with U.S. labor organizations will remain or whether it can meet any unions’ requirements without impacting its financial condition. Labor unions may also limit the Company’s flexibility in dealing with its workforce. Work stoppages and instability in the Company’s union relationships could delay the production and sale of its products, which could strain relationships with customers and cause a loss of revenues which would adversely affect the Company’s operations.

The Company face risks related to the Company’s information technology systems, and potential cyber-attacks and security breaches

The Company’s operations depend, in part, on how well it and its suppliers protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism and theft. The Company’s operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as preemptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or an increase in capital expenses.

In addition, the Company collects, processes,stores and transmits sensitive business information and, in certain circumstances, personal medical and other information about its patients and customers, The Company is responsible for protecting that information from privacy breaches. A privacy breach may occur through procedural or process failure, information technology malfunction or deliberate unauthorized intrusions. Theft of data for competitive purposes, particularly patient lists and preferences, is an ongoing risk, whether perpetrated via employee collusion or negligence or through deliberate cyber-attack. To the extent that any disruption or security breach were to result in a loss of, or damage to, the Company’s data, including any personal medical information, the Company could incur liability and reputational damage and could be subject to civil fines and penalties. Any such theft or privacy breach would have a material adverse effect on the Company’s business, prospects, revenue, financial condition and results of operations.

The Company could experience a cyber incident, which generally refers to any intentional attack or an unintentional event that results in unauthorized access to systems to disrupt operations, corrupt data or steal or expose confidential information or intellectual property, or a ransomware attack, which is a type of malicious software that infects a computer and restricts users' access to it until a ransom is paid to unlock it. Successful cyber-attacks or technological malfunctions affecting the Company or its respective service providers can result in, among other things, financial losses, the inability to process transactions, the unauthorized release of customer information or other confidential information and reputational risk. Depending on the severity of a potential cybersecurity incident, the Company’s customers’ data, its employees’ data, its intellectual property (including trade secrets and research and development), and other third-party data (such as suppliers and vendors) could be compromised, which could adversely affect the Company’s business and result in widespread negative publicity, damage to the Company’s reputation, a loss of patients and customers, business disruption and legal liabilities. If any of the Company’s critical suppliers is the subject of a cyber or ransomware attack, the Company could experience a significant disruption in its supply chain and possibly shortages of key resources.

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The Company manages these risks by employing team members trained in Information Security and requiring that each of these security team members perform an additional 40 hours of Information Security training each year. When hiring security contractors to test the Company’s security systems and procedures, the Company only works with security companies that are established in the industry and possess extensive experience.

The Company is subject to the various state laws, rules and regulations in the United States relating to the collection, processing, storage, transfer and use of personal data. The Company’s ability to execute transactions and to possess and use personal information and data in conducting its business subjects it to legislative and regulatory burdens that may require the Company to notify regulators and customers, employees and other individuals of a data security breach. Evolving compliance and operational requirements under applicable privacy laws, rules and regulations of the jurisdictions in which the Company operates impose significant costs that are likely to increase over time. In addition, non-compliance could result in proceedings against the Company by governmental entities or private parties and/or assessment of significant fines, could negatively impact the Company’s reputation and may otherwise adversely impact its business, financial condition and operating results.

The Company has not experienced any material losses to date relating to cyber-attacks or other information security breaches, but there can be no assurance that the Company will not incur such losses in the future. The Company’s risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access is a priority. As cyber threats continue to evolve, the Company may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

The development and use of artificial intelligence, or AI, presents risks and challenges that can impact the Company’s business including by posing security risks to its confidential information, proprietary information, and personal data and could give rise to legal and/or regulatory actions, damage its reputation or otherwise materially harm its business.

Artificial intelligence, or AI, is increasingly being used in the Company’s industry. The Company may develop and incorporate AI technology in certain of its products and services. Issues relating to the use of new and evolving technologies such as AI, machine learning, generative AI, and large language models, may cause us to experience perceived or actual brand or reputational harm, technical harm, competitive harm, legal liability, cybersecurity risks, privacy risks, compliance risks, security risks, ethical issues, and new or enhanced governmental or regulatory scrutiny, and the Company may incur additional costs to resolve such issues. Litigation or government regulation related to the use of AI may also adversely impact the Company’s ability to develop and offer products that use AI, as well as increase the cost and complexity of doing so. In addition, uncertainties regarding developing legal and regulatory requirements and standards may require significant resources to modify and maintain business practices to comply with U.S. and non-U.S. laws concerning the use of AI, the nature of which cannot be determined at this time. In addition, the European Union recently passed the Artificial Intelligence Act, whose regulations will be developed over the coming year and, in the U.S., the recent Executive Order concerning artificial intelligence may result in extensive new federal rule-making. Further, market demand and acceptance of AI technologies are uncertain, and the Company may be unsuccessful in its product development efforts.

The Company has adopted a Generative Artificial Intelligence Policy which governs the use of AI tools within its organization to help reasonably ensure that its employees, contractors, and vendors use such AI in a manner that ensures data security, operational consistency, and fiscal responsibility. The policy provides for approved AI solutions for general business use across its organization and disciplinary action for an unauthorized use of unapproved AI tools. Any failure by the Company’s employees, contractors, and vendors to adhere to its policy could violate confidentiality obligations or applicable laws and regulations, jeopardize its intellectual property rights, cause or contribute to unlawful discrimination, or result in the misuse of personally identifiable information or the injection of malware into its systems, any of which could have a material adverse effect on the business, results of operations, and financial condition.

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The Company faces risks related to security breaches involving its facilities

Given the nature of the Company’s products and its lack of legal availability outside of channels approved by the government of the U.S., as well as the concentration of inventory in its facilities, there remains a risk of shrinkage as well as theft. If there was a breach in security systems and the Company becomes victim to a robbery or theft, the loss of cannabis plants, cannabis oils, cannabis flowers and cultivation and processing equipment or if there was a failure of information systems or a component of information systems, it could, depending on the nature of any such breach or failure, adversely impact the Company’s reputation, business continuity and results of operations. A security breach at one of the Company’s facilities could expose the Company to additional liability and to potentially costly litigation, increase expenses relating to the resolution and future prevention of these breaches and may deter potential patients and customers from choosing the Company’s products. Although the Company maintains insurance to protect against such risks in such amounts as it considers to be reasonable, its insurance does not cover all the potential risks associated with its operations. The Company may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability.

The Company relies on third parties to provide numerous capabilities that the Company depends upon on to operate, and a disruption of these systems could adversely affect its business

The Company is dependent on vendors and third-party software providers, such as its seed-to-sale tracking software providers and point of sale transaction processing and e-commerce providers to operate the Company’s business. A serious disruption to any of these could significantly limit the Company’s ability to serve its customers and operate profitably. The failure of one or more such providers to provide the expected services, provide them on a timely basis or provide them at the prices the Company expects, or otherwise meet the Company’s performance standards and expectations (including with respect to data security, compliance and data privacy and protection laws) may adversely affect the Company’s business, revenue, prospects and results of operations. Further, if the Company found it necessary to replace any such service provider, disruptions arising from the transition of functions to an alternative provider, or the costs developing the Company’s own software if it were unable to find an alternate provider, may have a material adverse effect on the Company’s results of operations or financial condition. Any disruption could cause the Company’s business and competitive position to suffer and cause its operating results to be reduced.

Reliance on Management Services Agreements

The Company’s subsidiaries, financially controlled entities and other affiliates engage in the medicinal cannabis business through management services agreements entered into with state-licensed entities. Under such agreements, its subsidiaries, financially controlled entities and affiliates perform a number of services, including cultivation, growing and handling of cannabis plants, trimming, curing and packaging of dry flower, patient advisory, lab and scientific research services, consultation on regulatory issues and a variety of management functions. In exchange for providing these services, the Company’s subsidiaries, financially controlled entities and affiliates receive management fees which are a key source of revenue. Payment of such fees is dependent on the continuing validity and enforceability of the relevant management services agreements. If such agreements are found to be invalid or unenforceable by a governmental body or regulatory entity, or are terminated by the counterparty, this could have a material adverse effect on the business, prospects, financial condition, and results of operations.

If such management services agreement’s structure is in place, the Company will not be the license holder of the applicable state-issued cannabis license, and therefore, only has contractual rights with respect to any interest in any such license. If the license holder fails to adhere to its contractual agreement with the Company, or if the license holder makes, or fails to make, decisions in respect of the license that the Company disagrees with, the Company will only have contractual recourse and will not have recourse to any regulatory authority. The license holder’s acts or omissions may violate the requirements applicable to it pursuant to the applicable dispensary or production license, thus jeopardizing the status and economic value of the license holder (and, by extension, the Company).

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Website Accessibility

Internet websites are visible by people everywhere, not just in jurisdictions where the activities described therein are considered legal. As a result, to the extent the Company sells services or products via web-based links targeting only jurisdictions in which such sales or services are compliant with state law, the Company may face legal action in other jurisdictions which are not the intended object of any of the Company’s marketing efforts for engaging in any web-based activity that results in sales into such jurisdictions deemed illegal under applicable laws.

High Bonding and Insurance Coverage

There is a risk that a greater number of state regulatory agencies will begin requiring entities engaged in certain aspects of the business or industry of legal cannabis to post a bond or significant fees when applying, for example, for a dispensary license or renewal as a guarantee of payment of sales and franchise tax. The Company is not able to quantify at this time the potential scope for such bonds or fees in the states in which it currently or may in the future operate. Any bonds or fees of material amounts could have a negative impact on the ultimate success of the Company’s business.

The Company’s business is subject to a number of risks and hazards generally, including adverse environmental conditions, accidents, public health crisis, labor disputes and changes in the regulatory environment. Such occurrences could result in the interruption of its business, damage to assets, shortage of staff, disruption of supply chain, market volatility, personal injury or death, environmental damage, delays in operations, monetary losses and possible legal liability.

Although the Company maintains insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance does not cover all the potential risks associated with its operations. The Company may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards encountered in the operations of the Company is not generally available on acceptable terms. The Company might also become subject to liability for pollution or other hazards which may not be insured against or which the Company may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Company to incur significant costs that could have a material adverse effect upon its business, results of operations, financial condition or prospects.

Risks of Leverage

Although the Company will seek to use leverage in connection with its investments in a manner it believes is prudent, such leverage will increase the exposure of an investment to adverse economic factors such as downturns in the economy or deterioration in the condition of the investment. If the Company defaults on unsecured indebtedness, the terms of the loan may require the Company to repay the principal amount of the loan and any interest accrued thereon in addition to heavy penalties that may be imposed. Because the Company may engage in financings where several investments are cross-collateralized, multiple investments may be subject to the risk of loss. As a result, the Company could lose its interest in performing investments in the event such investments are cross-collateralized with poorly performing or nonperforming investments.

In addition to leveraging the Company investments, the Company may borrow funds in its own name for various purposes and may withhold or apply from distributions amounts necessary to repay such borrowings. The interest expense and such other costs incurred in connection with such borrowings may not be recovered by income from investments purchased by the Company. If investments fail to cover the cost of such borrowings, the value of the investments held by the Company would decrease faster than if there had been no such borrowings. Additionally, if the investments fail to perform to expectation, the interests of investors in the Company could be subordinated to such leverage, which will compound any such adverse consequences.

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Management of Growth

The Company may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the Company to deal with this growth may have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

Performance Not Indicative of Future Results

The prior investment and operational performance of the Company is not indicative of the future results of operations of the Company. There can be no assurance that the historical results of operations achieved by the Company or its affiliates will be achieved by the Company, and the Company’s performance may be materially different.

Financial Projections May Prove Materially Inaccurate or Incorrect

The Company’s financial estimates, projections and other forward-looking information or statements included in press releases or other filings are based on assumptions of future events that may or may not occur, which assumptions may not be disclosed therein. Shareholders of the Company should inquire and become familiar with the assumptions underlying any estimates, projections or other forward-looking information or statements. Projections are inherently subject to varying degrees of uncertainty and their achievability depends on the timing and probability of a complex series of future events. There is no assurance that the assumptions upon which these projections are based will be realized. Actual results may differ materially from projected results for a number of reasons including increases in operation expenses, changes or shifts in regulatory rules, undiscovered and unanticipated adverse industry and economic conditions, and unanticipated competition. Accordingly, the Company’s shareholders and prospective investors should not rely on any projections to indicate the actual results the Company might achieve.

Conflicts of Interest

Conflicts of interest may arise as a result of the directors, officers and promoters of the Company also holding positions as directors or officers of other companies. They also invest and may invest in businesses, including in the cannabis sector, that compete directly or indirectly with the Company or act as customers or suppliers of the Company. Some of the individuals that are directors and officers of the Company have been and will continue to be engaged in the identification and evaluation of assets, businesses and companies on their own behalf and on behalf of other companies, and situations may arise where the directors and officers of the Company will be in direct competition with the Company. Conflicts, if any, will be subject to the procedures and remedies provided under the Business Corporations Act (British Columbia).

To the best of the Company’s knowledge, other than as disclosed below and elsewhere in this Annual Information Form and the financial statements and management’s discussion and analysis filed periodically by the Company, there are no known existing or potential material conflicts of interest among the Company or a subsidiary of the Company and a director or officer of the Company or a subsidiary of the Company as a result of their outside business interests except that: (i) certain of the Company’s or its subsidiaries’ directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Company and their duties as a director or officer of such other companies, and (ii) certain of the Company’s or its subsidiaries’ directors and officers have portfolio investments consisting of minority stakes in businesses that may compete directly or indirectly with the Company or act as a customer of, or supplier to, the Company.

Global Economic Conditions

The Company’s business, financial condition, results of operations and cash flow may be negatively impacted by challenging global economic conditions.

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A global economic slowdown would cause disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy and declining consumer and business confidence, which can lead to decreased levels of consumer spending. These macroeconomic developments could negatively impact the Company’s business, which depends on the general economic environment and levels of consumer spending. As a result, the Company may not be able to maintain its existing customers or attract new customers, or it may be forced to reduce the price of its products. The Company is unable to predict the likelihood of the occurrence, duration or severity of such disruptions in the credit and financial markets or adverse global economic conditions. Any general or market-specific economic downturn could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flow.

Additionally, the U.S. has imposed and may impose additional quotas, duties, tariffs, retaliatory or trade protection measures or other restrictions or regulations and may adversely adjust prevailing quota, duty or tariff levels, which can affect both the materials that the Company uses to package its products and the sale of finished products. For example, the tariffs imposed by the U.S. on materials from China are impacting materials that the Company imports for use in packaging in the U.S. Measures to reduce the impact of tariff increases or trade restrictions, including geographical diversification of the Company’s sources of supply, adjustments in packaging design and fabrication or increased prices, could increase its costs, delay its time to market and/or decrease sales. Other governmental action related to tariffs or international trade agreements has the potential to adversely impact demand for the Company’s products and its costs, customers, suppliers and global economic conditions and cause higher volatility in financial markets. While the Company reviews existing and proposed measures to seek to assess the impact of them on its business, changes in tariff rates, import duties and other new or augmented trade restrictions could have a number of negative impacts on its business, including higher consumer prices and reduced demand for its products and higher input costs.

Future disruptions and volatility in global financial markets and declining consumer and business confidence, including as a result of an epidemic or pandemic or other health emergencies, economic downturns or increased recession fear, leading to a declining level of commercial activity, could lead to decreased levels of consumer spending and could have a negative impact on the Company’s financial condition. The Company’s operations could be affected by the economic context should the unemployment level, interest rates or inflation reach levels that influence consumer trends and spending and, consequently, impact the Company’s sales and profitability. These macroeconomic developments could negatively impact the Company’s business, which depends on the general economic environment and levels of consumer spending. As a result, the Company may not be able to maintain its existing customers or attract new customers, or the Company may be forced to reduce the price of its products. The Company is unable to predict the likelihood of the occurrence, duration, or severity of such disruptions in the credit and financial markets and adverse global economic conditions. Any general or market- specific economic downturn could have a material adverse effect on the Company’s business, financial condition, results of operations, and cashflow.

Ability to Achieve Profitability

The Company currently operates at a net loss and may not be able to achieve profitability. If the Company is unable to attain profitability, this could adversely affect the value of the Company’s SVS, its ability to raise capital and the viability of its continued operations.

Risks Relating to the Company’s Business Structure and its Securities

Status as a Holding Company

The Company is a holding company as substantially all of its assets consist of cash on hand and shares in the capital stock of its subsidiaries, financially controlled entities, joint ventures or other affiliates. As a result, investors in the Company are subject to the risks attributable to its subsidiaries, financially controlled entities and other affiliates. As a holding company, the Company conducts substantially all of its business through its subsidiaries and financially controlled entities, which generate substantially all of its revenues. In addition, since the TSX Listing, the Company is subject to the TSX Requirements, which limit the transfer of cash between the Company and its subsidiaries, one the one hand, and Curaleaf, Inc. and its subsidiaries, on the other hand. Consequently, the Company’s cash flows and ability to complete current or desirable future enhancement opportunities are dependent on the earnings of its Canadian and offshore subsidiaries and the distribution of those earnings to the Company. To the extent that the Company requires funds, and its subsidiaries and such other entities are restricted from making such distributions by applicable law, regulation or contract, or are otherwise unable to provide such funds, it could materially adversely affect the Company’s liquidity and financial condition, as well as its ability to make distributions to its shareholders. In the event of bankruptcy, liquidation, or reorganization of any of the Company’s material subsidiaries or financially controlled entities, holders of indebtedness and trade creditors may be entitled to payment of their claims from the assets of those subsidiaries or financially controlled entities before the Company.

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No Dividend Record

Holders of SVS will not have a right to dividends on such shares unless declared by the Board. The Company has no dividend record, and the ability of its subsidiaries to pay dividends and other distributions will depend on their results of operations and will be subject to applicable laws and regulations which require that solvency and capital standards be maintained by such companies and contractual restrictions contained in the instruments governing their debt. Dividends paid by the Company would be subject to tax and, potentially, withholdings. The Company does not anticipate paying any dividends on the SVS in the foreseeable future. Please see “Risk Factors – Anti-Money Laundering Laws and Regulations” herein for additional details.

The Company and certain of its subsidiaries are borrowers under secured debt facilities, and the Company may be unable to repay, renew or refinance its indebtedness when it comes due. Further, its debt facilities contain covenants that restrict the business and they may be difficult or costly for us to comply with Restrictions under Debt Instruments

The Company and certain of its subsidiaries are borrowers of secured indebtedness and are subject to risks typically associated with secured debt financing, which are heightened by the cannabis regulatory environment in the U.S. The Company’s cash flows could be insufficient to satisfy the amount of required payments of principal and interest, and the Company may not be able to repay its indebtedness. The Company’s ability to make scheduled payments of principal and interest on its indebtedness when due depends on its future cash flow which is subject to the financial performance and results of the business, the value of its assets, prevailing economic conditions, the cannabis regulatory environment, prevailing interest rate levels and other financial, competitive and operational factors impacting the cannabis industry, many of which are beyond the Company’s control.

The instruments governing the Company’s indebtedness, including the Note Indenture and the Needham LOC, requires the Company to satisfy certain negative covenants, including items such as restrictions on its ability to pay dividends, to invest in non-wholly owned entities and to incur subordinated and non-subordinated debt. These covenants may prevent the Company from taking actions that it believes would be in the best interest of its business and may make it difficult for it to execute its business strategy successfully or effectively compete with businesses that are not subject to the same restrictions. The Company’s ability to comply with these covenants may be affected by economic, financial and industry conditions beyond its control, including credit or capital market disruptions. The breach of any of these covenants could result in a default that would permit the lenders under the debt facilities to declare all amounts outstanding to be due and payable, together with accrued and unpaid interest. There is no assurance that the Company will be able to secure additional financing to repay the notes should cash flows from operations be insufficient to repay its indebtedness, whether it is in default or not. If the Company is unable to repay the indebtedness, the lenders could proceed against the collateral securing the indebtedness. This could have serious consequences to the Company’s financial position and results of operations and could cause the Company to become bankrupt or insolvent.

Concentrated Voting Control

Mr. Boris Jordan, the Company’s Chief Executive Officer and Executive Chairman of the Board of Directors (the “CEO and Chairman”), has ownership and control, directly or indirectly, of all of the issued and outstanding MVS and 49,175,996, or 7.2%, of the SVS. As a result, as of December 31, 2025, Mr. Boris Jordan controls, directly or indirectly, 70% of the votes attached to the issued and outstanding SVS and MVS and exercises a significant influence over the Company, its subsidiaries and its financially controlled entities. The SVS are entitled to one vote per share and the MVS are entitled to fifteen votes per share. The concentrated control through the MVS could delay, defer, or prevent a change of control of the Company, an arrangement involving the Company or a sale of all of substantially all of the Company’s assets that the Company’s other shareholders support. Conversely, this concentrated control could allow the holders of the MVS to consummate such a transaction that the Company’s other shareholders do not support. In addition, the holders of MVS may make long-term strategic investment decisions and take risks that may not be successful and may seriously harm the Company’s business.

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Sales of Substantial Amounts of SVS

Sales of a substantial number of SVS in the public market could occur at any time either by existing holders of SVS or by holders of the MVS that are convertible into SVS. These sales, or the market perception that the holders of a large number of SVS or MVS intend to sell SVS, could reduce the market price of the SVS. If this occurs and continues, it could impair the Company’s ability to raise additional capital through the sale of securities or make acquisitions the consideration of which would be partly or entirely paid in securities of the Company, which may impact the Company’s financial condition or growth strategy.

Volatility of the Market Price for the SVS

The market price for the SVS may be volatile and subject to wide fluctuations in response to numerous factors, many of which will be beyond the Company’s control, including, but not limited to, the following: (i) actual or anticipated fluctuations in its quarterly results of operations; (ii) recommendations by securities research analysts; (iii) changes in the economic performance or market valuations of companies in the cannabis industry; (iv) additions or departures of the Company’s executive officers and other key personnel; (v) release or expiration of transfer restrictions on its issued and outstanding shares; (vi) regulatory changes affecting the cannabis industry generally and the Company’s business and operations; (vii) announcements by the Company and its competitors of developments and other material events; (viii) fluctuations in the costs of vital production materials and services; (ix) changes in global financial markets and global economies and general market conditions, such as inflation, interest rates and product price volatility, as well as health crisis, severe weather events, or armed conflicts; (x) significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving the Company or its competitors; (xi) operating and share price performance of other companies that investors deem comparable to the Company or from a lack of market comparable companies; (xii) false or negative reports issued by individuals or companies who have taken aggressive short sale positions; and (xiii) news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in the Company’s industry or target markets.

Financial markets have experienced significant price and volume fluctuations that have affected the market prices of equity securities of companies and that have often been unrelated to the operating performance, underlying asset values or prospects of those companies. Accordingly, the market price of the SVS may decline even if the Company’s results of operations, underlying asset values or prospects have not changed.

These factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue, the Company’s operations could be adversely impacted, and the trading price of the SVS may be materially adversely affected.

Liquidity Risks with the SVS

The SVS are currently listed and posted for trading on the TSX and are quoted on the OTCQX. The Company cannot predict at what prices the SVS will continue to trade, and there is no assurance that an active trading market will be sustained. The liquidity of any market for the SVS will depend on a number of factors, including, but not limited to, the number of shareholders, the Company’s operating performance and financial condition, the market for similar securities, the extent of coverage by securities or industry analysts, and the interest of securities dealers in trading the SVS. The SVS do not currently trade on any U.S. national securities exchange. In the event SVS begin trading on any U.S. national securities exchange, the Company cannot predict at what prices the SVS will trade and there is no assurance that an active trading market will develop or be sustained. There is a significant liquidity risk associated with an investment in the SVS.

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Trading in securities quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors, some of which may have little to do with the Company’s financial results, operations or business prospects. This volatility could depress the market price of SVS for reasons unrelated to operating performance or financial results. Moreover, the OTC Markets is not a U.S. national securities exchange, and trading of securities quoted on the OTC Markets is often more sporadic than the trading of securities listed on a U.S. national securities exchange like the Nasdaq or the NYSE. These factors may result in investors having difficulty reselling SVS on the OTC Markets.

If securities or industry analysts do not publish or cease publishing research or reports or publish misleading, inaccurate or unfavorable research about the Company, its business or its market, its stock price and trading volume could decline.

The trading market for the Company’s SVS will be influenced by the research and reports that securities or industry analysts publish about the Company, its business, its market or its competitors. If no or few securities or industry analysts cover the Company, the trading price and volume of its shares would likely be negatively impacted. If one or more of the analysts who cover the Company downgrades its shares or publishes inaccurate or unfavorable research about its business, or provides more favorable relative recommendations about the Company’s competitors, its stock price would likely decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on the Company regularly, demand for its shares could decrease, which could cause its stock price or trading volume to decline.

The market for the SVS may be limited for holders of the Company’s securities who live in the U.S.

Given the heightened risk profile associated with cannabis in the U.S., capital markets participants may be unwilling to assist with the settlement of trades for U.S. resident securityholders of companies with operations in the U.S. cannabis industry, which may prohibit or significantly impair the ability of securityholders in the U.S. to trade the Company’s securities. In the event residents of the U.S. are unable to settle trades of its securities, this may affect the pricing of such securities in the secondary market, the transparency and availability of trading prices and the liquidity of these securities.

Shareholders have little or no rights to participate in the Company’s business affairs.

With the exception of the limited rights of shareholders under applicable Canadian laws, the day-to-day decisions regarding the management of the Company’s affairs will be made exclusively by its board of directors and officers. The Company’s shareholders will have little or no control over the Company’s future business and investment decisions, its business, and affairs, including the selection and investment in licensees, dispensaries, cultivation operations and real estate. The Company may also retain consultants, advisors and agents to provide various services to the Company, over which the shareholders will have no control. There can be no assurance that the Company’s board of directors, officers, advisors or agents will effectively manage and direct its affairs.

Enforcement against Directors and Officers outside of Canada

The Company’s directors and officers reside outside of Canada. Some or all of the assets of such persons may be located outside of Canada. Therefore, it may not be possible for Company shareholders to collect or to enforce judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable Canadian securities laws against such persons. Moreover, it may not be possible for Company shareholders to effect service of process within Canada upon such persons. Courts in the U.S. may refuse to hear a claim based on a violation of Canadian securities laws on the grounds that such jurisdiction is not the most appropriate forum to bring such a claim. Even if a U.S. court agrees to hear a claim, it may determine that the local law, and not Canadian law, is applicable to the claim. If Canadian law is found to be applicable, the content of applicable Canadian law must be proven as a fact, which can be a time-consuming and costly process.

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Tax Risks

Application of Section 280E of the Code

Section 280E of the Code, as amended prohibits businesses from deducting certain expenses for U.S. federal income tax purposes associated with trafficking controlled substances (within the meaning of Schedule I and II of the CSA). The IRS has historically invoked Section 280E in tax audits against various cannabis businesses in the U.S. that are permitted under applicable state laws. Although the IRS issued a clarification allowing the deduction of certain expenses, the scope of such items is generally interpreted narrowly, and the bulk of operating costs and general administrative costs are not permitted to be deducted.

Starting in the quarter ended June 30, 2024, the Company has taken the position that Section 280E does not apply to any of its business, including its US operations engaged in the production and sale of “marijuana” under U.S. Federal Law (the “280E Position”). This is contrary to previous positions taken by the Company in its historical tax filings with respect to its U.S. marijuana operations. On June 28, 2024, the IRS confirmed that it continues to consider Section 280E to apply to businesses that engage in the U.S. marijuana business, even if such businesses are state-licensed. The IRS further indicated that it intends to challenge refund claims by taxpayers claiming that Section 280E does not apply to such operations. The Company believes there is a great likelihood that the IRS will audit the income tax returns of cannabis-related businesses due to its 280E Position. The Company has recorded a significant uncertain tax position based upon its challenge of the applicability of Section 280E in determining the Company’s income tax liability, and the Company filed refund claims for tax years 2020 and 2022 based on the non-application of Section 280E and has reported as a non-Section 280E taxpayer for tax year 2023 and going forward. The Company believes that it is reasonably possible that its Uncertain tax position liability will continue to increase over the next 12 months, as the Company cannot be certain that it will prevail in its dispute with the IRS regarding the inapplicability of Section 280E. Should the Company not prevail, the Company would become liable to settle its Uncertain tax position plus any additional interest and penalties charged by the IRS or other applicable state tax jurisdictions, which could have a material adverse effect on the Company’s business, results of operations, financial condition and prospects.

Changes in Tax Law

There can be no assurance that the Canadian, European, and U.S. federal income tax treatment of the Company or an investment in the Company will not be modified, prospectively or retroactively, by legislative, judicial or administrative action, in a manner adverse to the Company or shareholders.

In recent years, many changes to U.S. federal income tax laws have been proposed and made, and additional changes to U.S. federal income tax laws are likely to continue to occur in the future. The U.S. Congress is currently considering numerous items of legislation which may be enacted prospectively or with retroactive effect, which legislation could adversely impact the Company’s financial performance and the value of shares of the Company’s SVS. Additionally, states in which the Company operates or owns assets may impose new or increased taxes. If enacted, most of the proposals would be effective for the current or later years. The proposed legislation remains subject to change, and its impact on the Company and purchasers of its SVS is uncertain.

In addition, the Inflation Reduction Act of 2022 was recently signed into law and includes provisions that will impact the U.S. federal income taxation of corporations. Among other items, this legislation includes provisions that will impose a minimum tax on the book income of certain large corporations and an excise tax on certain corporate stock repurchases that would be imposed on the corporation repurchasing such stock. It is unclear how this legislation will be implemented by the U.S. Department of the Treasury and the Company cannot predict how this legislation or any future changes in tax laws might affect the Company or purchasers of the Company’s SVS.

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Dividends on the SVS may be subject to Canadian and/or U.S. withholding tax

It is unlikely that the Company will pay any dividends on the SVS in the foreseeable future. However, the gross amount (without reduction for Canadian tax withholding) of any dividends received by shareholders who are residents of Canada for purposes of the Income Tax Act will be subject to U.S. withholding tax. Any such dividends may not qualify for a reduced rate of withholding tax under the Canada-U.S. tax treaty. In addition, a foreign tax credit or a deduction in respect of foreign taxes may not be available.

Dividends received by U.S. shareholders will not be subject to U.S. withholding tax but will be subject to Canadian withholding tax. Dividends paid by the Company will be characterized as U.S. source income for purposes of the foreign tax credit rules under the Internal Revenue Code. Accordingly, U.S. shareholders generally will not be able to claim a credit for any Canadian tax withheld unless, depending on the circumstances, they have an excess foreign tax credit limitation due to other foreign source income that is subject to a low or zero rate of foreign tax.

Dividends received by shareholders that are neither Canadian nor U.S. shareholders will be subject to U.S. withholding tax (at the gross amount, without reduction for any deduction for any Canadian or other tax withholding) and will also be subject to Canadian withholding tax. These dividends may not qualify for a reduced rate of U.S. withholding tax under any income tax treaty otherwise applicable to a shareholder of the Company, subject to examination of the relevant treaty. These dividends may, however, qualify for a reduced rate of Canadian withholding tax under any income tax treaty otherwise applicable to a shareholder of the Company, subject to examination of the relevant treaty.

There can be no assurance that the Company will be able to make returns to shareholders in a tax efficient manner

The Company will endeavor to establish a tax efficient structure for its operations. The Company has made certain assumptions regarding taxation as part of this planning and existing work to structure the business. However, if these assumptions are not correct, taxes may be imposed with respect to the Company’s assets, or the Company may be subject to tax on its income, profits, gains or distributions (either on a liquidation and dissolution or otherwise) in a particular jurisdiction or jurisdictions in excess of taxes that were anticipated. This could alter the post-tax returns for shareholders (or shareholders in certain jurisdictions). Any change in laws or tax authority practices could also adversely affect any post-tax returns of capital to shareholders or payments of dividends (if any, which the Company does not envisage the payment of, at least in the short to medium term). In addition, the Company may incur costs in taking steps to mitigate any such adverse effect on the post-tax returns for shareholders.

Recent Federal Hemp Amendments may significantly impact competition from hemp products faced by the Company’s state-licensed business

Since the 2018 Farm Bill, the Company has faced significant and increasing competition from intoxicating products derived from “hemp”, which were made legal under federal law by the 2018 Farm Bill. These products are subject to little to no regulation and are not subject to special federal and state tax burdens. On November 12, 2025, Congress enacted legislation that further amended the federal definition of “hemp” and established a revised federal regulatory framework governing hemp-derived cannabinoid products, which will come into effect on November 12, 2026 (collectively, the “Hemp Amendments”). The Hemp Amendments fundamentally narrow the definition of hemp and will result in most of the available intoxicating hemp-derived products on the market being classified as Schedule I controlled substances. Consequently, on December 30, 2025, the Company made the decision to wind down its own hemp-derived THC product line. While the Hemp Amendments should significantly reduce competition the Company’s state-licensed business faces from intoxicating hemp-derived products, interested parties are lobbying to postpone, to amend or to cancel the Hemp Amendments. Therefore, despite the Hemp Amendments, it is possible that the Company will continue to face significant competition from intoxicating hemp products and may need to further revise its approach with respect to this category of products.

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DIVIDENDS

The Company has not declared or paid any cash dividends on its securities for the years ended December 31, 2023, 2024 and 2025 and does not currently anticipate paying any dividends on its securities in the near term. The Company currently intends to reinvest its earnings to finance the growth of its business. Any future determination to pay dividends on its securities will be at the discretion of the Board of Directors and will depend on, among other things, the Company’s results of operations, current and anticipated cash requirement and surplus, financial condition, contractual restrictions and financing agreement covenants, solvency tests imposed by corporate laws and other factors that the Board of Directors may deem relevant. See “Risk Factors – No Dividend Record” in this Annual Information Form for additional information.

DESCRIPTION OF THE CAPITAL STRUCTURE

The following is a summary of the material attributes and characteristics of the Company’s authorized share capital. This summary may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Company’s articles, available on SEDAR+ on the Company’s profile at www.sedarplus.ca.

Authorized and Issued Share Capital

The Company’s authorized share capital consists of: (i) an unlimited number of MVS (of which 93,970,705 were issued and outstanding as of December 31, 2025); (ii) an unlimited number of SVS (of which 678,504,043 SVS were issued and outstanding as of December 31, 2025) and (iii) an unlimited number of Exchangeable Shares (of which none were issued as of December 31, 2025). All three classes of authorized share capital are without par value.

As of December 31, 2025, all MVS are held directly or indirectly by Boris Jordan, the CEO and Chairman.

Multiple Voting Shares

Holders of MVS are entitled to fifteen (15) votes per MVS at all meetings of holders of shares, other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series. Holders of MVS are entitled to receive any declared, in cash or in property of the Company, declared by the Board of Directors in respect of the SVS (on an as-converted to SVS basis), subject to the rights of the Holders of SVS. No dividend will be declared or paid on the MVS unless the Company simultaneously declares or pays, as applicable, equivalent dividends on the SVS, on an as-converted to SVS basis. If a dividend is paid in the form of shares, holders of MVS will receive MVS, unless otherwise determined by the Board of Directors.

The MVS are convertible into SVS on a one-for-one basis at any time at the option of the holder or automatically upon the earlier to occur of (i) the transfer or disposition of the MVS by Mr. Boris Jordan to one or more third parties which are not permitted holders; (ii) Mr. Boris Jordan or his permitted holders no longer beneficially owning, directly or indirectly and in the aggregate, at least 5% of the issued and outstanding SVS and MVS on a non-diluted basis; and (iii) the first business day following the first annual meeting of shareholders of the Company after the SVS are listed and posted for trading on a U.S. national securities exchange, such as The Nasdaq Stock Market or The New York Stock Exchange.

The MVS do not carry any preemptive, redemption, exchange or retraction rights; nor do they contain any purchase for cancellation or surrender provisions, sinking or purchase fund provisions, provisions permitting or restricting the issuance of additional securities and any other material restrictions, or provisions, requiring a securityholder to contribute additional capital.

CURALEAF HOLDINGS, INC.	A - 56

Subordinate Voting Shares

Holders of SVS are entitled to one (1) vote per SVS at all meetings of holders of shares, other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series. Holders of SVS are entitled to receive any dividend, in cash or in property of the Company, declared by the Board of Directors in respect of the SVS, subject to the rights of the holders MVS. No dividend will be declared or paid on the SVS, unless the Company simultaneously declares or pays, as applicable, equivalent dividends on the MVS, on an as-converted to SVS basis. If a dividend is paid in the form of shares, holders of SVS will receive SVS, unless otherwise determined by the Board of Directors.

Upon the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, holders of SVS are entitled, subject to the rights of the holders of MVS, to receive the remaining property and assets of the Company available for distribution after payment of all liabilities.

The SVS do not carry any preemptive, redemption, conversion, exchange or retraction rights; nor do they contain any purchase for cancellation or surrender provisions, sinking or purchase fund provisions, provisions permitting or restricting the issuance of additional securities and any other material restrictions, or provisions, requiring a securityholder to contribute additional capital.

Each issued and outstanding SVS may at any time, at the option of the holder, be converted into one Exchangeable Share. The conversion right may be exercised at any time and from time to time by delivering written notice to the transfer agent, together with the certificate or certificates representing the SVS or, if uncertificated, such evidence of ownership as the transfer agent may require.

Exchangeable Shares

Except as otherwise required by the Business Corporations Act (British Columbia), holders of Exchangeable Shares are not entitled to receive notice of, attend or vote at meetings of the shareholders of the Company. Holders of Exchangeable Shares are not entitled to receive any dividends and are not entitled to receive any amount, property or assets of the Company upon its dissolution, liquidation or winding-up. Each issued and outstanding Exchangeable Share may at any time, at the option of the holder, be exchanged for one (1) SVS. The conversion right may be exercised at any time and from time to time by delivering written notice to the transfer agent, together with the certificate or certificates representing the Exchangeable Shares or, if uncertificated, such evidence of ownership as the transfer agent may require.

Upon any consolidation, amalgamation, arrangement, merger, redemption, compulsory acquisition or similar transaction of or involving the SVS, or upon a sale or conveyance of all or substantially all of the assets of the Company to another body, corporate, trust, partnership or other entity (each a “Change of Control”), each Exchangeable Share outstanding on the effective date of the Change of Control will remain outstanding and, upon exchange after that effective date, will be entitled to receive and accept, in lieu of the number of SVS otherwise issuable, the number of shares, other securities or property (including cash) that the holder would have been entitled to receive on such Change of Control, if, on the effective date of such Change of Control, the holder had been the registered holder of the number of SVS into which the Exchangeable Share was then exchangeable (the “Adjusted Exchange Consideration”). If in connection with a Change of Control, the Exchangeable Shares are to be exchanged for securities of another body, corporate, trust, partnership or other entity that are substantially equivalent in all respects to the Exchangeable Shares (the “Alternative Exchangeable Security”), as determined by the Board of Directors, acting reasonably, using the same exchange ratio applicable to the SVS in that transaction, then each Exchangeable Share that is outstanding on the effective date of the Change of Control will be exchanged for the Alternative Exchangeable Security.

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Stock and Incentive Plan

The Company’s 2018 Stock and Incentive Plan (as amended from time to time, the “Plan”) provides that the Board of Directors may, by resolution and from time to time, grant to directors, officers, employees and consultants (who are natural persons) Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Stock Awards, Dividend Equivalents and other stock-based Awards, as such terms are defined in the Plan. The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and Non-Employee Directors, who are capable of contributing to the Company’s long-term success, by offering incentives designed to encourage maximum efforts toward the Company’s business objectives and by providing compensation through stock and cash-based arrangements that offer opportunities for stock ownership; thereby, aligning the interests of such persons with the Company’s shareholders. The maximum number of SVS reserved for issuance under the Plan at any time is 10% of the issued and outstanding SVS from time to time, including the aggregate number of SVS issuable upon the conversion of MVS.

Options, RSUs & PSUs

As of December 31, 2025, there were 31,855,805 options to purchase SVS issued and outstanding, whether vested or unvested (“Options”). Each Option entitles the holder to purchase one (1) SVS. In addition, there were 11,679,617 restricted stock units (“RSUs”) and 756,485 performance stock units (“PSUs”) vested as of December 31, 2025. Each RSU and PSU entitles the holder to receive one (1) SVS or a cash payment equivalent to the Fair Market Value (as defined in the Plan) of one (1) SVS.

Constraints

There are no constraints imposed on the ownership of securities of the Company to ensure a certain level of Canadian ownership of the Company.

Under state licensing requirements applicable to the Company, ownership of securities of the Company above a certain threshold (as low as 5% in some states) can trigger notification or pre-approval requirements of state licensing authorities. In the event the acquirer of the Company’s securities does not comply with these disclosure requirements, which can be extensive, the Company’s state licenses could be adversely affected.

Ratings

The Company has not requested, nor to management’s knowledge has it received, any ratings from any rating organization in respect of its securities.

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MARKET FOR SECURITIES AND TRADING PRICE AND VOLUME

Trading Price and Volume

The SVS are listed and traded under the symbol “CURA” on the TSX and are quoted on the OTCQX under the symbol “CURLF”. The MVS and the Exchangeable Shares are not listed for trading on any stock exchange. The following table shows the monthly range of high and low prices per SVS at the close of market, as well as monthly volumes and average daily volumes of the SVS traded during the year ended December 31, 2025:

Month	Price per SVS (C$) Monthly High		Price per SVS (C$) Monthly Low		SVS Total Monthly Volume	SVS Average Daily Volume
January	C$	2.39	C$	1.80	8,876,600	403,482
February	C$	2.45	C$	1.78	6,253,800	329,147
March	C$	1.90	C$	1.21	10,147,300	483,205
April	C$	1.54	C$	1.01	9,808,500	467,071
May	C$	1.48	C$	1.13	7,286,200	346,962
June	C$	1.22	C$	0.99	3,830,700	182,414
July	C$	2.09	C$	1.10	7,817,700	355,350
August	C$	5.00	C$	1.85	23,882,500	1,194,125
September	C$	4.49	C$	3.24	28,831,800	1,372,943
October	C$	4.89	C$	3.73	16,727,800	760,355
November	C$	4.16	C$	2.65	13,384,100	669,205
December	C$	6.98	C$	3.07	39,305,400	1,871,670

Prior Sales

The following tables summarize details of the following securities that are not listed or quoted on a marketplace issued by the Company, during the most recently completed financial year end.

Options

Pursuant to the Plan, during the most recently completed financial year, the Company issued the following Options:

Date of Issuance	Number of Options(1)	Exercise Price	Expiry Date	Grant Date Fair Value
March 14, 2025	8,461,516	$0.97	March 14, 2035	$0.64
March 24, 2025	404,595	$0.94	March 24, 2035	$0.61
May 13, 2025	583,028	$0.85	May 13, 2035	$0.60
May 20, 2025	295,751	$0.85	May 20, 2035	$0.60
June 16, 2025	2,158,870	$0.83	June 16, 2035	$0.57
August 11, 2025	453,927	$2.30	August 11, 2035	$2.00
August 29, 2025	87,609	$3.24	August 29, 2035	$2.30
September 29, 2025	97,955	$2.87	September 29, 2035	$2.32
September 30, 2025	86,332	$2.85	September 30, 2035	$1.95
November 10, 2025	253,118	$2.76	November 10, 2035	$2.10
November 17, 2025	133,596	$2.20	November 17, 2035	$1.39
December 15, 2025	108,918	$3.61	December 15, 2035	$2.64

(1) Vested and non-vested.

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PSUs

Pursuant to the Plan, during the most recently completed financial year, the Company issued the following PSUs:

Date of Issuance	Number of PSUs	Grant Date Fair Value
March 14, 2025	10,011,139	$0.94

RSUs

Pursuant to the Plan, during the most recently completed financial year, the Company issued the following RSUs:

Date of Issuance	Number of RSUs	Grant Date Fair Value
March 14, 2025	15,379,406	$0.94
March 24, 2025	266,703	$0.91
May 13, 2025	409,510	$0.87
May 20, 2025	206,311	$0.88
June 13, 2025	909,342	$0.79
June 16, 2025	1,515,041	$0.84
August 11, 2025	295,048	$2.76
August 29, 2025	30,136	$3.30
September 29, 2025	78,326	$3.22
September 30, 2025	58,248	$2.79
November 10, 2025	187,809	$2.94
November 17, 2025	119,555	$2.00
December 11, 2025	5,662,622	$2.70
December 15, 2025	106,814	$3.68

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

Certain directors, officers and significant shareholders of the Company entered into lock-up agreements pursuant to which such parties have agreed, subject to customary carve-outs and exceptions, not to sell any SVS (or announce any intention to do so), or any securities issuable in exchange therefor, for a certain specified period ranging from 6 to 24 months following the closing of the applicable transaction (e.g., equity financing, business or asset acquisitions, etc.). Further, certain securities of the Company are held in escrow by Odyssey Trust Company, as escrow agent. To the Company’s knowledge, the following securities are therefore in escrow or subject to contractual restrictions on transfer as of December 31, 2025:

Class of Securities	Number of Securities in Escrow or Subject to a Contractual Restriction on Transfer	Percentage of Class
MVS	—	—%
SVS	380,921	0.1%

CURALEAF HOLDINGS, INC.	A - 60

DIRECTORS AND OFFICERS OF THE COMPANY

The following table sets out, as of the date of this Annual Information Form for each of the Company’s active directors and executive officers, the person’s name, age, state and country of residence; position with the Company; principal occupation(s) during the last five (5) years and the date on which the person became an officer or director. The Company’s directors are elected annually and, unless re-elected, will retire from office at the end of the next annual general meeting of shareholders.

All of the directors and executive officers of the Company, collectively as a group, beneficially own, directly or indirectly, or exercise control or direction over, an aggregate of 156,872,800 SVS (or approximately 23% of SVS as at December 31, 2025) and 93,970,705 MVS (or 100% of MVS as at December 31, 2025).

Under NI 52-110, an independent director is one who is free from any direct or indirect relationship which could, in the view of the Board of Directors, be reasonably expected to interfere with a director’s exercise of independent judgment. Mr. Boris Jordan, the control person and the CEO and Chairman of the Company; Joseph Lusardi, Executive Vice Chairman of the Company; and Mitchell Kahn, a member of the Board of Directors and co-founder and CEO of Grassroots, are not considered independent, whereas Karl Johansson, Shasheen Shah and Michelle Bodner are considered independent.

Directors

Name and State and Country of Residence	Age	Position(s) with the Company	Director of the Company Since	Principal Occupation(s) for Past Five (5) Years
Boris Jordan(2) Florida, USA	59	CEO and Chairman	Jan-13	Curaleaf Holdings, Inc., Curaleaf, Inc., SPK Group LTD., Renaissance Insurance Group PJSC
Karl Johansson(1)(2)(3)(4)(5) Minnesota, USA	76	Director	Oct-18	Ernst & Young, Managing Partner
Mitchell Kahn Illinois, USA	65	Director	Jul-20	Grassroots, Co-founder and CEO; Greenhouse Group LLC, Principal and CEO; Frontline Real Estate Partners, Principal and CEO.
Michelle Bodner New York, USA	65	Director	Dec-22	Curaleaf Holdings, Inc., Regional President
Shasheen Shah(1)(5) New Mexico, USA	55	Director	Dec-22	Coherent Strategies LLC., CEO

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Chair of the Audit Committee.

(4) Chair of the Compensation Committee.

(5) Member of the Governance Committee

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Executive Officers who do not serve on the Board of Directors

Name and State and Country of Residence	Age	Position(s) with the Company	Officers of the Company Since	Principal Occupation(s) for Past Five (5) Years
Ed Kremer Connecticut, USA	54	Chief Financial Officer	Jul-22	Curaleaf - CFO; Sway Ventures, Operating Partner
Peter Clateman New York, USA	57	Chief Legal Officer	Jul-17	Curaleaf - CLO
Camilo Lyon Connecticut, USA	50	Chief Investment Officer	Aug-22	Curaleaf - CIO; BTIG, Managing Director;
Dan Mickelson Ohio, USA	56	Chief Accounting Officer	Jan-25	Curaleaf - CAO; Lord + Taylor, Chief Financial Officer; CR Brands, CEO

Biographies

The following are brief profiles of the Company’s directors and executive officers.

Directors

Boris Jordan, Chief Executive Officer and Executive Chairman (Age 59)

Boris Jordan is an American entrepreneur, who has co-founded numerous multi-billion dollar businesses across financial services, technology, and energy industries. Mr. Jordan’s career investing in emerging markets has afforded him a unique leadership perspective he has applied to the cannabis industry over the past decade. Mr. Jordan was an early investor in the cannabis industry, and became Executive Chairman of Curaleaf, then named Palliatech, in 2014. Since acquiring majority control of Curaleaf in 2015, he has been impactful in the Company’s emergence as an industry leader. Mr. Jordan is a longstanding Member of the Council on Foreign Relations and a member of The Board of Trustees of New York University, where he holds a B.A.

Joseph F. Lusardi, Executive Vice Chairman (Age 51)

Mr. Lusardi is a pioneer in the U.S. cannabis industry and is credited with opening one of the first medical cannabis operations on the East Coast. Mr. Lusardi has over a decade of cannabis experience, as well as 20 years’ experience in finance, private equity and entrepreneurship. Since 2015, Mr. Lusardi has led the Company through a significant growth trajectory from a small medical device company to a publicly traded, vertically integrate, multi state cannabis operator. In 2019, he oversaw two transformational acquisitions – Select, the leading cannabis wholesale brand in the U.S., and Grassroots, which expanded Curaleaf’s presence from 12 to 19 states with over 130 licenses. Mr. Lusardi has been instrumental in developing an organizational strategy focused on the advancement of cannabis science to support patients in need of medical cannabis as well as adult-use customers. He previously held executive positions at financial services companies including Liberty Mutual Group, Fidelity Investments, and Affiliated Managers Group. Mr. Lusardi has a B.B.A. from The Catholic University of America and an M.B.A. from Boston College.

Karl Johansson, Director (Age 76)

Mr. Johansson has broad experience in serving multinational clients, the coordination of international tax engagements, mergers and acquisitions, and due diligence projects in key global markets. Mr. Johansson has been a Managing Partner of Ernst & Young CIS and a Regional Partner for Eastern Europe countries, including CIS. He was a coordinator of the Foreign Investment Advisory Council (FIAC). Mr. Johansson has been a member of the Emerging Europe Business Council and Corporate Governance Task Force of the World Economic Forum, as well as the Foreign Investment Advisory Councils of Kazakhstan and Ukraine. He has also worked in Hong Kong, China and the Middle East. Mr. Johansson serves as the Chair of the Audit Committee, as well as a member of the CN Committee. Mr. Johansson received a Bachelor’s degree from the University of Minnesota and a Juris Doctor degree from the University of Pennsylvania.

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Mitchell Kahn, Director (Age 65)

Over his career, Mitchell Kahn has demonstrated a successful track record of business management, strong leadership, and entrepreneurship. Mr. Kahn graduated from University of Wisconsin School of Business and received his JD from Northwestern University Law School. After beginning his career as a transactional attorney focused on both real estate and corporate M&A transactions, he served as Senior Vice President at Sportmart, growing the company’s retail footprint from 20 to 70 stores. He then co-founded Hilco, a leading real estate restructuring, disposition valuation and appraisal firm. Mr. Kahn served as President and CEO and grew the business to more than 30 employees and annual revenues in excess of $15,000,000. In 2010, Mr. Kahn co-founded Frontline Real Estate Partners, a real estate investment and advisory company with expertise in the acquisition, development, management, disposition and leasing of commercial real estate properties throughout the U.S. The company has acquired properties valued at more than $125,000,000 and has built a successful brokerage and property management business currently managing more than two million square feet of properties. Mr. Kahn actively serves as Chairman of Frontline Real Estate Partners. In 2014, Mr. Kahn co-founded Grassroots Cannabis to provide safe and efficacious cannabinoid products to consumers. As CEO of the largest private, vertically integrated cannabis operation in the U.S., he established operations in 11 states, obtained more than 60 licenses, and empowered over 1100 employees. Today, Mr. Kahn serves on multiple boards and is actively involved in numerous charitable and community organizations.

Michelle Bodner, Director (Age 65)

Michelle Bodner is a Wall Street trained entrepreneur with expertise in operations, real estate and executive coaching. She has delivered advisory services to government agencies, banks, large corporations, non-profits and early and mid-stage companies in multiple disciplines. In 2015, Ms. Bodner was engaged by Curaleaf, Inc. (then Palliatech, Inc.) as a consultant responsible for its New York State license application. Since that time, Michelle has held multiple positions at Curaleaf, including tenures as a director, first Chief Operating Officer, and the President and CEO of Curaleaf’s New York and Florida operations. Michelle was named one of the 2019 CBE Power Women in Cannabis. Prior to joining the cannabis industry, Michelle served in various roles, including Chief Operating Officer of the New York City Opera, Director of Project Development for the Empire State Development Corporation, and Strategic Consultant for Women’s World Banking.

Shasheen Shah, Director (Age 55)

Shasheen Shah is a leadership development coach and trusted advisor to global executives and organizations. As CEO of Coherent Strategies Consulting and Coaching, he specializes in developing high-performance teams, achieving successful business outcomes, and navigating the personal challenges that come with leadership. Mr. Shah has collaborated with executives from renowned companies, including Credit Suisse, Goldman Sachs, Barclays, Tesla, ButcherBox, and LinkedIn. He is also the author of "The Kid and the King: The Hidden Inner Struggle High Achievers Must Conquer to Reignite and Re-engage with Life." As a member of the company's governance and audit committees, Mr. Shah brings extensive experience in strategic planning and financial reviews. He has partnered with CEOs and CFOs to conduct yearly and quarterly financial reviews across various stages of company growth. His work spans diverse sectors, from venture-backed startups to mid-sized businesses in both public and private markets, ensuring alignment between strategic activities and financial goals. Mr. Shah holds a BA in Philosophy from Colgate University and an MA in Clinical Psychology from Antioch University.

Executive Officers who do not also serve as Directors

Ed Kremer, Chief Financial Officer (Age 54)

Mr. Kremer’s career spans over 20 years of executive leadership, growth and restructuring experience managing diverse high performing teams ranging from high growth start-ups to publicly traded companies spanning technology, manufacturing, wholesale distribution and retail environments. Prior to Curaleaf, Mr. Kremer has most recently been working in the cannabis industry and brings decades of experience as a public CFO, and leader at companies such as Oakley, Beats by Dre, and Oliver Peoples. As CFO, Mr. Kremer leads the Company’s Finance department and all other functions, overseeing IT, Financial Planning & Analysis/Analytics, Investor Relations, Insurance & Risk, and other Finance-related initiatives.

CURALEAF HOLDINGS, INC.	A - 63

Peter Clateman, Chief Legal Officer (Age 57)

Peter Clateman has more than 30 years of legal experience in investing and investment funds, including over 25 years as general counsel. He has served as GC and CCO of The Sputnik Group, and Renaissance Capital, as well as VR Capital, an award-winning, distressed-asset fund with more than $2 billion under management. Mr. Clateman also served as head of Legal and was a Management Board Member of UC Rusal during its acquisition of SUAL and assets of Glencore to become the world’s biggest aluminum company. He previously was an associate with Skadden, Arps, Slate, Meagher, and Flom.

Camilo Lyon, Chief Investment Officer (Age 50)

Camilo Lyon has over 20 years of experience working in capital markets and equity research, where he focused on global consumer and retail companies. He previously worked at prominent Wall Street firms such as Goldman Sachs, Bank of America, and Canaccord Genuity. Mr. Lyon most recently served as Managing Director at BTIG, where he led the equity research effort covering consumer discretionary and cannabis sectors, and brings a wealth of knowledge and relationships to Curaleaf.

Dan Mickelson, Chief Accounting Officer (Age 56)

Daniel Mickelson has spent more than 30 years serving in executive accounting and financial roles across various public and private consumer product companies across retail, cannabis and manufacturing industries. Prior to joining Curaleaf, Mr. Mickelson served as CFO of Lord + Taylor, CEO of CR Brands and held key financial operations leadership positions at Jushi Holdings, Luxottica, AT&T, Beats by Dre and Ernst & Young. Daniel holds a BSBA from Bowling Green State University and is an active CPA.

Cease Trade Orders, Bankruptcy/Insolvency Proceedings, Penalties and Sanctions

To the knowledge of the Company, none of the Company’s directors or executive officers has, within the 10 years prior to the date of this Annual Information Form, been a director or officer of any company (including the Company) that, while such person was acting in that capacity (or after such person ceased to act in that capacity but resulting from an event that occurred while that person was acting in that capacity), was the subject of a cease trade order, an order similar to a cease trade order or an order that denied the company access to any exemption under securities legislation, in each case for a period of more than 30 consecutive days.

To the knowledge of the Company, none of the Company’s directors, executive officers or significant shareholders has, within the 10 years preceding the date of this Annual Information Form,: (i) become bankrupt; (ii) made a proposal under any legislation relating to bankruptcy or insolvency; (iii) been subject to or instituted any proceedings, arrangement or compromise with creditors; or (iv) had a receiver, receiver manager or trustee appointed to hold their assets.

In addition, to the knowledge of the Company, none of these individuals has been a director or executive officer of any company that, while that person was acting in that capacity or within one year of that person ceasing to act in that capacity: (i) became bankrupt; (ii) made a proposal under any legislation relating to bankruptcy or insolvency; (iii) was subject to or instituted any proceedings, arrangement or compromise with creditors; or (iv) had a receiver, receiver manager or trustee appointed to hold its assets.

To the knowledge of the Company, no director, executive officer or significant shareholder of the Company has: (i) been subject to any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or entered into a settlement agreement with a securities regulatory authority; or (ii) been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

CURALEAF HOLDINGS, INC.	A - 64

Conflicts of Interest

Conflicts of interest may arise as a result of the directors, officers and promoters of the Company also holding positions as directors or officers of other companies. They also invest and may invest in businesses, including in the cannabis sector, that compete directly or indirectly with the Company or act as customers or suppliers of the Company. Some of the individuals that are directors and officers of the Company have been and will continue to be engaged in the identification and evaluation of assets, businesses and companies on their own behalf and on behalf of other companies, and situations may arise where the directors and officers of the Company will be in direct competition with the Company. Conflicts, if any, will be subject to the procedures and remedies provided under the Business Corporations Act (British Columbia).

To the best of the Company’s knowledge, other than as disclosed elsewhere in this Annual Information Form, the Consolidated Financial Statements or the Annual MD&A, there are no known existing or potential material conflicts of interest among the Company or its subsidiaries and any director or officer of the Company or its subsidiaries arising from their outside business interests, except that:

(i)	certain directors and officers of the Company or its subsidiaries serve as directors or officers of other companies, which may give rise to conflicts between their duties to the Company and their duties to such other companies; and

(ii)	certain directors and officers of the Company or its subsidiaries hold portfolio investments consisting of minority interests in businesses that may compete directly or indirectly with the Company or that may act as customers of, or suppliers to, the Company.

See “Interest of Management and Others in Material Transactions” in this Annual Information Form for further details.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Litigation

The Company is involved in claims or lawsuits that arise in the ordinary course of business. Accruals for claims or lawsuits are provided to the extent that losses are deemed both probable and estimable. Although the ultimate outcome of these claims or lawsuits cannot be ascertained by the Company, on the basis of present information and advice received from the Company’s legal counsel, it is management’s opinion that the disposition or ultimate determination of such claims or lawsuits, except as noted below, will not have a material effect on the Company’s operations and financial results. As of December 31, 2025 and 2024, the Company recognized legal contingencies of $7.6 million and $4.0 million, respectively

Hello Farms. In 2020, GR Vending MI, LLC (“GR Vending MI”), prior to its acquisition by the Company, entered into a supply contract with Hello Farms to acquire the expected output of Hello Farms’ Michigan cultivation facility from the 2020 and 2021 harvests, subject to certain conditions. Additionally, Cura MI together with GR Vending MI entered into the Cura MI Guaranty with Hello Farms, under which Cura MI guaranteed the performance of GR Vending MI’s payment obligations under the Hello Farms Supply Contract. The Hello Farms Supply Contract was amended and restated in November 2020. Subsequently, GR Vending MI indicated that Hello Farms had failed to perform its obligations under the Hello Farms Supply Contract; and therefore, deemed the contract breached and therefore terminated. In February 2021, Hello Farms sued the Michigan Entities in a state court in Michigan. In March 2021, the case was moved to the Michigan Eastern District Court. A trial was held in January 2025, after which a jury awarded Hello Farms approximately $31.8 million in damages against the Michigan Entities for breach of contract. Subsequently, in February 2025, Hello Farms filed a motion for award of prejudgment interest of $5.0 million. In May 2025, a judgment was issued awarding a post-filing prejudgment interest of $5.4 million, which increased the Company’s maximum loss on this litigation to $37.2 million. The Michigan Entities have appealed the ruling to the Sixth Circuit Court of Appeals. Based on the Company's assessment of the likelihood of success on appeal, the estimated accrual as of December 31, 2025 is substantially less than the total potential loss associated with the judgment. If the Company’s challenge is unsuccessful, it is reasonably possible the resulting loss could materially exceed the Company’s current accrual.

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The Michigan Entities, which are consolidated by the Company as VIEs, ceased operations in 2023, do not have any substantial assets and are classified by the Company as discontinued operations.

IRS Section 280E Dispute and Refund Claims.

The Company has filed for tax refunds for the 2020 and 2022 tax years asserting that Section 280E does not apply to its U.S. state-licensed cannabis operations. Additionally, the Company has ceased accruing for Section 280E taxes starting in 2024. The IRS has publicly signaled its intent to challenge such refund claims and positions. Should the IRS prevail in its opposition, the Company may be liable for significant back taxes, interest and penalties. For additional information, see Item 1A. Risk Factors—Risks Related to U.S. Federal and State Taxation and Regulation—Uncertain Application of Section 280E and Tax Liability.

Securities Class Action Litigation.

From time to time, the Company and its directors and officers may be named as defendants in class action lawsuits alleging violations of U.S. federal and state securities laws. When the Company transitions to being U.S. primary filer, the Company may face increased exposure to such litigation. The Company intends to vigorously defend any such claims, but the cost of defense and potential settlements could be substantial.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as described elsewhere in this Annual Information Form, there are no material interests, direct or indirect, of any anticipated or current director or executive officer of the Company, any shareholder that beneficially owns, controls or directs (directly or indirectly) more than 10% of any class or series of the Company’s outstanding voting securities, or any associate or affiliate of any of the foregoing persons, in any transaction within the three most recently completed financial years or during the current financial year that has materially affected or is reasonably expected to materially affect the Company.

INDEPENDENT AUDITORS, TRANSFER AGENT AND REGISTRAR

The independent auditor of the Company is PKF O’Connor Davies, LLP (“PKF O’Connor Davies”), at its principal offices in New York, New York, and the transfer agent and registrar for the SVS is Odyssey Trust Company, at its principal offices in Calgary, Alberta and Vancouver, British Columbia.

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MATERIAL CONTRACTS

The following are the only material contracts, other than those contracts entered into in the ordinary course of business, which the Company or one of its subsidiaries has entered into within the last financial year or before the last financial year, but which are still in effect and which is required to be filed with Canadian securities regulatory authorities in accordance with Section 12.2 of National Instrument 51-102 – Continuous Disclosure Obligations:

•	the trust indenture dated as of the 15th day of December, 2021, between the Company and Odyssey Trust Corporation, as supplement by the First Supplemental Indenture dated as of the 21st day of September, 2021, providing for the issue of 8.0% senior secured notes of the Company due December 15, 2026, as amended pursuant to a first amendment dated as of the 8th day of February, 2022, as supplemented by the Second Supplemental Indenture dated as of the 8th day of December, 2023 amending certain terms of the indenture in connection with the TSX Listing, as supplemented by the Third Supplemental Indenture dated as of the 17th days of January, 2025 providing for the issue of 10.0% senior secured notes due January 17, 2027, and as supplemented by a Fourth Supplemental Indenture providing for the issue of the 11.5% senior secured notes due February 18, 2029 and amending certain terms of the indenture;

•	the loan agreement dated as of November 6, 2024, between the Company and Needham Bank, establishing a revolving line of credit in an aggregate principal amount of up to $40.0 million, with an option to request up to an additional $20.0 million beginning May 6, 2026, subject to lender discretion, as amended and restated pursuant to the Amended and Restated Loan Agreement dated as of October 10, 2025, which increased the total borrowing capacity to $100.0 million and extended the maturity date to October 10, 2026, and which is secured by first-priority liens on certain senior mortgages, guarantees of the Company’s U.S. subsidiaries and a parent guaranty limited to the Company’s U.S. assets, and contains customary financial covenants, including a post-incurrence debt service coverage ratio and loan-to-value requirements, with proceeds available for general corporate purposes, including working capital, operational expenses;

•	the Protection Agreement; and

•	the Shareholders’ Agreement in respect of Curaleaf, Inc.

Copies of the above material contracts are available on the Company’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov/edgar.

INTEREST OF EXPERTS

No person or company that is named as having prepared or certified a report, valuation, statement or opinion described in, included in or referred to in a filing made by the Company under National Instrument 51-102 – Continuous Disclosure Obligations during, or relating to, the Company’s most recently completed financial year, and whose profession or business gives authority to that report, valuation, statement or opinion, holds any registered or beneficial interest, direct or indirect, in any securities or other property of the Company or any of its associates or affiliates. Further, no such person or company, and no director, officer or employee of any such person or company, is expected to be elected, appointed or employed as a director, officer or employee of the Company or any of its associates or affiliates, and no such person is a promoter of the Company or a promoter of any of its associates or affiliates.

PKF O’Connor Davies has performed the audit in respect of the Consolidated Financial Statements and issued independent auditor’s reports thereon. PKF O’Connor Davies has also confirmed it is independent with respect to the Company in accordance with the ethical requirements that are relevant to its audits of the Consolidated Financial Statements.

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AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of financial and accounting matters. The Audit Committee is responsible for monitoring the Company’s systems and procedures for financial reporting and internal control, reviewing certain public disclosure documents, including the Company’s annual audited consolidated financial statements and unaudited interim consolidated financial statements, and monitoring the performance and independence of the Company’s external auditors. The Audit Committee is responsible for reviewing, with management, the Company’s risk management policies, the timeliness and accuracy of the Company’s regulatory filings and all related party transactions as well as the development of policies and procedures related to such transactions.

The Audit Committee also pre-approves all non-audit services to be provided to the Company or any subsidiary entities by its external auditors or by the external auditors of such subsidiary entities.

The Audit Committee of the Company is comprised of the following three independent directors. The table also indicates whether they are “financially literate” within the meaning of NI 52-110. See the respective biography of each member of the Audit Committee under “Directors and officers of the Company” for a description of the education and experience that are relevant to the performance of their responsibilities as members of the Audit Committee.

Name of Member	Independent(1)	Financially Literate(2)
Shasheen Shah	Yes	Yes
Michelle Bodner	Yes	Yes
Karl Johansson(3)	Yes	Yes

(1)	A member of the Audit Committee is independent if he or she has no direct or indirect “material relationship” with the Company. A material relationship is a relationship which could, in the view of the Board of Directors, reasonably interfere with the exercise of a member’s independent judgment. An executive officer of the Company, such as the President or Secretary, is deemed to have a material relationship with the Company.
(2)	A member of the Audit Committee is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.
(3)	Chair of the Audit Committee.

The Audit Committee operates under a written charter, which is attached hereto as Appendix ‘A’, that sets forth the purpose, composition, authority and responsibility of the Audit Committee. Further, the Audit Committee adopted a whistleblower policy to handle complaints, reports and concerns by any individual regarding actual or potential violations of any applicable law and other suspected wrongdoing, including questionable accounting practices and conduct prohibited under the Company’s policies.

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Independent Auditors’ Fees

Related to the work for the years ended December 31, 2025, and 2024, the Company was billed the following fees by its external auditors:

	Years Ended
($ in thousands)	December 31, 2025	December 31, 2024
Audit Fees - PKF O’Connor Davies, LLP (1)	$2,205	$2,720
Audit Fees - PKF Littlejohn, LLP (1)	336	—
Audit-Related Fees (2)	110	—
Tax Fees (3)	—	—
All Other Fees (4)	—	65
Total	$2,651	$2,785

(1)	“Audit Fees” refers to fees necessary to perform the annual audit or quarterly review of the Company’s consolidated financial statements.
(2)	“Audit-Related Fees” refers to fees for assurance and related services that are reasonably related to the performance of the audit and review of the Company’s financial statements other than those included in “Audit Fees”.
(3)	“Tax Fees” refers to fees for tax compliance, tax advice and tax planning (for example in the context of internal reorganizations or acquisitions)
(4)	“All Other Fees” refers to all fees not included above.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found under the Company’s profile on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov/edgar. Additional information is also provided in the Consolidated Financial Statements and Annual MD&A.

Additional information, including, without limitation, (i) directors’ and officers’ remuneration and indebtedness, (ii) principal holders of the Company’s securities and (iii) securities authorized for issuance under equity compensation plans, is contained in the Company’s management information circular for its annual general meeting of shareholders held on June 13, 2025.

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GLOSSARY OF TERMS

The following terms or acronyms used in this Annual Information Report are defined below:

Term or Acronym	Definition
C$	notates the information is presented in Canadian dollars
$ or US$	notates the information is presented in U.S. dollars
€	notates the information is presented in Euros
1st Change in Terms Agreement	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2025 — Capital Structure — Asset-based revolving credit facility”
280E Position	has the meaning ascribed thereto under “Risk Factors — Tax Risks”
2018 Farm Bill	has the meaning ascribed thereto under “Regulatory Environment: Issuers with U.S. Cannabis-Related Assets — Overview of U.S. Federal Regulatory Framework — Reform of Federal Legislation on Industrial Hemp”
2023	refers to the year ended December 31, 2023
2024	refers to the year ended December 31, 2024
2025	refers to the year ended December 31, 2025
2026 Refinancing	has the meaning ascribed thereto under “General Development of the Business —
ABL Facility	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2025 — Capital Structure — Asset-based revolving credit facility”
ACE	Aqueous Cannabis Extraction
ACH	Automated Clearing House
Adjusted Exchange Consideration	has the meaning ascribed thereto under “Description of the Capital Structure – Exchangeable Shares”
Alternative Exchangeable Security	has the meaning ascribed thereto under “Description of the Capital Structure – Exchangeable Shares”
Amended Needham LOC	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2025 — Capital Structure — Needham Bank”
Annual Information Form	has the meaning ascribed thereto under “Explanatory Notes — Introductory Information”
Annual MD&A	has the meaning ascribed thereto under “Explanatory Notes — Introductory Information”
Articles Amendments	has the meaning ascribed thereto under “Corporate Structure – TSX Listing and U.S. Reorganization”
AI	artificial intelligence
Audit Committee	the audit committee of the Board of Directors
Bank Secrecy Act	has the meaning ascribed thereto under “Regulatory Environment: Issuers with U.S. Cannabis-Related Assets — Overview of U.S. Federal Regulatory Framework — Money Laundering Laws”
Base Shelf Prospectus	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2025 — Capital Structure — Base Shelf Prospectus”
Bloom Lenders	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2025 — Capital Structure — Senior Secured Notes – 2027 ”
Bloom Notes – 2025	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2025 — Capital Structure — Senior Secured Notes – 2027 ”
Board of Directors	the board of directors of the Company
CAOA	has the meaning ascribed thereto under “Regulatory Environment: Issuers with U.S. Cannabis-Related Assets — Overview of U.S. Federal Regulatory Framework — The Controlled Substances Act”
CBD	cannabidiol
CCO	the Company’s Chief Compliance Officer
CDS	CDS Clearing and Depository Services Inc.
CEO and Chairman	the Company’s Chief Executive Officer and Chairman
cGMP	current Good Manufacturing Practices
Change of Control	has the meaning ascribed thereto under “Description of the Capital Structure – Exchangeable Shares”
Class A Voting Stock	has the meaning ascribed thereto under “Corporate Structure – TSX Listing and U.S. Reorganization”
Class B Non-Voting Stock	has the meaning ascribed thereto under “Corporate Structure – TSX Listing and U.S. Reorganization”
Class C Voting Stock	has the meaning ascribed thereto under “Corporate Structure – TSX Listing and U.S. Reorganization”

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Clever Leaves	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2023 — Acquisitions — Clever Leaves”
CLO	Chief Legal Officer
Cole Memorandum	has the meaning ascribed thereto under “Regulatory Environment: Issuers with U.S. Cannabis-Related Assets — Overview of U.S. Federal Regulatory Framework — The Controlled Substances Act”
Common Stock	has the meaning ascribed thereto under “Corporate Structure – TSX Listing and U.S. Reorganization”
Company or Curaleaf	Curaleaf Holdings, Inc., its direct and indirect subsidiaries and financially controlled entities
Compensation Committee	the compensation committee of the Board of Directors
Congress	has the meaning ascribed thereto under “Regulatory Environment: Issuers with U.S. Cannabis-Related Assets — Overview of U.S. Federal Regulatory Framework — The Controlled Substances Act”
Consolidated Financial Statements	has the meaning ascribed thereto under “Explanatory Notes — Introductory Information”
Conversion Amount	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2025 — Capital Structure — Bloom Notes”
CSA	the U.S. Federal Controlled Substances Act (21 U.S.C. § 811)
CSE	the Canadian Securities Exchange
Cura MI	has the meaning ascribed thereto under “Legal Proceedings and Regulatory Actions - Litigation”
Cura MI Guaranty	has the meaning ascribed thereto under “Legal Proceedings and Regulatory Actions - Litigation”
Curaleaf International	has the meaning ascribed thereto under “Corporate Structure – TSX Listing and U.S. Reorganization”
Curaleaf, Inc.	has the meaning ascribed thereto under “Corporate Structure – TSX Listing and U.S. Reorganization”
Curaleaf, Inc Board	the board of directors of the Company
Curaleaf Poland	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2024 — Acquisitions — Curaleaf Poland S.A. (“Curaleaf Poland”)”
Dark Heart	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2024 — Acquisitions — Dark Heart
DEA	the U.S. Drug Enforcement Administration
Delta-9 THC	delta-9 tetrahydrocannabinol
Deseret	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2023 — Acquisitions — Deseret Wellness (“Deseret”)”
DOJ	the U.S. Department of Justice
DTC	Depository Trust Company
EDGAR	means the Electronic Data Gathering, Analysis and Retrieval
EMMAC	European cannabis company acquired by the Company in 2021. EMMAC has since been renamed Curaleaf International Limited
EU	the European Union
EU-GMP	EU - Good Manufacturing Practices
EWB	East West Bank
EWB Note	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2025 — Capital Structure — Asset-based revolving credit facility”
Exchange Act	the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder
Exchangeable Shares	has the meaning ascribed thereto under “Corporate Structure – TSX Listing and U.S. Reorganization”
FASB	Financial Accounting Standards Board
FDA	the U.S. Food and Drug Administration
FDCA	the U.S. Federal Food, Drug, and Cosmetic Act
FinCEN	has the meaning ascribed thereto under “Regulatory Environment: Issuers with U.S. Cannabis-Related Assets — Overview of U.S. Federal Regulatory Framework — The Controlled Substances Act”
FinCEN Guidance	has the meaning ascribed thereto under “Regulatory Environment: Issuers with U.S. Cannabis-Related Assets — Overview of U.S. Federal Regulatory Framework — The Controlled Substances Act”
forward-looking statements	has the meaning ascribed thereto under “Explanatory Notes — Forward-Looking Statements”
GHG	greenhouse gas emissions
GMP	good manufacturing practices
Government	(a) the government of Canada, the U.S. or any other foreign country; (b) the government of any Province, state, county, municipality, city, town, or district of Canada, the U.S. or any other foreign country; and (c) any ministry, agency, department, authority, commission, administration, corporation, bank, court, magistrate, tribunal, arbitrator, instrumentality, or political subdivision of, or within the geographical jurisdiction of, any government described in the foregoing clauses (a) and (b), and for greater certainty, includes the CSE, and the TSX.

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GR Vending MI	has the meaning ascribed thereto under “Legal Proceedings and Regulatory Actions - Litigation”
Half Moon Nursery	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2024 — Acquisitions — Dark Heart”
Hello Farms	has the meaning ascribed thereto under “Legal Proceedings and Regulatory Actions - Litigation”
Hello Farms Supply Contract	has the meaning ascribed thereto under “Legal Proceedings and Regulatory Actions - Litigation”
HHS	the U.S. Secretary of Health and Human Services
ICFR	Internal Controls over Financial Reporting (as defined under Rule 13a-15(f) under the U.S. Exchange Act)
IFRS	International Financial Reporting Standards
Investment	has the meaning ascribed thereto under “Corporate Structure – TSX Listing and U.S. Reorganization”
Investor	has the meaning ascribed thereto under “Corporate Structure – TSX Listing and U.S. Reorganization”
IRS	the U.S. Internal Revenue Service
IT	Information Technology
Michigan Eastern District Court	has the meaning ascribed thereto under “Legal Proceedings and Regulatory Actions - Litigation”
Michigan Entities	has the meaning ascribed thereto under “Legal Proceedings and Regulatory Actions - Litigation”
MJDS	the U.S./Canada Multijurisdictional Disclosure System
Money Laundering Control Act	has the meaning ascribed thereto under “Risk Factors — Anti-Money Laundering Laws and Regulations”
MORE Act	has the meaning ascribed thereto under “Regulatory Environment: Issuers with U.S. Cannabis-Related Assets — Overview of U.S. Federal Regulatory Framework — The Controlled Substances Act”
MSA	Management Service Agreement
MSO	has the meaning ascribed thereto under “Business of the Company — competitive landscape”
MVS	the multiple voting shares in the capital of the Company
Needham Loan Agreement	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2024 — Capital Structure”
Needham LOC	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2025 — Capital Structure — Needham Bank”
NGC	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2024 — Acquisitions — Northern Green Canada Inc. (“NGC”)”
NGC Note	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2025 — Capital Structure — Tangela Holdings, LTD”
NHS	the U.K. National Health Service
NI 52-110	National Instrument 52-110 — Audit Committees
Note Exchange	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2025 — Capital Structure — Senior Secured Notes – 2027 ”
Note Indenture	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2025 — Capital Structure — Senior Secured Notes – 2026”
NPRM	has the meaning ascribed thereto under “Regulatory Environment: Issuers with U.S. Cannabis-Related Assets — Overview of U.S. Federal Regulatory Framework — The Controlled Substances Act”
NYSE	New York Stock Exchange
Options	has the meaning ascribed thereto under “Description of the Capital Structure — Options, RSUs & PSUs”
OTC	Over-the-Counter trading and markets
OTCQX	the OTCQX® Best Market, an over-the-counter stock exchange, by OTC Markets Group
person	any corporation, partnership, limited liability company or partnership, joint venture, trust, unincorporated association or organization, business, enterprise or other entity; any individual; and any Government
PKF O’Connor Davies	has the meaning ascribed thereto under “Independent Auditors, Transfer Agent and Registrar”
Plan	has the meaning ascribed thereto under “Description of the Capital Structure — Stock and Incentive Plan”
POCA 2002	has the meaning ascribed thereto under “Risk Factors — General Business Risks — Changes in applicable legislation (including POCA 2002)”
Proceeds of Crime (Money Laundering) and Terrorist Financing Act	Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada)
Protection Agreement	has the meaning ascribed thereto under “Corporate Structure – TSX Listing and U.S. Reorganization”
PSUs	has the meaning ascribed thereto under “Description of the Capital Structure — Options, RSUs & PSUs”
R&D	Research and Development

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Registration Statement	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2025 — Capital Structure — Base Shelf Prospectus”
Reorganization	has the meaning ascribed thereto under “Corporate Structure – TSX Listing and U.S. Reorganization”
Rescheduling	has the meaning ascribed thereto under “Regulatory Environment: Issuers with U.S. Cannabis-Related Assets — Overview of U.S. Federal Regulatory Framework — The Controlled Substances Act”
Research Expansion Act	has the meaning ascribed thereto under “Regulatory Environment: Issuers with U.S. Cannabis-Related Assets — Overview of U.S. Federal Regulatory Framework — The Controlled Substances Act”
Restructured Bloom Note	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2025 — Capital Structure — Bloom Notes”
Rohrabacher-Farr Amendment	has the meaning ascribed thereto under “Regulatory Environment: Issuers with U.S. Cannabis-Related Assets — Overview of U.S. Federal Regulatory Framework — The Controlled Substances Act”
RSUs	has the meaning ascribed thereto under “Description of the Capital Structure — Options, RSUs & PSUs”
SAFER Banking Act	has the meaning ascribed thereto under “Regulatory Environment: Issuers with U.S. Cannabis-Related Assets — Overview of U.S. Federal Regulatory Framework — The Controlled Substances Act”
SEC	the U.S. Securities and Exchange Commission
SEDAR+	Means the System for Electronic Document Analysis and Retrieval+
Senior Secured Notes - 2026	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2025 — Capital Structure — Senior Secured Notes – 2026”
Senior Secured Notes - 2027	has the meaning ascribed thereto under “General Development of the Business — Three Year History — 2025 — Capital Structure — Senior Secured Notes – 2027”
Senior Secured Notes - 2029	has the meaning ascribed thereto under “General Development of the Business — Recent Developments — Capital Structure — Senior Secured Notes – 2029”
Shareholders	the shareholders of Curaleaf Holdings, Inc
Shareholders’ Agreement	has the meaning ascribed thereto under “Corporate Structure – TSX Listing and U.S. Reorganization”
SOX	the Sarbanes-Oxley Act of 2002
Staff Notice 51-352	the Canadian Securities Administrators Staff Notice 51-352 (Revised) dated February 8, 2018 – Issuers with U.S. Marijuana-Related Activities
state	a state of the U.S., as the context requires
Subscription Agreement	has the meaning ascribed thereto under “Corporate Structure – TSX Listing and U.S. Reorganization”
subsidiary	with respect to a specified corporation, any corporation of which more than fifty per cent (50%) of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified corporation, and shall include any corporation in like relation to a subsidiary
SVS	the subordinate voting shares in the capital of the Company
S&P	Standard & Poor
THC	tetrahydrocannabinol
TSX	the Toronto Stock Exchange
TSX Listing	has the meaning ascribed thereto under “Corporate Structure – TSX Listing and U.S. Reorganization”
TSX Requirements	has the meaning ascribed thereto under “Regulatory Environment: Issuers with U.S. Cannabis-Related Assets — Overview of U.S. Federal Regulatory Framework — Heightened Scrutiny by Regulatory Authorities”
U.K.	the United Kingdom
U.S.	the United States of America, its territories and possessions, any state of the United States and the District of Columbia
U.S. Exchange Act	the U.S. Securities Exchange Act of 1934, as amended
U.S. GAAP	U.S. Generally Accepted Accounting Principles
U.S. PATRIOT Act	has the meaning ascribed thereto under “Risk Factors — Anti-Money Laundering Laws and Regulations”
U.S. Securities Act	the U.S. Securities Act of 1933, as amended
USDA	U.S. Department of Agriculture
USPTO	the United States Patent and Trademark Office

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APPENDIX A

MANDATE OF THE AUDIT COMMITTEE OF CURALEAF HOLDINGS, INC.

CURALEAF HOLDINGS, INC.

AUDIT COMMITTEE CHARTER

1.	PURPOSE

The Audit Committee (the “Committee”) shall be established by resolution of the Board of Directors (the “Board”) of Curaleaf Holdings, Inc., a corporation existing under the laws of British Columbia (the “Company”).

The Committee is responsible for:

a)	Assisting the Board in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices and legal and regulatory compliance, including, among other things:

•	Monitoring the quality and integrity of the Company’s financial statements, corporate accounting and financial reporting processes and financial information that will be provided to shareholders and others;

•	Reviewing the Company’s compliance with certain legal and regulatory requirements;

•	Evaluating the independent auditors’ qualifications and independence;

•	Overseeing management’s design, implementation and effective conduct of internal controls over financial reporting and disclosure controls and procedures; and

•	Monitoring the performance of the Company’s internal audit function and the Company’s independent auditors as well as any other public accounting firm engaged to perform other audit, review or attest services.

b)	Providing an open avenue of communication among the independent auditors, financial advisors and senior management and the Board.

c)	Annually evaluating the performance of the Committee.

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While the Committee has the duties and responsibilities set forth in this Charter, the role of the Committee is oversight. The Committee is not responsible for planning or conducting the audit or determining whether the Company’s financial statements are complete and accurate and in accordance with applicable accounting rules. Such activities are the responsibility of the Company’s independent auditors and management. The Committee has direct responsibility for the appointment, compensation, oversight and replacement, if necessary, of the independent auditors, including the resolution of disagreements between management and the independent auditors regarding financial reporting, and any other registered public accounting firm with respect to which the Committee is required to have such responsibility.

The Committee and each of its members shall be entitled to rely on:

a.	The integrity of those persons and organizations within and outside of the Company from which it receives information;

b.	The accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board); and

c.	Representations made by management as to any audit and non-audit services provided by the independent auditors to the Company.

2.	COMPOSITION AND QUALIFICATIONS

The Committee shall be appointed by the Board and shall be comprised of at least three Directors (as determined from time to time by the Board), one of whom shall be appointed by the Board as Chairman of the Committee. If a Chairman is not so appointed, the members of the Committee may elect a Chairman by majority vote. Committee members may be removed by the Board in its discretion.

Each member of the Committee shall be “independent” as contemplated by applicable Canadian laws and regulations, such as the rules of the Canadian Securities Administrators and National Instrument 52-110 Audit Committees and including the listing requirements of the Toronto Stock Exchange (collectively, the “Canadian Corporate Governance Standards”).

Each member of the Committee must be “financially literate” as contemplated by Canadian Corporate Governance Standards.

A Committee member invited to sit on another public company’s audit committee must notify the Board. If a Committee member or proposed Committee member simultaneously serves on the audit committees of two other public companies, the Board must determine whether or not such simultaneous service would impair the ability of such member to effectively serve on the Committee.

No member of the Committee shall receive from the Company or any of its affiliates any compensation other than the fees to which he or she is entitled as a Director of the Company or a member of a committee of the Board. Such fees may be paid in cash and/or shares, options or other in-kind consideration ordinarily available to Directors. Prohibited compensation includes fees paid, directly or indirectly, for services as a consultant or as legal or financial advisor, regardless of the amount.

3.	MEETINGS

The Committee shall meet as frequently as the Chairman of the Committee deems appropriate subject to the provisions of this Charter. The Committee may meet with the independent auditors, internal auditors, and management separately, to the extent the Committee deems necessary and appropriate.

A.	Frequency

The Committee shall hold regularly scheduled meetings at least quarterly and such special meetings as circumstances dictate. The Chair of the Committee, any member of the Committee, the independent auditors, the Chairman of the Board, the Chief Executive Officer (“CEO”) or the Chief Financial Officer (“CFO”) may call a meeting of the Committee by notifying the Company’s Corporate secretary, who will notify the members of the Committee.

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B.	Agenda and Notice

The Chairman of the Committee shall establish the meeting dates and the meeting agenda. The Chairman of the Committee or the Company Secretary shall send proper notice of each Committee meeting and information concerning the business to be conducted at the meeting, to the extent practical, to each member prior to each meeting.

Any written material provided to the Committee shall be appropriately balanced (i.e. relevant and concise) and shall be distributed in advance of the respective meeting with sufficient time to allow Committee members to review and understand the information.

C.	Holding and Recording Meetings

Committee meetings may be held in person or telephonically. The Committee shall keep written minutes of its meetings and submit such minutes to the Board.

D.	Quorum

A majority of the members of the Committee shall constitute a quorum.

E.	Executive Sessions

The Committee will meet periodically (not less than annually) in separate executive sessions with each of the Chief Financial Officer or any other executive officer, the principal accounting officer and/or the senior internal auditing executive (or any other personnel responsible for the internal audit function), and the independent auditors.

4.	COMPENSATION

The compensation of Committee members shall be determined by the Board.

5.	RESPONSIBILITIES OF THE COMMITTEE

A.	System of Financial Controls

The Committee shall oversee the process by which management shall design, implement, amend, maintain, and enforce a comprehensive system of financial controls (including the right internal and external people and resources, policies, processes and enforcement) aimed at ensuring the integrity and compliance of the Company’s books and records with generally accepted accounting principles in the U.S. (“GAAP”), and sound business practices, as well as protecting the value of the Company’s assets and safeguarding the credibility of its brand, employees, management team, Board, and shareholders.

The system of financial controls will embody the adoption of best practices in financial controls and foster honesty, integrity, accuracy, and transparency in all aspects of the Company. Best practices include but are not limited to: setting the right tone at the top; active review of business performance by executive management, with regular reporting to and oversight by the Board; an accurate, stable and reliable general ledger; a robust internal audit function; unambiguous compliance with GAAP; and full transparency and ongoing dialogue with the Board, management and external auditors. Such system shall also incorporate the principles contained within the Code of Business Conduct and Ethics for the Chief Executive Officer and Chief Financial Officer as adopted by the Board.

B.	Annual Audit Review

The Committee shall review and discuss the annual audited financial statements including the independent auditors’ audit and audit report thereon, and the annual Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company with management and the independent auditors. In connection with such review, the Committee will:

•	Review the scope of the audit, the audit plan and the audit procedures utilized.

•	Review with the independent auditors any audit problems or difficulties encountered during their audit, including any change in the scope of the planned audit, any restrictions placed on the scope of the audit or access to requested information, and any significant disagreements with management, and management’s response to such problems or difficulties.

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•	Resolve any differences in financial reporting between management and the independent auditors.

•	Review with management, internal auditors, and the independent auditors, the adequacy of the Company’s internal controls, including information systems controls and security and bookkeeping controls and any significant findings and recommendations with respect to such controls.

•	Review reports required to be submitted by the independent auditors concerning:

•	All critical accounting policies and practices used in the preparation of the Company’s financial statements.

•	All alternative treatments of financial information within GAAP that have been discussed with management, ramifications of such alternatives, and the accounting treatment preferred by the independent auditors.

•	Any other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•	Review and discuss the integrity of the annual audited Company financial statements and quarterly financial statements with management and the independent auditors, including the notes thereto and all matters required by applicable auditing standards, and the written disclosures required by applicable auditing standards regarding the independent auditors’ independence.

•	Review and discuss:

◦	Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

◦	Analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analysis of the effects of alternative GAAP methods on the financial statements and the effects of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

•	Inquire about and review with management and the independent auditors any significant risks or exposures faced by the Company and discuss with management the steps taken to minimize such risk or exposure. Such risks and exposures include, but are not limited to, threatened and pending litigation, claims against the Company, tax matters, regulatory compliance and correspondence from regulatory authorities, and environmental exposure.

•	Discuss policies and procedures concerning earnings press releases and review the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma” and “adjusted” or other non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

C.	Quarterly Reviews

Review and discuss the quarterly financial statements and the quarterly Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company with management and the internal auditors, and the independent auditors, together with the independent auditors’ review thereof pursuant to professional standards and procedures for conducting such reviews, as established by GAAP and applicable securities laws. In connection with the quarterly reviews, the Committee shall inquire about and review with management and the independent auditors any significant risks or exposures faced by the Company and discuss with management the steps taken to minimize such risk or exposure.

D.	Other Financial Information

Review and discuss with management, where appropriate, financial information contained in any prospectuses, annual information forms, annual reports to shareholders, management proxy circulars, material change disclosure of a financial nature and similar disclosure and other documents prior to the filing or public disclosure of such documents or information.

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E.	Oversight of Independent Auditors

The Company’s independent auditors shall report directly to and are ultimately accountable to the Committee. In connection with its oversight of the performance and independence of the independent auditors, the Committee will:

•	Have the sole authority and direct responsibility to appoint, retain, compensate, oversee and replace (subject to shareholder approval, if deemed advisable by the Board or if required under applicable law) the independent auditors.

•	Have authority to approve the engagement letter and all audit, audit-related, tax and other permissible non-audit services proposed to be performed by the independent auditors and the related fees for such services in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

•	Obtain confirmation and assurance as to the independent auditors’ independence, including ensuring that they submit on a periodic basis (not less than annually) to the Committee a formal written statement delineating all relationships between the independent auditors and the Company. The Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and shall take appropriate action in response to the independent auditors’ report to satisfy itself of their independence.

•	At least annually, obtain and review a report by the independent auditors describing the firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	Meet with the independent auditors prior to the annual audit to discuss planning and staffing of the audit.

•	Review and evaluate the performance of the independent auditors, as the basis for a decision to reappoint or replace the independent auditors.

•	Set clear hiring policies for employees or former employees of the independent auditors, including but not limited to, as required by all applicable laws and listing rules.

•	Consider whether rotation of the independent auditors is required to ensure independence.

F.	Oversight of Internal Audit

In connection with its oversight responsibilities, the Committee shall have authority over and direct responsibility for the internal audit function at the Company at all times. In the Committee’s discretion, the internal audit function may be outsourced to a third-party vendor, provided that such vendor follows the standards and guidelines established by the Committee. The head of the internal audit function (or the third-party vendor providing internal audit function support, if applicable) will report directly to the Committee or its designee. The head of the internal audit function or the relationship manager of the vendor providing internal audit function support, as applicable, shall report at least annually to the Committee regarding the internal audit function’s organizational structure and personnel.

In overseeing internal audit, the Committee will:

•	Review the appointment or replacement of the senior internal auditing executive, if any, or, if outsourced, the third-party vendor providing internal audit services.

•	Review, in consultation with management, the independent auditors and the senior internal auditing executive, if any, the plan and scope of internal audit activities.

•	Review internal audit activities, budget and staffing.

•	Review significant reports to management prepared by the internal auditing department and management’s responses to such reports.

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G.	Disclosure Controls & Procedures (“DC&P”) and Internal Controls over Financial Reporting (“ICFR”)

•	Monitor and review the Company’s Disclosure, on an annual basis.

•	Receive and review the quarterly report of the Disclosure and Policy Compliance Committee on its activities for the quarter.

•	On a quarterly basis, review management’s assessment of the design adequacy and effectiveness of the Company’s DC&P and ICFR including any significant control deficiencies identified and the related remediation plans.

•	Review management’s assessment of the operating effectiveness of the Company’s DC&P (quarterly) and ICFR (annually) including any significant control deficiencies identified and the related remediation plans.

•	Review and discuss any fraud or alleged fraud involving management or other employees who have a role in Company’s ICFR and the related corrective and disciplinary actions to be taken.

•	Discuss with management any significant changes in the ICFR that are disclosed, or considered for disclosure on a quarterly basis.

•	Review and discuss with the CEO and the CFO the procedures undertaken in connection with the CEO and CFO certifications for the annual and interim filings with the securities commissions.

•	Review the Company’s compliance with applicable legal and regulatory requirements relating to ICFR.

•	Review, monitor, report, and, where appropriate, provide recommendations to the Board on the Company’s DC&P.

H.	Risk Assessment and Risk Management

The Committee shall discuss the Company’s major business, operational, and financial risk exposures and the guidelines, policies and practices regarding risk assessment and risk management, including derivative policies, insurance programs and steps management has taken to monitor and control major business, operational and financial risks.

I.	Ethical Standards

The Committee shall establish, maintain and oversee the Company’s Code of Business Conduct and Ethics (the “Code”), including dealing with issues that may arise under the Code related to executive officers and Directors of the Company. The Committee shall be responsible for reviewing and evaluating the Code periodically and will recommend any necessary or appropriate changes thereto to the Board for consideration. The Committee shall also assist the Board with the monitoring of compliance with the Code and consider any waivers of the Code (other than waivers applicable to the Directors or executive officers, which shall be subject to review by the Board as a whole).

J.	Related Party Transactions

The Committee shall review and approve related-party transactions or recommend related-party transactions for review by independent members of the Board. In discharging such duties, the Committee shall comply with the procedures set out in the Related Party Transactions Policy in effect from time to time.

To the extent any member of the Committee is a party to a related-party transaction, such Committee member shall recuse itself from the deliberations and approval process of such related-party transaction.

K.	Submission of Complaints

The Committee shall establish procedures for (a) receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, (b) the confidential, anonymous submission by Directors, officers, employees, consultants and contractors of the Company of concerns regarding questionable accounting or auditing matters and (c) the investigation of such matters with appropriate follow-up actions.

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L.	Legal Compliance

On at least an annual basis, the Committee shall review with the Company’s legal counsel and management, all legal and regulatory matters and litigation, claims or contingencies, including tax assessments, license or concession defaults or notifications, health and safety violations or environmental issues, that could have a material effect upon the financial position of the Company, and the manner in which these matters may be, or have been, disclosed in the financial statements.

M.	Regulatory Developments

The Committee shall monitor and provide reports to the Board with respect to developments in accounting rules and practices, income tax laws and regulations, and other regulatory requirements that affect matters within the scope of the Committee’s authority and responsibilities.

N.	Other Responsibilities

The Committee shall perform such other duties as may be required by law or requested by the Board or deemed appropriate by the Committee. The Committee shall discharge its responsibilities, and shall assess the information provided to the Committee, in accordance with its business judgment. The Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate.

6.	COMMITTEE ADMINISTRATIVE MATTERS

A.	Independent Advisors

The Committee shall have authority to engage, provide appropriate funding for and cause the Company to pay the compensation to obtain advice and assistance from outside legal, accounting or other advisors to carry out its responsibilities.

B.	Funding

The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors or any other registered public accounting firm engaged for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company; to any other advisors engaged by the Committee; and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

C.	Access to Records and Personnel

The Committee shall have full access to any relevant records of the Company that it deems necessary to carry out its responsibilities. The Committee may request that any officer or other employee of the Company or any advisor to the Company meet with members of the Committee or its advisors, as it deems necessary to carry out its responsibilities.

D.	Reports to Board of Directors

The Committee shall report regularly to the Board with respect to Committee activities and its conclusions with respect to the independent auditors, with recommendations to the Board as the Committee deems appropriate.

E.	Annual Meeting Planner

Prior to the beginning of a fiscal year, the Committee shall submit an annual planner for the meetings to be held during the upcoming fiscal year, for review and approval by the Board to ensure compliance with the requirements of the Committee’s Charter.

F.	Education and Orientation

Members of the Committee shall be provided with appropriate and timely training to enhance their understanding of auditing, accounting, regulatory and industry issues applicable to the Company.

New Committee members shall be provided with an orientation program to educate them on the Company’s business, their responsibilities and the Company’s financial reporting and accounting practices.

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G.	Review of this Charter

The Committee shall review and reassess annually the adequacy of this Committee Charter and recommend any proposed changes to the Board.

H.	Evaluation of Committee

The Committee is responsible for developing and conducting an annual self-assessment of its performance. The Committee shall report to the full Board on the results of its assessment each year and shall make any appropriate recommendations to further enhance the Committee’s performance.

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